As filed with the U.S. Securities and Exchange Commission on May 11, 2026.

Registration No. 333-269366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 10

to

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Next Bridge Hydrocarbons, Inc.

(Exact name of registrant as specified in its Charter)

Nevada	1311	87-2538731
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 500 W. Texas Avenue, Suite 890 Midland TX 79701 (432) 684-0018	(I.R.S. Employer Identification No.)

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Gregory McCabe

Chairman and Chief Executive Officer

500 W. Texas Avenue, Suite 890

Midland TX 9701

(432) 684-0018

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jack E. Jacobsen Jason A. Schumacher O’Melveny & Myers LLP 2801 N. Harwood Street, Suite 1600 Dallas, TX 75201 214-647-9270	Mike Hedge Jason Dreibelbis K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, California 92614 949-253-0900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated Filer	☒	Smaller reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2026

Prospectus

Next Bridge Hydrocarbons, Inc.

40,000,000 Shares of Common Stock

We are offering, on a reasonable best efforts basis, directly to selected accredited investors up to 40,000,000 shares of common stock, $0.0001 par value per share. We have engaged Roth Capital Partners to act as our placement agent in connection with this offering (the “placement agent”). The placement agent may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The placement agent will have no obligation to buy any of the shares of common stock from us or to arrange for the purchase or sale of any specific number of shares or dollar amount of the shares of common stock. There are no arrangements to place the funds raised in this offering in an escrow, trust or similar account. We have agreed to pay the placement agent a cash fee equal to 5% of the gross proceeds from the sale of the shares of common stock sold in this offering. We have also agreed to reimburse the placement agent for its reasonable out-of-pocket expenses up to $150,000. The proceeds to us before expenses are expected to be up to $600,000,000. We estimate the total expenses of this offering, excluding the placement agent fees and expenses, will be approximately $75,000. All costs associated with the registration will be borne by us. Because there is no minimum offering amount required as a condition to closing of this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total offering amount set forth above. See “Plan of Distribution” beginning on page 59 of this prospectus for more information on this offering and the placement agent arrangements.

Our common stock is not publicly traded and is not eligible for electronic transfer through the Depository Trust Company book-entry system or any other established clearing corporation. There is no established trading market for the shares of common stock and we do not expect a market to develop. We do not intend to apply for the listing of our shares of common stock on any national securities exchange or other trading market.

Investing in our common stock is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Offering price	$15.00	$600,000,000
Placement agent fees(1)	$0.75	$30,000,000
Proceeds, before expenses, to us	$14.25	$570,000,000

(1)	In addition, we may be required to reimburse the placement agent for certain offering-related expenses. See the section of this prospectus entitled “Plan of Distribution” on page 59 for a description of the compensation payable to the placement agent.

Roth Capital Partners

The date of this Prospectus is May    , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 filed with the SEC for the delayed or continuous offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). You should rely only on the information that we have provided or incorporated by reference in this prospectus, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. These forward-looking statements may be identified by their use of terms such as “anticipate,” “assume,” “believe,” “budget,” “can,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “pending,” “plan,” “potential,” “projected,” “will,” and similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts included in this report are forward-looking statements. Forward-looking statements appear throughout this report, and include statements about such matters as:

●	amount and timing of future production of oil and natural gas;

●	amount, nature and timing of capital expenditures;

●	the number of anticipated wells to be drilled after the date hereof;

●	the availability of exploration and development opportunities;

●	our financial or operating results;

●	our cash flow and anticipated liquidity;

●	operating costs including lease operating expenses, administrative costs and other expenses;

●	finding and development costs;

●	our business strategy;

●	other plans and objectives for future operations; and

●	the other risks and uncertainties detailed in the section titled “Risk Factors.”

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason. They can be affected by a number of factors, including, among others:

●	the volatility of prices and supply of, and demand for, oil and natural gas;

●	the timing and success of our drilling activities;

●	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

●	our ability to successfully identify, execute or effectively integrate future acquisitions;

●	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

●	our ability to effectively market our oil and natural gas;

●	the availability of rigs, equipment, supplies and personnel;

●	our ability to discover or acquire additional reserves;

●	our ability to satisfy future capital requirements;

●	changes in regulatory requirements;

●	general economic conditions, status of the financial markets and competitive conditions;

●	our ability to retain key members of our senior management and key employees; and

●	our ability to renew oil and gas leases before they expire.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus except to the extent required by law.

DEFINITIONS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this prospectus. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel. All references to “us,” “our,” “we,” “NBH,” the “Company,” or “Next Bridge” mean Next Bridge Hydrocarbons, Inc. and where applicable, its consolidated subsidiaries.

“Bbl” means a barrel of U.S. 42 gallons of oil.

“BOE” means one barrel of oil equivalent.

“Completion” means the installation of permanent equipment for the production of oil or gas.

“Condensate” means natural gas in liquid form produced in connection with natural gas wells.

“Exploratory well” means a well drilled to find a new field or to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

“MBbls” means one thousand barrels of oil.

“Mcf” means one thousand cubic feet of natural gas.

“Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

“NGL” refers to natural gas liquids, which is composed exclusively of carbon and hydrogen.

“Oil” means crude oil or condensate.

“Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

“Proved developed non-producing” means reserves (i) expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain or (ii) currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production of offsetting wells.

“Proved developed producing” means reserves expected to be recovered from currently producing zones under continuation of present operating methods. This category includes recently completed shut-in gas wells scheduled for connection to a pipeline in the near future.

“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment or operating methods.

“Proved reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided by contractual arrangements.

“Proved undeveloped reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling locations offsetting productive wells that are reasonably certain of production when drilled or where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“Recompletion” means the completion for production of an existing well bore in another formation from which the well has been previously completed.

“Royalty” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“SEC” means the United States Securities and Exchange Commission.

“Working interest” means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner’s royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and may not contain all of the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the offering, you should read this prospectus in its entirety, including the information presented under the section titled “Risk Factors” and the consolidated financial statements and related notes, and the documents to which you are referred. See “Where You Can Find More Information.” Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “Next Bridge,”“NBH,” “we,” “us” or “our” refer to Next Bridge Hydrocarbons, Inc. and where applicable, its consolidated subsidiaries, including Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, Hudspeth Operating, LLC, a Texas limited liability company, Torchlight Energy, Inc., a Nevada corporation, Wolfbone Investments, LLC, a Texas limited liability company and Wildcat Panther LLC, Wildcat Valentine LLC, Wildcat Cowboy LLC, and Wildcat Packer LLC, all Texas limited liability companies.

The Company

We were incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed our name to Next Bridge Hydrocarbons, Inc. pursuant to our Amended and Restated Articles of Incorporation filed on June 30, 2022.

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus was previously the development of interests in an oil and gas project we held in the Orogrande Basin in West Texas in Hudspeth County, Texas . The Orogrande leases expired as of December 31, 2024.

In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), two minor well interests in Oklahoma, and holds undeveloped oil and gas leases in LaFourche Parish and Acadia Parish, Louisiana.

We operate our business through nine wholly owned subsidiaries, Torchlight Energy, Inc., a Nevada corporation, Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Operating, LLC, a Texas limited liability company, Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), and Wildcat Panther LLC, Wildcat Valentine LLC, Wildcat Cowboy LLC, and Wildcat Packer LLC, all Texas limited liability companies. In addition, we may consider strategic options, including partnering with, or the possible sale of any or all of our assets to, third parties. We currently have no employees. We employ consultants for various roles as needed.

As of March 31, 2026, we had interests in three oil and gas projects; the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, the Hunton wells in partnership with Kodiak in Central Oklahoma. (the “Oklahoma Properties”) and the Wildcat Projects in Louisiana. See the description under “Current Projects” below and under Note 4, “Oil & Natural Gas Properties,” of the financial statements included with this prospectus for information and disclosure regarding these projects, which description is incorporated herein by reference.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public reporting companies that are not emerging growth companies. These provisions include:

●	Being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	An exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (“SOX”);

●	Reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	Exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We would cease to be an emerging growth company on the earliest of (i) the first fiscal year after our annual gross revenues are $1.235 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates is $700 million or more as of the end of the second quarter of that fiscal year.

The JOBS Act additionally permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public reporting companies. We have elected to avail ourselves of the extended transition period. During the extended transition period, it may be difficult to compare our financial results with the financial results of a public reporting company that complies with accounting.

Smaller Reporting Company

We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; if annual revenue is less than $100 million, may be exempt from the provisions of Section 404(b) of SOX requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Market Opportunity

The market for oil and natural gas that we may produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production, if any, is expected to be sold at prices tied to the spot oil markets. Our natural gas production, if any, is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We will rely on our operating partners to market and sell our production, if any.

Regulatory Framework

Our oil and natural gas development operations are subject to stringent and complex federal, state, tribal, regional and local environmental, health and safety laws and regulations governing, among other factors, worker safety and health, the discharge and disposal of substances into the environment, and the protection of the environment and natural resources. Numerous governmental entities, including the Environmental Protection Agency (“EPA”) and analogous state and local agencies, (and, under certain laws, private individuals) have the power to enforce compliance with these laws and regulations and any permits issued under them. These laws and regulations may, among other things: (i) require permits to conduct exploration, drilling, water withdrawal, wastewater disposal and other production related activities; (ii) govern the types, quantities and concentrations of substances, including emissions of CO2, methane and certain other greenhouse gases (“GHG”), that may be disposed or released into the environment or injected into formations in connection with drilling or production activities, and the manner of any such disposal, release, or injection; (iii) limit or prohibit construction or drilling activities or require formal mitigation measures in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; (iv) require investigatory and remedial actions to mitigate pollution conditions arising from the Company’s operations or attributable to former operations; (v) impose safety and health restrictions designed to protect employees and others from exposure to hazardous or dangerous substances; and (vi) impose obligations to reclaim and abandon well sites and pits.

Certain existing environmental and occupational safety and health laws and regulations to which our business operations are subject include the Clean Air Act, as amended (the “CAA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the federal Resource Conservation and Recovery Act (“RCRA”), Federal Water Pollution Control Act of 1972 as amended by the Oil Pollution Act of 1990, EPA rules to reduce methane emissions from new, modified or reconstructed sources in the oil and natural gas sector, including implementation of a leak detection and repair (“LDAR”) program under the CAA’s New Source Performance Standards in 40 C.F.R. Part 60, Subpart OOOOa (“Quad Oa”), the federal Occupational Safety and Health Act (“OSHA”) and other state equivalent laws and regulations. For further discussion of the risks to our results of operations arising out of our environmental regulatory compliance, see “Risks Relating to Our Business,” including the following risk factors: “—Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict,” “—Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays,” and “— regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.”

Corporate Information

Our executive office is located at 500 W. Texas Avenue, Suite 890, Midland TX 79701, and our telephone number is (432) 684-0018. We have filed annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The public can obtain any documents that we file with the SEC at www.sec.gov. We also make such information and documents available free of charge on our website (nextbridgehydrocarbons.com) as soon as reasonably practicable after we file such material with, or furnish it to, the SEC. Information contained on or accessible through our website shall not be deemed a part of this prospectus and shall not be incorporated by reference herein.

The Offering

The following is a brief summary of some of the terms of this offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus.

Number of shares outstanding before the offering	264,637,564 shares of common stock.

Number of shares outstanding after the offering if all the shares are sold	304,637,564 shares of common stock.

Purchase price	The purchase price of each share of common stock is $15.00.

Proceeds to Us	$600,000,000, based on the maximum 40,000,000 shares being sold. There is no assurance that we will be successful in selling this entire amount. Furthermore, there is no minimum amount of shares that may be sold under this offering, and we have no intention to return funds raised to investors should we sell lesser amounts than the maximum, even if the amounts raised are not sufficient to fully undertake our plan as identified in this prospectus.

Use of proceeds	We expect to use the proceeds from the offering to repay certain outstanding indebtedness provide funding for the repurchase of the outstanding shares of our Series A Preferred Stock and fund our drilling and exploration activities, as well as for general corporate purposes, which include funding working capital and operating expenses. See “Use of Proceeds.”

Market for our common stock	Our common stock is not listed for trading on any stock exchange or market. The shares of common stock will not be eligible for electronic transfer through the Depository Trust Company or any other established clearing corporation. Accordingly, there currently is no public trading market for the common stock and there is no current expectation for a public market to develop.

Risk factors	See the “Risk Factors” section contained in this prospectus and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 264,637,564 shares outstanding as of April 30, 2026.

RISK FACTORS

You should carefully consider all of the information in this prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the offering and the ownership of our common stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the value of our common stock could be materially adversely affected.

Risks Related to this Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price of $15.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $13.34 per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you invest in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. You will incur dilution upon exercise of any outstanding stock options or upon the issuance of shares of common stock under our stock incentive programs. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

There is no public market for our common stock being offered in this offering.

There is no established public trading market for the shares of common stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list our common stock on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of your shares will be limited.

Risks Relating to Our Business

We have a limited operating history relative to larger companies in our industry and may not be successful in developing profitable business operations.

We have a limited operating history relative to larger companies in our industry. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industry. As of the date of this prospectus, we have generated limited revenues and have limited assets. We have an insufficient history at this time on which to base an assumption that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

●	our ability to raise adequate working capital;

●	the success of our development and exploration;

●	the demand for oil and natural gas;

●	the level of our competition;

●	our ability to attract and maintain key management and employees; and

●	our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable oil or natural gas in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts or obtain required regulatory approvals. There is a possibility that some, or all, of the wells in which we obtain interests may never produce oil or natural gas.

We have limited capital and will need to raise additional capital in the immediate future.

We continue to require additional capital to maintain operations and to expand our exploration and development programs. We may be unable to obtain additional capital when required or on favorable terms. Future acquisitions, exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing, or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and natural gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us, if any) and the departure of key employees. Further, if oil or natural gas prices on the commodities markets decline, our future revenues, if any, will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), third parties may be reluctant to provide the services we need in order to operate and we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

We may not achieve or maintain profitable operations, and therefore, may not be able to continue as a going concern.

The Company has a history of net losses from operations and negative cash flow from operating activities. We will need to raise additional working capital to continue our normal and planned operations. We will also need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. During the three months ended March 31, 2026, we incurred a net loss of $1,416,582 and decreased cash of $648,918 for operating activities for the three months ended March 31, 2026. At March 31, 2026, we had an accumulated deficit of $171,525,593 and had a working capital deficit of $63,256,277 compared with a working capital deficit of $52,573,071 as of the same period in 2025. These factors raise doubt regarding our ability to continue as a going concern. Because we have incurred significant net losses, our auditors have issued a “going concern” audit qualification. A “going concern” qualification indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

Our failure to maintain an effective system of internal control over financial reporting could adversely affect our ability to present accurately our financial statements and could materially and adversely affect us, including our business, reputation, results of operations, financial condition or liquidity.

Our independent registered public accounting firm identified material weaknesses in our internal controls over financial reporting in connection with the preparation of our financial statements and audit as of and for the year ended December 31, 2025, which relate to a deficiency in the design and operation of our financial accounting and reporting controls. Specifically, the material weaknesses resulted from (i) a lack of segregation of duties within the financial accounting and reporting processes due to limited personnel and (ii) a lack of a formalized and complete set of policy and procedure documentation evidencing its system of internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Certain of these weaknesses may not be uncommon in a company of our size due to personnel and financial limitations.

There can be no assurance that our financing strategy or strategic alternatives will result in a transaction satisfactory to holders of our common stock.

We may consider various strategic alternatives, including partnering with third parties, a potential sale of some or all of our assets, a merger transaction, and potential financing alternatives. Even if a partnering transaction, sale, merger or financing transaction were to be consummated, it may not return any value to holders of our common stock. Regardless of whether we execute a partnership, sale, merger or financing transaction, the adverse pressures negatively impacting our business that we have been or are currently experiencing may continue or intensify, including the risk that we may not be able to continue as a going concern.

We are mainly concentrated in one geographic area, which increases our exposure to many of the risks enumerated herein.

Operating in a concentrated area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, we have greater exposure to regulatory actions impacting Texas, natural disasters in the geographic area, competition for equipment, services and materials available in the area and access to infrastructure and markets. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Because of the speculative nature of oil and natural gas exploration, there is risk that we will not find commercially exploitable oil and natural gas and that our business will fail.

The search for commercial quantities of oil and natural gas as a business is extremely risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or natural gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or natural gas. Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and natural gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and natural gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Litigation may adversely affect our business, financial condition, and results of operations.

Certain of our subsidiaries are subject and from time to time in the normal course of our business operations, may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations. For additional discussion of pending litigation matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Legal Proceedings.”

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and natural gas interests, to build our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and natural gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Acreage must be drilled before lease expiration in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Leases on oil and natural gas properties typically have a primary term of four to five years, after which they expire unless, prior to expiration, drilling obligations are fulfilled or production is established within the spacing units covering the undeveloped acres. We will require additional capital to drill wells, and we may not be able to obtain additional capital when required in order to drill wells, on favorable terms. As of March 31, 2026, we had leases representing 645 net acres in the Eastern edge of the Midland Basin in West Texas, which are currently held by production by active wells. These properties are subject to an Option Agreement that requires proceeds from all production to be retained by the Option Holder (MHP) until such time that they recover development costs incurred for drilling in previous years. The Option Agreement provided that if MHP declined to exercise the option to acquire the property, we would be obligated to reimburse them for their cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. MHP declined to exercise the option effective September 30, 2021. If production ceases in the Midland Basin, our leases will expire. If we have to renew such leases on new terms, we could incur significant cost increases, and we may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of our acreage, third-party leases may become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

The price of oil and natural gas has historically been volatile. If it were to decrease substantially, our projections, budgets, and revenues would be adversely affected, potentially forcing us to make changes in our operations.

Our future financial condition, results of operations and the carrying value of any oil and natural gas interests we acquire will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Cash flows from operations are highly dependent on the prices that we receive for oil and natural gas. This price volatility could affect the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

●	the level of consumer demand for oil and natural gas;

●	the domestic and foreign supply of oil and natural gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;

●	the price of foreign oil and natural gas;

●	domestic governmental regulations and taxes;

●	the price and availability of alternative fuel sources;

●	weather conditions;

●	market uncertainty due to political conditions in oil and natural gas producing regions, including the ongoing war between Russia and Ukraine, the conflict in the Middle East, including the recent conflict between the U.S. and Iran, as well as sanctions and other government actions arising from these conflicts, and conditions in or affecting other oil-producing regions or countries, including Africa, South America, which significantly affects global oil market price; and

●	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect our revenues and could reduce the amount of oil and natural gas that we can produce economically. Accordingly, such declines could have a material adverse effect on our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline or become worthless.

If oil or natural gas prices reverse again and go on a downward trend or drilling efforts are unsuccessful, we could be required to record additional write-downs of our oil and natural gas properties. Write-downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to redrill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and natural gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

Current and future geopolitical events outside of our control could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

In 2025 and continuing into 2026, the current U.S. presidential administration has implemented wide-ranging policy changes and issued numerous executive actions on topics including international trade, energy resources, corporate taxes, global climate change initiatives, employment practices, corporate compliance programs and environmental regulations, among other matters. In addition, any disruption in the operations of the U.S. federal government, including as a result of any future temporary or prolonged shutdowns resulting from the failure of Congress to enact appropriations bills, raise the federal debt ceiling or otherwise, could adversely affect our business, operations and financial condition. Any U.S. federal government shutdown or prolonged budget negotiation uncertainty may further adversely affect the broader U.S. economy, investor confidence, and capital markets. Such conditions could negatively impact the liquidity or trading volume of our securities, which in turn could have a material adverse effect on our business, and results of operations. Furthermore, geopolitical events, including the recent developments in Venezuela and Iran and changing U.S. foreign policy priorities, have heightened volatility in the regulatory environment affecting our industry. We cannot predict how these policy changes, executive actions, and geopolitical events will be implemented or interpreted or the impact of a possible U.S. federal government shutdown or prolonged budget negotiation, or the ultimate effect they will have on our business, financial condition, and results of operations. We cannot reasonably estimate the period of time that these conditions will persist; the full extent of the impact they will have on our business, results of operations, cash flows, financial condition and liquidity; or the pace or extent of any subsequent recovery.

Because of the inherent dangers involved in oil and natural gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us. In recent years, there has also been increased scrutiny on the environmental risk associated with hydraulic fracturing, such as underground migration and surface spillage or mishandling of fracturing fluids including chemical additives. This hydraulic fracturing technology has evolved and continues to evolve and become more aggressive. We believe that recent designs have seen improvement in, among other things, proppant per foot, barrels of water per stage, fracturing stages, and clusters per fracturing stage. In addition, we will need to quickly adapt to the evolving technology, which could take time and divert our attention to other business matters. Even with improved hydraulic fracturing technology, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with cleanup, litigation or settlements. While we have insurance to cover some of such losses and liabilities, it may not be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

The market for oil and natural gas is intensely competitive, and competition pressures could force us to abandon or curtail our business plan.

The market for oil and natural gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and natural gas opportunities. Other oil and natural gas companies may seek to acquire oil and natural gas leases and properties that we have targeted. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. Actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and natural gas but are manufactured from renewable resources.

As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations, and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

Inflation may adversely affect us by increasing costs beyond what we can recover through price increases and limit our ability to enter into future traditional debt financing.

The U.S. inflation rate has fluctuated throughout 2024 and 2025, and it remains close to the historic levels over the past several decades. In addition, global and industry-wide supply chain disruptions have resulted in shortages in labor, materials and services, and such shortages have resulted in inflationary cost increases for labor, materials and services. In addition, inflation is often accompanied by higher interest rates. Continued inflationary pressures could impact our profitability. Inflation may also affect our ability to enter into future traditional debt financing, as high inflation may result in an increase in cost. We cannot predict any future trends in the rate of inflation, and a significant increase in inflation, to the extent we are unable to recover higher costs through higher commodity prices and revenues, could negatively impact our business, financial condition and results of operation.

We may not be able to successfully manage growth, which could lead to our inability to implement our business plan.

Any growth of the Company may place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. Our systems, procedures and/or controls may not be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

Developing oil and natural gas wells and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect future production from our oil and natural gas properties. Any delays, reductions or cancellations in development and producing activities could materially, adversely impact the value of your shares of common stock.

Development of undeveloped reserves in the future requires substantial capital expenditures and successful drilling operations of our oil and natural gas properties. All of the recent development costs related to our Hazel Project were paid by Masterson Hazel Partners LP (“MHP”). Under the Option Agreement (as defined below), we granted MHP the option to acquire the Hazel Project in exchange for it conducting, and paying for, development activity sufficient to maintain the Hazel mineral leases in good standing (the “Option Agreement”). The Option Agreement provided that if MHP declined to exercise the option to acquire the property, we would be obligated to reimburse them for their cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. MHP declined to exercise the option effective September 30, 2021.

Delays in the development of the reserves, increases in drilling and development costs (including expenses related to secondary and tertiary recovery techniques) of such reserves or decreases or continued volatility in commodity prices will reduce the future net revenues of the estimated possible reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could force us to reclassify certain of the proved reserves as unproved reserves.

In addition, the process of developing oil and natural gas wells and producing oil and natural gas from our properties is subject to numerous risks beyond our control. The ability to carry out operations or to finance planned development expenses could be materially and adversely affected by any factor that may curtail, delay, reduce or cancel development and production, including:

●	delays imposed by or resulting from compliance with environmental and other governmental or regulatory requirements, including permitting requirements, limitations on or resulting from wastewater discharge and disposal of exploration and production wastes, including, subsurface injections, as well as additional regulation with respect to GHG emissions;

●	pressure or irregularities in geological formations;

●	restricted access to land for drilling or to existing pipeline infrastructure;

●	lack of available gathering, transportation and processing facilities, including availability on commercially reasonable terms, or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	equipment failures or accidents;

●	failure of secondary recovery operations to perform as expected;

●	unexpected operational events and drilling conditions;

●	declines in oil or natural gas prices;

●	limitations in the market for oil or natural gas;

●	pipe or cement failures;

●	casing collapses;

●	shortages, unavailability or high cost of drilling rigs, tubular materials, equipment, supplies, personnel and services;

●	lost or damaged drilling and service tools;

●	loss of drilling fluid circulation;

●	uncontrollable flows of oil and natural gas, water or drilling fluids;

●	blowouts, explosions fires and natural disasters;

●	environmental hazards, such as oil and natural gas leaks, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	adverse weather conditions, such as drought, floods, blizzards, tornados and ice storms; and

●	title problems or legal disputes regarding leasehold rights.

Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict.

Oil and natural gas activities that we will engage in, including production, processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and natural gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the EPA and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) CERCLA and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the CAA and comparable state and local requirements which regulate air emissions; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the RCRA which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; (vi) the Federal Water Pollution Control Act and comparable state and local requirements which regulate discharges to federal and state waters; and (vii) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

We believe that we will be in substantial compliance with applicable environmental laws and regulations. We cover all costs associated with the related insurance coverage for such environmental regulatory compliance. To date, other than the cost of insurance, we have not expended any amounts to comply with such regulations, and we do not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend significant funds to be in compliance, which would have a materially adverse effect on our financial condition.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Several states, including Texas, and local jurisdictions, have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Legislature adopted legislation, effective September 1, 2011, requiring oil and natural gas operators to publicly disclose the chemicals used in the hydraulic fracturing process. The Texas Railroad Commission adopted rules and regulations implementing this legislation that apply to all wells for which the Texas Railroad Commission issues an initial drilling permit after February 1, 2012. The law requires that the well operator disclose the list of chemical ingredients subject to the requirements of OSHA for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission. Also, in May 2013, the Texas Railroad Commission adopted rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. The rules took effect in January 2014. Additionally, on October 28, 2014, the Texas Railroad Commission adopted disposal well rule amendments designed, among other things, to require applicants for new disposal wells that will receive non-hazardous produced water and hydraulic fracturing flowback fluid to conduct seismic activity searches utilizing the U.S. Geological Survey. The searches are intended to determine the potential for earthquakes within a circular area of 100 square miles around a proposed new disposal well. The disposal well rule amendments, which became effective on November 17, 2014, also clarify the Texas Railroad Commission’s authority to modify, suspend or terminate a disposal well permit if scientific data indicates a disposal well is likely to contribute to seismic activity. The Texas Railroad Commission has used this authority to deny permits and temporarily suspend operations for waste disposal wells and, in September 2021, the Texas Railroad Commission curtailed the amount of water companies were permitted to inject into some wells in the Permian Basin, and has since indefinitely suspended some permits there and expanded the restrictions to other areas. These restrictions on use of produced water and a moratorium on new produced water disposal wells could result in increased operating costs, requiring us or our service providers to truck produced water, recycle it or pump it through the pipeline network or other means, all of which could be costly. We or our service providers may also need to limit disposal well volumes, disposal rates and pressures or locations, or require us or our service providers to shut down or curtail the injection of produced water into disposal wells. These factors may make drilling and completion activity in the affected parts of the Permian Basin less economical and adversely impact our business, results of operations and financial condition.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

The EPA previously published its findings that emissions of GHGs present a danger to public health and the environment because such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted various rules to address GHG emissions under existing provisions of the CAA. For example, the EPA has adopted rules requiring the reporting of GHG emissions from various oil and natural gas operations on an annual basis, which includes certain of our operations. In addition, in June 2016, the EPA finalized rules to reduce methane emissions from new, modified or reconstructed sources in the oil and natural gas sector, including implementation of an LDAR program to minimize methane emissions, under the CAA’s New Source Performance Standards Quad Oa. However, the EPA has taken several steps to delay implementation of the Quad Oa standards. The agency proposed a rulemaking in June 2017 to stay the requirements for a period of two years and in October 2018, the EPA proposed revisions to Quad Oa, such as changes to the frequency for monitoring fugitive emissions at well sites and changes to requirements that a professional engineer certify when meeting certain Quad Oa requirements is technically infeasible. In September 2020, the EPA finalized amendments to Quad Oa that rescind requirements for the transmission and storage segment of the oil and natural gas industry and rescind methane-specific limits that apply to the industry’s production and processing segments, among other things. On June 30, 2021, Congress issued a joint resolution pursuant to the Congressional Review Act disapproving the September 2020 rule, and on November 15, 2021, EPA issued a proposed rule to revise the Quad Oa regulations that, if finalized, would require methane emissions reductions and implementation of a fugitive emissions monitoring and repair program. EPA has also announced its intention to issue a supplemental proposal in 2022 that may expand on or modify the 2021 proposal in response to public input. It is possible that these rules will continue to require oil and natural gas operators to expend material sums.

In addition, in November 2016, BLM issued final rules to reduce methane emissions from venting, flaring, and leaks during oil and natural gas operations on public lands that are substantially similar to the EPA Quad Oa requirements. However, on December 8, 2017, the BLM published a final rule to temporarily suspend or delay certain requirements contained in the November 2016 final rule until January 17, 2019, including those requirements relating to venting, flaring and leakage from oil and natural gas production activities. Further, in September 2018, the BLM published a final rule to revise or rescind certain provisions of the 2016 rule. On July 21, 2020, a Wyoming federal court vacated almost all of the 2016 rule, including all provisions relating to the loss of gas through venting, flaring, and leaks, and on July 15, 2020, a California federal court vacated the 2018 rule. While, as a result of these developments, future implementation of the EPA and BLM methane rules is uncertain, given the long-term trend towards increasing regulation, future federal GHG regulations of the oil and natural gas industry remain a possibility. We may be required to expend significant costs to obtain the necessary equipment (pollution control equipment and optical gas imaging equipment for LDAR inspections) and personnel trained to assist with inspection and reporting requirements to ensure we are in compliance with these rules.

We may incur increasing attention to environmental, social and governance (“ESG”) matters that may impact our business.

Businesses across all industries are facing increasing scrutiny from stakeholders related to their ESG practices. If we do not adapt to or comply with investor or stakeholder expectations and standards, which are evolving, or if we are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition and/or the value of our common stock could be materially and adversely affected. Increasing attention to climate change, increasing societal expectations on businesses to address climate change, and potential consumer use of substitutes to energy commodities may result in increased costs, reduced demand for our hydrocarbon products, reduced profits, increased investigations and litigation, and negative impacts on our ability to access capital markets. For example, on March 6, 2024, the SEC issued a final rule that requires registrants to provide climate disclosures in their annual reports and registration statements, beginning with annual reports for the year ending December 31, 2025; however, on March 15, 2024, a U.S. appeals court issued an administrative stay on the application of the new rules requiring public companies to report climate-related risks. On March 27, 2025, the SEC ended its defense of the final rules on climate-related disclosures, effectively withdrawing its support for the regulation; however, the rules remain on hold pending such legal challenges, which are currently held in abeyance by the Eighth Circuit Court of Appeals until such time as the SEC determines whether the rules will be rescinded, repealed, modified or defended in litigation. Although it is not possible at this time to predict how new laws or regulations that may be adopted or issued to address climate change would impact our business, any such future laws, regulations or legal requirements imposing additional reporting obligations on our business could require us to incur additional costs.

In addition, organizations that provided information to investors on corporate governance and related matters have developed rating processes for evaluating business entities on their approach to ESG matters. Currently, there are no universal standards for such scores or ratings, but the importance of sustainability evaluations is becoming more broadly accepted by investors and shareholders. Such ratings are used by some investors to inform their investment and voting decisions. Additionally, certain investors use these scores to benchmark businesses against their peers. If we are perceived as lagging, our investors may engage with such third party organizations to require improved ESG disclosure or performance.

Our estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. As a result, our future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and natural gas reserves may vary substantially from the estimates. Oil and natural gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and natural gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and natural gas prices occur, then write downs in the capitalized costs associated with any oil and natural gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, reductions to our estimated proved oil and natural gas reserves and estimated future net revenues may not be required in the future, and/or that our estimated reserves may not be present and/or commercially extractable. If our reserve estimates are incorrect, we may be forced to write down the capitalized costs of our oil and natural gas properties.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, if any, the operators of the wells we obtain interests in may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our and potential partners’ ability to explore and develop properties and to store and transport oil and natural gas production, increasing our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

The marketability of any future production will be dependent upon transportation and other facilities, certain of which we do not control. When these facilities are unavailable, our operations can be interrupted and any revenues reduced.

The marketability of any future production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. The oil produced will be transported from the wellhead to our tank batteries by our gathering system. Our purchasers would then transport the oil by truck to a pipeline for transportation. Our natural gas production will generally be transported by our gathering lines from the wellhead to an interconnection point with the purchaser. We do not control these trucks and other third-party transportation facilities and our access to them may be limited or denied. Insufficient production from our wells to support the construction of pipeline facilities by our purchasers or a significant disruption in the availability of our or third-party transportation facilities or other production facilities could adversely impact our ability to deliver to market or produce our production and thereby cause a significant interruption in our operations.

We may be required to flare a portion of our natural gas production for a number of reasons, including the fact that (i) our wells are not yet tied into a third-party gathering system, (ii) the pressures on third-party gathering systems may be too high to allow additional production from our wells to be transported, or (iii) our production may be prorated due to high demand on third-party gathering systems. We may flare additional natural gas from time to time.

Also, the transfer of our oil and natural gas through third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. Our access to transportation options, including trucks owned by third parties, can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production-related difficulties, we may be required to shut in or curtail production. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of our production, would adversely affect our financial condition and results of operations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While we have made and intend to make appropriate inquiries into the title of properties and other development rights we have acquired and intend to acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and natural gas attorney prior to the drilling operations of a well.

We rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop any reserve estimates and to guide our exploration, development and production activities. We and our operator partners will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our planned management team. Executive officers possess a unique and comprehensive knowledge of our industry and related matters that are vital to our success within the industry. The knowledge, leadership and technical expertise of these individuals would be difficult to replace. The loss of one or more of our officers could have a material, adverse effect on our operating and financial performance, including our ability to develop and execute our long-term business strategy. We do not maintain key-man life insurance with respect to any employees.

We have limited management and staff and are dependent upon partnering arrangements and third-party service providers.

We have no employees. We leverage the services of independent consultants and contractors to perform various professional services, including our Chief Executive Officer and Chief Financial Officer, engineering, oil and natural gas well planning and supervision, and land, legal, environmental and tax services. The loss of any of these individuals would have an adverse effect on our business. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers create a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to us as and when needed; and

●	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or they perform poorly, our results of operations and stock price could be materially adversely affected.

Certain of our directors and officers have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors and officers, who are responsible for managing the direction of our operations and acquisition activities, hold positions of responsibility with other entities that are in the business of identifying and acquiring oil and natural gas properties. The existing positions held by these directors and officers may give rise to fiduciary or other duties that are in conflict with the duties they owe to us. These directors and officers may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, analyze mine and mining information, estimate quantities of coal reserves, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. We plan to adopt plans and policies to address precautions with respect to data security and appropriate responses in case of a reported breach.

The 2021 Note with Mr. McCabe contains restrictive covenants that limit our operations.

In 2021, we borrowed $15 million, which we subsequently increased to $20 million, pursuant to the terms of the 2021 Note (defined below). As a result of the Loan Purchase (defined below) on August 7, 2023, Mr. McCabe succeeded the prior lender and secured party under the 2021 Note. The Company’s obligations and responsibilities under the 2021 Note remain unchanged. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all of obligations under the 2021 Note. This restriction may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants or to avoid defaults can be impacted by events beyond our control. The 2021 Note provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, the lender could elect to declare all amounts outstanding under the 2021 Note to be immediately due and payable. If the outstanding debt under the 2021 Note was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

The 2022 Note with Mr. McCabe contains restrictive covenants that limit our operations.

On December 22, 2022, we borrowed $2 million pursuant to the terms of the 2022 Note (defined below), which has a maximum principal amount available for borrowing of $25 million, increased from the initial $20 million available for borrowing. As of March 31, 2026, the Company had $25.17 million in principal amount outstanding under the 2022 Note.

If we are not in compliance with the covenants of the 2022 Note, or if we are in default under the 2022 Note, it is possible that Mr. McCabe will not offer to extend any additional loans under the 2022 Note, which may affect our business as a going concern. The 2022 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all obligations under the 2022 Note. This restriction may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants or to avoid defaults can be impacted by events beyond our control. The 2022 Note provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, Mr. McCabe as our lender could elect to declare all amounts outstanding under the 2022 Note to be immediately due and payable. If the outstanding debt under the 2022 Note was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate material adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

Our Loan Agreement with Mr. McCabe contains restrictive covenants that limit our operations.

In 2022, we borrowed an aggregate principal amount of $5.0 million pursuant to the terms of the Loan Agreement (defined below), which is the maximum principal balance available under the Loan Agreement. The Loan Agreement contains various restrictive covenants and other restrictions, which include, among other things, restrictions on:

●	our ability to transfer all or part of our business or property, except for inventory in the ordinary course of business, surplus or obsolete equipment, permitted liens, and transfers of cash permitted by the agreement;

●	our ability to liquidate or dissolve or merge or consolidate with another entity, or acquire another entity;

●	our ability to incur additional debt beyond certain limits or encumber our assets; and

●	our ability to pay dividends or make investments, other than permitted investments.

These restrictions may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants can be impacted by events beyond our control. The Loan Agreement provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence and during the continuance of an event of default, the lender could elect to (i) declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable, (ii) terminate any remaining commitment to make loans under the Loan Agreement, and/or (iii) exercise certain other rights and remedies anticipated under the Loan Agreement. The events of default under the Loan Agreement include, among other things (subject to grace periods in certain instances), payment defaults, breaches of covenants or representations and warranties, a change in control or certain material adverse effects as defined in the Loan Agreement, material judgments and attachments, cross defaults with certain of our other material indebtedness, and bankruptcy and insolvency events with respect to us and our subsidiaries. If the outstanding debt under the Loan Agreement was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

 Risks Relating to our Common Stock

Our common stock is not eligible with the Depository Trust Company (“DTC”), which may result in brokerage firms being unwilling to hold or trade the stock.

Our shares of common stock are not eligible with DTC to permit our shares of common stock to trade electronically. If an issuer is not “DTC-eligible,” then its capital stock cannot be electronically transferred between brokerage accounts, which means that brokerage firms may be unwilling to hold or trade our common stock, restricting all trades by holders of our common stock.

No trading market for our common stock is expected to develop.

There is presently no public market for our shares of common stock and our shares are not expected to become DTC eligible for electronic trading to third parties. There is no expectation that a trading market will develop or be sustained. Accordingly, you may have to hold the shares of common stock indefinitely.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value of the common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors (the “Board”) and will be dependent upon our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. Therefore, any return on your investment in our common stock must come from increases in the fair market value of the common stock.

We may issue additional preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or upon the occurrence of specified events or the right to vote on specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Risks Relating to Our Status as a Public Reporting Company

We are an emerging growth company and a smaller reporting company, subject to less stringent reporting and regulatory requirements of other publicly reporting companies and this status may have an adverse effect on our ability to attract interest in our common stock.

We are an emerging growth company as defined in the JOBS Act. As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public reporting companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions.

Additionally, we are a “smaller reporting company” as defined under the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company provided: (1) the market value of our common stock held by non-affiliates is less than $250 million, calculated annually, as of the last business day of our second fiscal quarter, or (2) our annual revenues are less than $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million, calculated annually, as of the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public reporting companies difficult or impossible.

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, published administrative rulings of the U.S. Internal Revenue Service (the “IRS”), judicial authority, and all other applicable authority all as in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is general in nature and does not address all aspects of U.S. federal income taxation relevant to holders of common stock and does not address the so-called Medicare tax imposed on certain investment income, state, local, gift or non-U.S. taxes. This summary assumes that a prospective non-U.S. holder will hold shares of our common stock as a capital asset within the meaning of the Code (generally, property held for investment). In addition, this summary does not deal with all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

●	insurance companies and financial institutions;

●	tax-exempt organizations;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	brokers and dealers in securities;

●	persons that hold our common stock as part of a straddle, hedge, conversion transaction, or other integrated investment transactions;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code; and

●	former citizens or residents of the United States subject to tax as expatriates.

This discussion does not address the tax treatment of partnerships or other entities treated as partnerships for U.S. federal income tax purposes or of persons that hold their common stock through such a partnership. If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and the partner. If you are a partnership or partner in a partnership holding the shares of our common stock, you should consult your tax advisor.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the shares of common stock or that any such position would not be sustained.

As used herein, the term “U.S. holder” means a beneficial owner of shares of common stock for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. NON-U.S. HOLDERS CONSIDERING THE PURCHASE OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF SHARES OF OUR COMMON STOCK ARISING UNDER U.S. FEDERAL NON-INCOME, ESTATE, GIFT OR MEDICARE CONTRIBUTION TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Distributions on Our Common Stock

Distributions, if any, on our common stock paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and will be applied against and reduce the non-U.S. holder’s adjusted tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Subject to the discussions below regarding backup withholding and FATCA, dividends paid to a non-U.S. holder that are not treated as effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid, unless the non-U.S. holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to claim the benefit of an income tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form to either), certifying under penalties of perjury that such non-U.S. holder is entitled to benefits under the applicable income tax treaty and has complied with any special certification requirements prior to the payment of dividends. A non-U.S. holder eligible for a reduced rate of withholding pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlements to benefits under any income tax treaty.

Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder) are generally exempt from the 30% withholding tax but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated individual or corporate tax rate. To establish the exemption, a non-U.S. holder must provide a properly executed IRS Form W-8ECI (or successor form) prior to the payment of the dividend. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30%, or such lower rate as specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

Gain On Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to any U.S. federal income tax or withholding on any gain realized from the non-U.S. holder’s sale, exchange or other disposition of shares of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

●	we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “United States real property holding corporation” (“USRPHC”) under Section 897 of the Code.

If you are a non-U.S. holder and you realize gain described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, or other taxable disposition of common stock, generally in the same manner as if you were a U.S. holder, and, if you are a foreign corporation, you additionally may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable income tax treaty rate) on the gain recognized on the sale, exchange, redemption, or other taxable disposition of common stock (which gain may be offset by certain U.S.-source capital losses).

Generally, we will be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, since our common stock will not be regularly traded on an established securities market, any non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of its common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of distributions on our common stock paid to non-U.S. holders (including constructive dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such distributions (including constructive dividends deemed paid) and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding, currently at a rate of 24%, with respect to payments of distributions that we make on our common stock, provided the non-U.S. holder certifies its non-U.S. status on a validly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished timely to the IRS.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in our common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate or other tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the regulations and administrative guidance thereunder (commonly referred to as “FATCA”) impose federal withholding at a tax 30% rate on payments of dividends (including constructive dividends deemed paid), if any, on our common stock, and, subject to the regulatory relief described below, the gross proceeds from the sale or other disposition of our common stock, in each case paid to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable U.S. Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

Foreign governments may enter into, and many foreign governments have entered into, intergovernmental agreements with the United States to implement FATCA in a different manner. If a dividend payment is both subject to withholding under FATCA and subject to any other withholding tax, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Prospective investors should consult their own tax advisors regarding the application of FATCA to the purchase, ownership, and disposition of the shares of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities we are offering will be approximately $569,850,000, assuming that we sell all of the securities we are offering, after deducting estimated offering expenses payable by us.

First, we intend to use the net proceeds we receive from this offering to repay in full the $6 million in aggregate principal amount of borrowings under the Panther Bridge Note, plus $759,013.15 in accrued interest as of April 30, 2026 (a per diem interest accrual of $2,958.90 thereafter). The Panther Bridge Note bears interest at the rate of 18% per annum with one balloon payment of principal and interest being due and payable on the maturity date of August 20, 2026. Second, we intend to repurchase all of the outstanding shares of our Series A Preferred Stock, which we may redeem at a redemption price per share equal to the sum of the following: (i) $1.00 plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the immediately preceding dividend payment date to (but not including) the redemption date. As of April 30, 2026, there were 3,000,000 shares of Series A Preferred Stock outstanding and our Board has not declared any dividends with respect to the Series A Preferred Stock, therefore, we expect the total redemption price for the shares of Series A Preferred Stock to equal $3,000,000. We expect to use the remaining proceeds from the offering, if any, to fund our drilling and exploration activities as well as for general corporate purposes, which include funding working capital and operating expenses. We have not determined the amounts we plan to spend on various categories of our operating and capital needs or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The offering price for shares sold pursuant to this offering is set at $15.00 per common share.

The $15.00 per share price of the shares that are being offered, that being the direct issue shares, was determined after considering certain factors, including but not limited to the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●	our cash requirements; the proceeds to be raised in the offering;

●	our lack of operating history; and

●	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders.

The offering price stated in this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

BUSINESS

General

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and natural gas project we held in the Orogrande Basin in West Texas. The Orogrande leases expired as of December 31, 2024.

In addition, we may consider various strategic options, including partnering with third parties. We operate our business through our wholly owned subsidiaries, Torchlight Energy, Inc., Hudspeth Oil Corporation, Torchlight Hazel, LLC, Hudspeth Operating, LLC, Wolfbone Investments, LLC, Wildcat Panther LLC, Wildcat Valentine LLC, Wildcat Cowboy LLC, and Wildcat Packer LLC.

We have minor interests in the Eastern edge of the Midland Basin in West Texas (the “Hazel Project”), two minor well interests in Oklahoma (the “Oklahoma Properties”), and the undeveloped oil and natural gas leases held in the Wildcat Projects in Louisiana.

Our Hazel Project is located in Tom Green County and Sterling County, Texas. In August 2020, our subsidiaries entered into the Option Agreement with MHP (the “Option Agreement”), under which, in exchange for satisfying certain drilling obligations, MHP had the option to purchase the entire Hazel Project. The option to purchase the entire acreage block was extended to September 30, 2021 and at such time MHP determined not to exercise the purchase option; however, MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the well attributable to our interest until such time as it has recovered its reasonable costs and expenses for drilling, completing and operating the well. Operations continue under the Option Agreement until such time as the revenue from the project equates to the dollars spent by, and shall be reimbursed to, MHP. At such time, any acreage held by production and all wells will revert back to our subsidiary, Torchlight Hazel, LLC.

Our principal executive offices are located at 500 W. Texas Avenue, Suite 890, Midland TX 79701. The telephone number of our principal executive offices is (432) 684-0018. Our website address is www. nextbridgehydrocarbons.com. We make our SEC filings, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available on this website under “Investors—Filings & Documents,” free of charge, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Information contained on our website is not incorporated into this prospectus.

Key Business Attributes

Experienced People. We have no employees. We leverage the services of independent consultants and contractors to perform various professional services, including our Chief Executive Officer and Chief Financial Officer, engineering, oil and natural gas well planning and supervision, and land, legal, environmental and tax services. We plan to build on the expertise and experience of our management team and seek guidance from outside advisors as well as our Board.

Project Focus. We are focusing primarily on exploitation projects. We may pursue high risk exploration prospects which may appear less favored than low risk exploration. We will, however, consider these high risk- high reward exploration prospects in connection with exploitation opportunities in a project that would reduce the overall project economic risk. We will consider such high risk-high reward prospects on their individual merits.

Lower Cost Structure. We will attempt to maintain the lowest possible cost structure, enabling the greatest margins and providing opportunities for investment that would not be feasible for higher cost competitors.

Limit Capital Risks. Limited capital exposure is planned initially to add value to a project and determine its economic viability. Management has experience in successfully managing risks of projects, finance, and value.

Business Processes

We believe there are three principal business processes that we must follow to enable our operations to be profitable. Each major business process offers the opportunity for a distinct partner or alliance as we grow. These processes are:

●	Investment Evaluation and Review;

●	Operations and Field Activities; and

●	Administrative and Finance Management.

Investment Evaluation and Review. This process is the key ingredient to our success. Recognition of quality investment opportunities is the fuel that drives our engine. Broadly, this process includes the following activities: prospect acquisition, regional and local geological and geophysical evaluations, data processing, economic analysis, lease acquisition and negotiations, permitting, and field supervision. We expect these evaluation processes to be managed by our management team and consultants. Expert or specific technical support will be outsourced as needed.

Operations and Field Activities. This process begins following management approval of an investment. Well site supervision, construction, drilling, logging, product marketing, and transportation are examples of some of these activities. We prefer not to be the operator where possible.

Administrative and Finance Management. This process coordinates our initial structuring and capitalization, general operations and accounting, reporting, audit, banking and cash management, regulatory agencies reporting and interaction, timely and accurate payment of royalties, taxes, leases rentals, vendor accounts and performance management that includes budgeting and maintenance of financial controls, and interface with legal counsel and tax and other financial and business advisors.

Current Projects

As of March 31, 2026, we had interests in three oil and natural gas projects: the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, the Oklahoma Properties, and the Wildcat Projects. See the description under “Current Projects” below under Note 4, “Oil & Natural Gas Properties,” of the financial statements included with this prospectus for information and disclosure regarding these projects, which description is incorporated herein by reference.

Our Properties

Our principal executive office is located at 500 W. Texas Avenue, Suite 890, Midland TX 79701. We have no formal lease for the use of these premises, which we believe are adequate for our current needs.

The oil and natural gas projects consisting of unevaluated and undeveloped properties in progress of development for future production as of March 31, 2026 are summarized as follows:

			Company Interest		Company Interest
	Total Acres		Developed Acres		Undeveloped Acres
Leasehold Interests - 3/31/2026	Gross	Net	Gross	Net	Gross	Net
Texas -
Hazel project	806	645	806	645	-	-

Oklahoma -
Viking	640	192	640	192	-	-

Louisiana -
Wildcat projects	1,392	1,392	-	-	1,392	1,392
Total	2,838	2,229	1,446	837	1,392	1,392

Investments to support our oil and natural gas properties during the three months ended March 31, 2026 and 2025 were $-0- and $14,952, respectively.

	Three Months Ended March 31
	2026	2025
Property acquisition costs	$-	$-
Development costs	$-	$14,952
Totals	$-	$14,952

The following table presents the capitalized costs for oil and natural gas properties of the Company as of March 31, 2026:

	March 31, 2026	December 31, 2025
Evaluated costs subject to amortization	$-	$-
Unevaluated costs	-	5,373,207
Total capitalized costs	-	5,373,207
Less accumulated depreciation, depletion and amortization	-	-
Less accumulated impairment	-	(5,373,207)

Total oil and natural gas properties	$-	$-

Property development costs presented above exclude interest capitalized into the full cost pool. For the year ended December 31, 2024, we capitalized $2,182,539 of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2025 was $-0-. Capitalized interest for the three months ended March 31, 2026 was $-0-.

Drilling Activity Summary

	March 31	December 31
	2026	2025
Hazel Project (Texas)
Dry	-	-
Productive	-	-

Louisiana Panther Project
Dry	-	1
Productive	-	-

Production, Price, and Production Cost History

Oklahoma Properties

During the three months ended March 31 2026, we produced and sold 14 Bbls net to our interest at an average sale price of $59.86 per Bbl. We produced and sold 589 Mcf of natural gas net to our interest at an average sales price of $3.20 per Mcf. Our average production cost including lease operating expenses and direct production taxes was $321.78 per BOE. Our depreciation, depletion, and amortization expense was $-0- per BOE.

During the year ended December 31, 2025, we produced and sold 86 Bbls net to our interest at an average sale price of $63.70 per Bbl. We produced and sold 2,441 Mcf of natural gas net to our interest at an average sales price of $1.99 per Mcf. Our average production cost including lease operating expenses and direct production taxes was $441.51 per BOE. Our depreciation, depletion, and amortization expense was $-0- per BOE..

Hazel Project

We received no revenue because, after deducting expenses to produce the oil, any revenue was either received by MHP directly during the time that the Option Agreement was in effect or credited towards the recoupment of drilling costs incurred by MHP. We produced and sold -0- Mcf of natural gas net to our interest.

	December 31, 2025			December 31, 2025
	Reserves			Future Net Revenue (M$)
Present Value
Category	Oil (Bbls)	Gas (Mcf)	Total (BOE)	Total	Discounted at 10%
Net Proved Producing	—	—	—	$—	$—
Net Proved Nonproducing	—	—	—	$—	$—
Total Net Proved	—	—	—	$—	$—
Standardized Measure of Future Net Cash Flows Related to Proved Oil and Gas Properties	—	—	—	—	$—
Probable Undeveloped	—	—	—	$—	$—

	December 31, 2024			December 31, 2024
	Reserves			Future Net Revenue (M$)
Present Value
Category	Oil (Bbls)	Gas (Mcf)	Total (BOE)	Total	Discounted at 10%
Net Proved Producing	—	—	—	$—	$—
Net Proved Nonproducing	—	—	—	$—	$—
Total Net Proved	—	—	—	$—	$—
Standardized Measure of Future Net Cash Flows Related to Proved Oil and Gas Properties	—	—	—	—	$—
Probable Undeveloped	—	—	—	$—	$—

Net producing reserves from 2025 and 2024 were -0- BOE related to the Producing Hazel Wells due to the obligation to pass revenue through to MHP under the terms of the Option Agreement effective during both periods. Since we have no reserve value as of December 31, 2025 and December 31, 2024, Standardized Measure is not presented.

Due to the inherent uncertainties and the limited nature of reservoir data, both proved and probable reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows, and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise.

For the three months ended March 31, 2026, we had production revenue of $2,725 compared to $3,064 of production revenue for the prior year period. The change in revenue was primarily due to revenue from production sold from the Oklahoma wells. Our cost of revenue, consisting of lease operating expenses and production taxes, was $36,039 and $9,598 for the three months ended March 31, 2026 and March 31, 2025, respectively. Refer to the table of production and revenue included below for changes in revenue:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	{BBLS}	{MCF}	Revenue	Revenue	Revenue
Oklahoma	Q1 - 2024	28	809	2,002	1,565	3,567
Hazel (TX)	Q1 - 2024	0	0	-	-	-
Total Q1-2024		28	809	$2,002	$1,565	$3,567

Oklahoma	Q2 - 2024	14	639	945	694	1,639
Hazel (TX)	Q2 - 2024	0	0	-	-	-
Total Q2-2024		14	639	$945	$694	$1,639

Oklahoma	Q3 - 2024	14	668	1,076	979	2,055
Hazel (TX)	Q3 - 2024	0	0	-	-	-
Total Q3-2024		14	668	$1,076	$979	$2,055

Oklahoma	Q4 - 2024	44	1384	3,111	2,213	5,324
Hazel (TX)	Q4 - 2024	0	0	-	-	-
Total Q4-2024		44	1384	3,111	2,213	5,324

Total 2024		100	3,500	$7,134	$5,451	$12,585

Average Commodity Price				$71.34	$1.56

Oklahoma	Q1 - 2025	30	604	1,986	1,078	3,064
Hazel (TX)	Q1 - 2025	0	0	0	0	0
Total Q1-2025		30	604	1,986	1,078	3,064

Oklahoma	Q2 - 2025	14	510	816	1147	1963
Hazel (TX)	Q2 - 2025	0	0	0	0	0
Total Q2-2025		14	510	816	1147	1963

Oklahoma	Q3 - 2025	14	698	937	1418	2355
Hazel (TX)	Q3 - 2025	0	0	0	0	0
Total Q3-2025		14	698	937	1418	2355

Oklahoma	Q4- 2025	28	629	1739	1222	2961
Hazel (TX)	Q4 - 2025	0	0	0	0	0
Total Q4-2025		28	629	1739	1222	2961

Total 2025		86	2,441	5,478	4,865	10,343
Oklahoma	Q1- 2026	14	589	838	1,887	2,725
Hazel (TX)	Q1 - 2026	0	0	0	0	0
Total Q1-2026		14	589	838	1,887	2,725

Total 2026 to Date		14	589	838	1,887	2,725

Average Commodity Price				$59.86	$3.20

Industry and Business Environment

We are experiencing a time of fluctuating, but higher oil prices caused by higher demand, lower U.S. supply, turmoil on the world stage and OPEC’s policies on production. Unfortunately, this is the cyclical nature of the oil and natural gas industry. We experience highs and lows that seem to come in cycles. Fortunately, there exists plenty of demand for US onshore oil and natural gas. We believe advances in technology drive the US market and we feel this will drive the development costs down on our exploration and drilling programs while maintaining favorable economics.

Competition

The oil and natural gas industry is intensely competitive, and we will compete with numerous other companies engaged in the exploration and production of oil and natural gas. We also compete against companies developing alternatives to petroleum-based products, including those that are developing renewable fuels. Some of these companies have substantially greater resources than we have. Not only do they explore for and produce oil and natural gas, but also many carry on midstream and refining operations and market petroleum and other products on a regional, national, or worldwide basis. The operations of other companies may be able to pay more for exploratory prospects and productive oil and natural gas properties. They may also have more resources to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. Our larger or integrated competitors may have the resources to be better able to absorb the burden of current and future federal, state, and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to locate reserves and acquire interests in properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and consummate transactions in this highly competitive environment. In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in our industry. Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Marketing and Customers

The market for oil and natural gas that we will produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production is expected to be sold at prices tied to the spot oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We will rely on our operating partners to market and sell our production.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations, and limitations impacting the oil and natural gas exploration and production industry as a whole.

Regulation of Oil and Natural Gas Production

Our oil and natural gas exploration, production, and related operations, when developed, will be subject to extensive rules and regulations promulgated by federal, state, tribal, and local authorities and agencies. Certain states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging, and abandonment of such wells. We cover all costs associated with the related insurance coverage for such environmental regulatory compliance. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters

Our operations and properties are and will be subject to extensive and changing federal, state, and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation, and discharge of materials into the environment, and relating to safety and health. In the future, environmental legislation and regulation may trend toward stricter standards. These laws and regulations may, for example:

●	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

●	limit or prohibit construction, drilling, and other activities on certain lands lying within wilderness and other protected areas;

●	impose substantial liabilities for pollution resulting from operations; or

●	restrict certain areas from fracking and other stimulation techniques.

The permits required for our operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are and will be in substantial compliance with current applicable environmental laws and regulations and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on our company, as well as the oil and natural gas industry in general.

CERCLA and comparable state statutes impose strict, joint, and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish, and plant species, nor destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize protected species or habitat. The ESA provides for criminal and civil penalties for violations. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations are and will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations altogether.

Hydraulic fracturing is regulated by state and federal environmental and oil and gas regulatory authorities, including specifically the requirement to disclose certain information related to hydraulic fracturing operations. Operators must follow applicable legal requirements for groundwater protection and are subject to supervision by state and federal regulators (including the BLM on federal acreage). Furthermore, well construction practices require the installation of multiple layers of protective steel casing surrounded by cement that are specifically designed and installed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers. Regulatory proposals in some states and local communities have been initiated to require or make more stringent the permitting and compliance requirements for hydraulic fracturing operations. Federal and state agencies have continued to assess the impacts of hydraulic fracturing, which could spur further action toward federal and/or state legislation and regulation of hydraulic fracturing activities. In addition, in light of concerns about seismic activity being triggered by the injection of produced waters into underground wells and hydraulic fracturing, certain regulators are also considering additional requirements related to seismic safety for hydraulic fracturing activities. Further restrictions on hydraulic fracturing could make it prohibitive to conduct our operations, and also reduce the amount of oil and natural gas that we or our operators are ultimately able to produce from our properties.

Climate Change

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. Many states and the federal government have enacted legislation directed at controlling greenhouse gas emissions, and future legislation and regulation could impose additional restrictions or requirements in connection with our drilling and production activities and favor use of alternative energy sources, which could affect operating costs and demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

Legal Proceedings

On March 15, 2024, a securities class action captioned Targgart v. Next Bridge Hydrocarbons, Inc., et al., No. 24-cv-1927, was filed in the U.S. District Court for the Eastern District of New York. The action is brought on behalf of a putative class of persons or entities that acquired the Company’s shares in connection with the Company’s spin-off from Meta Materials, Inc., in December 2022. The complaint names as defendants the Company and certain of its current and former officers and directors. The complaint asserts claims under Sections 11 and 15 of the Securities Act, alleging that the Form S-1 that the Company filed with the SEC on July 14, 2022, which became effective on November 18, 2022, contained untrue statements or omissions. The complaint seeks, among other things, unspecified statutory and compensatory damages. On August 12, 2024, the case was transferred to the Northern District of Texas. On September 9, 2024, plaintiffs filed an amended complaint that added a Section 12(a)(2) claim against the Company. On July 3, 2025, the District Court granted Defendants’ Motion to Dismiss and dismissed the case with prejudice. Final Judgment was entered that same day. On July 29, 2025, the plaintiffs filed a Notice of Appeal to appeal the case to the U.S. Court of Appeals for the Fifth Circuit. This appeal is still pending.

On December 9, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Matthew J. Pease v. Securities & Exchange Commission, Financial Industry Regulatory Authority, Depository Trust & Clearing Corporation, OTC Markets Group, Inc., John Brda, Gregory McCabe, Next Bridge Hydrocarbons, Inc., which claims include: (i) violations of Sarbanes-Oxley Act; (ii) violation of Regulation FD; (iii) negligent and intentional infliction of emotional distress; (iv) conspiracy to commit fraud; and (iv) antitrust violations under the Sherman Act. The Company filed a motion to dismiss, which was granted on February 25, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal which is still pending.

On December 6, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Danielle Spears v. Next Bridge Hydrocarbons, Inc., Gregory McCabe, John Brda, Roger N. Wurtele, Kenneth Rice, Joseph DeWoody, Clifton Dubose and Jane Doe 1/20, John Doe 1-20, which claims include allegations of numerous violations of federal securities law, including: (i) violations of the Securities Exchange Act of 1934; (ii) negligence; (iii) failure to resolve the FINRA U3 halt, with reference to Section 10(b); (iv) unjust enrichment; (v) conspiracy to commit fraud; and (vi) emotional distress (negligent or intentional infliction). The Company filed a motion to dismiss, which was granted on February 24, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal, which is still pending. and the appeal was fully briefed as of December 22, 2025.

On December 6, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Contique Willcot v. Securities & Exchange Commission, GTS Securities, LLC, Ari Rubinstein, Next Bridge Hydrocarbons, Inc., John Brda, Gregory McCabe, Financial Industry Regulatory Authority, which claims include allegations of numerous violations of federal securities law, including: (i) violations of the Securities Exchange Act of 1934; (ii) violation of the Sherman Antitrust Act and the Clayton Act; (iii) negligence; and (iv) unjust enrichment. The Company filed a Motion to Dismiss, which was granted on March 16, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal, which is still pending.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and related notes that are included elsewhere in this prospectus. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Our consolidated financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with GAAP.

On December 22, 2022, the Company entered into the 2022 Note with Mr. McCabe for an initial amount available for borrowing of $20,000,000, which as of January 2026 has been amended to provide up to $25,000,000 available for borrowing. The Company was entitled to request advances under the 2022 Note in a minimum principal amount of $100,000 each. In December 2022 $2,000,000 was drawn and the balance of funding available under the Note was drawn in 2023. Additionally, on January 23, 2024, Mr. McCabe loaned the Company $1,000,000 on a new Note bearing zero interest. Additional advances under the 2022 Note occurred in the year ended December 31, 2025 totaling $2,888,000. Included in this amount, $215,000 was advanced by Mr. McCabe for settlement of an account payable. Additional advances in the three months ended March 31, 2026, totaled $540,000.

Mr. McCabe is the largest shareholder of our common stock. As such, the 2022 Note and the Note dated January 23, 2024, constitute related party transactions which were duly approved by our Board and Audit Committee.

On March 31, 2024, we entered into an amendment to the 2021 Note and an amendment to the Loan Agreement in order to extend the maturity date of each of the 2021 Note and the Loan Agreement respectively from March 31, 2024 to September 30, 2024. An amendment to the 2021 Note entered into on June 30, 2025 includes an automatic renewal provision and the maturity date of the 2021 Note is presently extended to June 30, 2026.

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

The Company and Mr. McCabe have entered into an amendment to the 2022 Note in order to provide for automatic extensions of the maturity date of the 2022 Note on a quarterly basis, and the current maturity date of the 2022 Note is June 30, 2026. The amendment to the 2021 Note also includes an automatic extension provision and the maturity date of the 2021 Note and Loan Agreement is presently extended to June 30, 2026.

 Income Taxes

Judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. In the ordinary course of business, tax issues may arise where the ultimate outcome is uncertain. Additionally, our tax returns are subject to audit by various tax authorities. Consequently, changes in our estimates for contingent tax liabilities may materially impact our results of operations or financial position.

RESULTS OF OPERATIONS

Historical Results for the Years Ended December 31, 2025 and 2024.

For the year ended December 31, 2025, we had a net loss of $10,561,149 compared to a net loss for the year ended December 31, 2024 of $59,614,467. The increase in net loss is primarily due to an impairment loss of $56,186,313. As of December 31, 2025, we had current liabilities of $62,190,394 and Stockholders’ deficit of $62,354,451.

Revenue and Gross Profit

	Year Ended December 31
	2025	2024
Product Sales BOE	493	683

Total Revenue	$10,343	$12,585
Cost of revenue	($217,664)	($186,006)
Gross Profit (Loss)	($207,321)	($173,421)

Gross profit percentage	(2004.46)%	(1378.00)%

Production Revenues and Cost of Revenue

For the year ended December 31, 2025, we had production revenue of $10,343 compared to $12,585 for the year ended December 31, 2024. The change in revenue was primarily due to the production performance of the two marginal wells in Oklahoma. For each of the years ended December 31, 2025 and 2024, production and revenue are detailed as follows:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	{BBLS}	{MCF}	Revenue	Revenue	Revenue
Oklahoma	Q1 - 2024	28	809	2,002	1,565	3,567
Hazel (TX)	Q1 - 2024	0	0	-	-	-
Total Q1-2024		28	809	$2,002	$1,565	$3,567

Oklahoma	Q2 - 2024	14	639	945	694	1,639
Hazel (TX)	Q2 - 2024	0	0	-	-	-
Total Q2-2024		14	639	$945	$694	$1,639

Oklahoma	Q3 - 2024	14	668	1,076	979	2,055
Hazel (TX)	Q3 - 2024	0	0	-	-	-
Total Q3-2024		14	668	$1,076	$979	$2,055

Oklahoma	Q4 - 2024	44	1384	3,111	2,213	5,324
Hazel (TX)	Q4 - 2024	0	0	-	-	-
Total Q4-2024		44	1384	3,111	2,213	5,324

Total 2024		100	3,500	$7,134	$5,451	$12,585

Average Commodity Price				$71.34	$1.56

Oklahoma	Q1 - 2025	30	604	1,986	1,078	3,064
Hazel (TX)	Q1 - 2025	0	0	0	0	0
Total Q1-2025		30	604	1,986	1,078	3,064

Oklahoma	Q2 - 2025	14	510	816	1147	1963
Hazel (TX)	Q2 - 2025	0	0	0	0	0
Total Q2-2025		14	510	816	1147	1963

Oklahoma	Q3 - 2025	14	698	937	1418	2355
Hazel (TX)	Q3 - 2025	0	0	0	0	0
Total Q3-2025		14	698	937	1418	2355

Oklahoma	Q4- 2025	28	629	1739	1222	2961
Hazel (TX)	Q4 - 2025	0	0	0	0	0
Total Q4-2025		28	629	1739	1222	2961

Total 2025		86	2,441	5,478	4,865	10,343

Average Commodity Price				$63.70	$1.99

Expenses for the Years Ended December 31, 2025 and 2024

We recorded depreciation, depletion and amortization expense of $-0- for the year ended December 31, 2025 compared to $-0- for the year ended December 31, 2024.

Operating Expenses

	Year Ended December 31,
	2025	2024
General & Administrative Expenses	$5,340,621	$4,137,001
Total	$5,340,621	$4,137,001

General and Administrative Expenses

Our general and administrative expense for the year ended December 31, 2025 was $5,340,621 compared to $4,137,001 for the year ended December 31, 2024. Our general and administrative expenses consisted of consulting expense, accounting and administrative costs, professional consulting fees, and other general corporate expenses. The change in general and administrative expenses in 2025, compared to 2024, is primarily due to changes in consulting fees, filing fees, legal fees, director and officer liability insurance, and investor relations expenses.

Results for the three month periods ending March 31, 2026 and 2025

Revenue and Gross Profit

	Three Months Ended March 31
	2026	2025
Product Sales BOE	112	131

Total Revenue	$2,725	$3,064
Cost of revenue	($36,039)	($9,598)
Gross Profit (Loss)	($33,314)	($6,534)

Gross profit percentage	(1222.53)%	(213.25)%

Production Revenues and Cost of Revenue

For the three months ended March 31, 2026, we had production revenue of $2,725 compared to $3,064 of production revenue for the prior year period. The change in revenue was primarily due to revenue from production sold from the Oklahoma wells. Our cost of revenue, consisting of lease operating expenses and production taxes, was $36,039 and $9,598 for the three months ended March 31, 2026, and 2025, respectively.

Refer to the table of production and revenue included below for changes in revenue:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	{BBLS}	{MCF}	Revenue	Revenue	Revenue
Oklahoma	Q1 - 2025	30	604	1,986	1,078	3,064
Hazel (TX)	Q1 - 2025	0	0	0	0	0
Total Q1-2025		30	604	1,986	1,078	3,064

Oklahoma	Q2 - 2025	14	510	816	1147	1963
Hazel (TX)	Q2 - 2025	0	0	0	0	0
Total Q2-2025		14	510	816	1147	1963

Oklahoma	Q3 - 2025	14	698	937	1418	2355
Hazel (TX)	Q3 - 2025	0	0	0	0	0
Total Q3-2025		14	698	937	1418	2355

Oklahoma	Q4 - 2025	28	629	1739	1222	2961
Hazel (TX)	Q4 - 2025	0	0	0	0	0
Total Q4-2025		28	629	1739	1222	2961

Total 2025		86	2,441	5,478	4,865	10,343

Average Commodity Price				$63.70	$1.99

Oklahoma	Q1 - 2026	14	589	838	1,887	2,725
Hazel (TX)	Q1 - 2026	0	0	-	-	-
Total Q1-2026		14	589	838	1,887	2,725

Average Commodity Price				$59.86	$3.20

Expenses for the three months ended March 31, 2026 and 2025

We did not record any depreciation, depletion and amortization expense for the three months ended March 31, 2026 or 2025.

General and Administrative Expenses

	Three Months
	Ended March 31
	2026	2025
General & Administrative	$1,383,268	$1,147,138
Total general and administrative expenses	$1,383,268	$1,147,138

General and Administrative Expenses

Our general and administrative expense for the three-month period ended March 31, 2026, was $1,383,268 compared with $1,147,138 for the same period from the prior year.

Our general and administrative expenses consisted of accounting and administrative costs, legal and other professional consulting fees, and other general corporate expenses.

CASH FLOWS, LIQUIDITY AND CAPITAL RESOURCES

Cash Flows for the years ended December 31, 2025 and 2024

The following table summarizes sources and uses of cash and cash equivalents:

	Year Ended	Year Ended
	December 31, 2025	December 30, 2024
Cash Flows provided by (used in) Operating Activities
Net loss	$(10,561,149)	$(59,614,467)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	7,197	806,381
Expense related to stock based compensation	128	54,381
Debt issuance cost	4,843	-
Impairment expense	5,373,207	56,186,313
Imputed interest on note payable	50,000	37,500
Change in:
Accounts receivable	84,549	123,882
Other asset - related party	(88,215)	(254,548)
Prepaid expenses	(77,357)	(18,515)
Asset retirement obligation applied to P&A cost	(30,995)	(26,670)
Interest payable	3,194,409	755,696
Accounts payable and accrued expenses	146,874	(3,256,094)
Account payable, related party	-	97,027
Net cash used in operating activities	(1,896,509)	(5,109,114)

Cash Flows provided by (used in) Investing Activities
Investment in oil and natural gas properties	(4,803,655)	(448,477)

Proceeds from sale of assets	-	1,141,142
Net cash provided by (used in) investing activities	(4,803,655)	692,665

Cash Flows provided by Financing Activities
Proceeds from notes payable, related party	2,673,000	1,250,000
Proceeds from promissory note	6,000,000	2,000,000
Payments on promissory notes	(2,000,000)	-
Prepayments, working interest owners	-	(311,281)
Net cash provided by financing activities	6,673,000	2,938,719

Net change in cash	(27,164)	(1,477,730)

Cash - beginning of period	191,117	1,668,847

Cash - end of period	$163,953	$191,117

Supplemental disclosure of cash flow information:
Cash paid for interest	$385,333	$-

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued in property acquisition	$-	$1,243,565
Common stock issued after 12/31/2024 for mineral property acquisitions	$-	$843
Addition to note payable to reimburse lease payments	$-	$278,054
Recognition of ARO liability	$-	$70,949
Capitalized Interest	$-	$2,182,539
Increase in note payable, related party for settlement of accounts payable	$215,000	$-

At December 31, 2025, we had cash and cash equivalents of $163,953 compared to $191,117 as of December 31, 2024.

Cash Flows From Operating Activities

Cash used in operating activities for the year ended December 31, 2025, was $1,896,509 compared to $5,109,114 for the year ended December 31, 2024.

Cash used in operating activities for the year ended December 31, 2025 can be attributed principally to net loss from operations of $10,561,149 adjusted for $5,373,207 in Impairment Expense, and changes in other liabilities, and accounts payable and accrued expenses.

Cash Flows from Investing Activities

Cash from (used in) investing activities for the year ended December 31, 2025 was $(4,803,655) compared to $692,665 for year ended December 31, 2024. Cash from investing activities for December 31, 2024 consisted of investments in oil and natural gas properties of $(448,477) and proceeds from sale of oil and natural gas property of $1,141,142.

Cash Flows from Financing Activities

Cash provided by financing activities for the year ended December 31, 2025 was $6,673,000 compared to $2,938,719 for the year ended December 31, 2024. Cash flows provided by financing activities consisted of loans from a related party ($2,673,000) and proceeds, net of repayments, from an unrelated parties ($4,000,000).

We expect to continue to have cash flows provided by financing activities as we seek new rounds of financing and continue to develop our oil and natural gas investments. We do not expect to pay cash dividends on our common stock in the foreseeable future.

Reference the consolidated statements of cash flows included in the financial statements for additional detail of the components that comprise the net use of cash in operations. We expect to continue to use cash flows in operating activities until such time as we achieve sufficient commercial oil and natural gas production to cover our operating costs.

Cash Flows for the three months ended March 31, 2026 and 2025

The following table summarizes sources and uses of cash and cash equivalents:

	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025
Cash Flows provided by (used in) Operating Activities
Net loss	$(1,416,582)	$(1,153,672)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	1,182	1,799
Expense related to stock based compensation	-	103
Imputed interest on note payable	12,500	12,500
Change in:
Accounts receivable	451	83,249
Other asset - related party	-	(36,253)
Prepaid expenses	16,797	(39,644)
Accounts payable and accrued expenses	736,734	742,047
Net cash used in operating activities	(648,918)	(389,871)

Cash Flows used in Investing Activities
Investment in oil and natural gas properties	-	(14,952)
Net cash used in investing activities	-	(14,952)

Cash Flows provided by Financing Activities
Proceeds from notes payable, related party	540,000	230,000
Net cash provided by financing activities	540,000	230,000

Net change in cash	(108,918)	(174,823)

Cash - beginning of period	163,953	191,117

Cash - end of period	$55,035	$16,294

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$80,000

Supplemental disclosure of non-cash investing and financing activities:
Increase in note payable, related party for settlement of accounts payable	$-	$215,000

Cash Flow Used in Operating Activities

Cash flow used in provided by operating activities for the three months ended March 31, 2026 was $(648,918) compared to (389,871) for the three months ended March 31, 2025. Cash flows (used in) operating activities for the three months ended March 31, 2026 can be primarily attributed to the net loss from operations and changes in accrued liabilities. Cash flows used in operating activities for the three months ended March 31, 2025, can be primarily attributed to the net loss from operations and a change in accounts payable. We expect to continue to use cash flow in operating activities until such time as we achieve sufficient commercial oil and gas production to cover all of our cash costs.

Cash Flow Used in Investing Activities

Cash flow used in investing activities for the three months ended March 31, 2026 was $(-0-) compared to $(14,952) for the three months ended March 31, 2025. Cash flow used in investing activities principally consists of investment in oil and natural gas properties in Texas.

Cash Flows from Financing Activities

Cash flows from financing activities for the three months ended March 31, 2026 was $540,000 compared to $230,000 for the three months ended March 31, 2025. Cash flows from financing activities consists of proceeds from additional borrowings from a related party. For the three months ended March 31, 2026, we incurred aggregate interest on the 2022 Note, the 2021 Note and under the Loan Agreement of $713,940.

Capital Expenditures for the years ended December 31, 2025 and 2024

Our capital expenditures are summarized in the following table:

	Year Ended
	December 31
	2025	2024
Acquisitions:
Proved property	$-	$-
Unproved property mineral interest	-	1,244,408
Exploration and development:
Developmental leasehold costs	-	-
Exploratory drilling and completion costs	-	-
Development drilling and completion costs	4,803,655	692,665
Capitalized interest	-	2,182,539
Total exploration and development	4,803,655	4,119,612
Other property	-	-
Total capital expenditures	$4,803,655	$4,119,612
Change in accrued capital expenditures and other	(146,874)	3,256,094
Common stock issued for development costs	-	(1,244,408)
Account receivable cancelled in working interest acquisition	-	-
Proceeds from sale of property	-	(1,141,142)
Capitalized interest	-	(2,182,539)
Total cash capital expenditures	$4,656,781	$2,807,617

Capital Expenditures for the three months ended March 31, 2026 and 2025

Our capital expenditures are summarized in the following table:

	Three Months Ended March 31,
	2026	2025
Acquisitions:
Proved property	$-	$-
Unproved property working interest	-	-
Exploration and development:
Developmental leasehold costs	-	-
Exploratory drilling and completion costs	-	-
Development drilling and completion costs	-	14,952
Other development costs	-	-
Capitalized interest	-	-
Asset retirement obligations		-
Total exploration and development	-	14,952

Other property	-	-
Total capital expenditures	$-	$14,952
Change in accrued capital expenditures and other	(736,734)	(742,047)
Prepaid drilling costs	-	-
Capitalized interest	-	-

Asset retirement obligations	-	-
Total net cash capital expenditures	$(736,734)	$(727,095)

Liquidity and Capital Resources

The business of exploring for, developing and producing oil and natural gas is capital intensive. Because oil, natural gas and NGL reserves are a depleting resource, like all upstream operators, we must make capital investments to grow and even sustain production. Our principal liquidity requirements are to finance operations, fund capital expenditures and acquisitions and satisfy any indebtedness obligations. Cash flows are subject to a number of variables, including the level of oil and natural gas production and prices, and the significant capital expenditures required to more fully develop our oil and natural gas properties. Historically, our primary sources of capital funding and liquidity have been from borrowings. At times and as needed, we may also issue debt or equity securities. We estimate the combination of the sources of capital discussed above will continue to be adequate to meet our short and long-term liquidity needs but there can be no assurances that any such sources will be available if needed.

Cash on hand and operating cash flow can be subject to fluctuations due to trends and uncertainties that are beyond our control. Our ability to issue equity and obtain credit on favorable terms may be impacted by a variety of market factors as well as fluctuations in our results of operations.

2021 Note and Loan Agreement

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

On October 1, 2023, we entered into an amendment to the 2021 Note and an amendment to the Loan Agreement with Mr. McCabe as successor in interest to Meta extending the 2021 Note Maturity Date. Amendments to the 2021 Note and Loan Agreement entered into on June 30, 2025 include automatic extension provisions, and the maturity dates of both are presently extended to June 30, 2026.

The 2021 Note is fully drawn with a principal balance outstanding of $15 million, bears interest at 8% per annum, computed on the basis of a 360-day year, and matures on January 3, 2024. If an event of default occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. Additionally, we have an aggregate principal balance of $6.59 million outstanding under the Loan Agreement which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists.

The combined balance on the 2021 Note and the Loan Agreement as of December 31, 2025, was $21.22 million. As of March 31, 2026, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $6.88 million.

December 2022 Note

On December 22, 2022 we issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”), which bears interest at 5% per annum, computed on the basis of a 365-day year. In January 2026, the Company and Mr. McCabe entered into an amendment to the 2022 Note to ratify an increase to the amount available for borrowing up to $25 million. As of December 31, 2025, the Company had a balance of $24.63 million and accrued and unpaid interest of $2.92 million due under the 2022 Note. Amendments to the 2021 Note and Loan Agreement and the December 2022 Note, entered into on June 30, 2025, include automatic extension provisions, and the maturity dates of all are presently extended to June 30, 2026.

As of December 31, 2025, Notes Payable – related party includes balances of the 2021 Note and Loan Agreement and the 2022 Note, as detailed above, totaling $45.85 million, and additional borrowing and adjustment to the 2022 Note during the year ended December 31, 2025 totaling $2,888,000. Included in this amount, was $215,000 advanced by Mr. McCabe for settlement of an account payable. Additional advances in the three months ended March 31, 2026, totaled $540,000.

As of March 31, 2026, the Company had $25.17 million in principal amount outstanding under the 2022 Note. As of March 31, 2026, the Company had $3.22 million in accrued but unpaid interest on the 2022 Note.

A portion of the advances from Mr. McCabe are not interest bearing. Imputed interest of $50,000 was been recorded on the -0-% portion of the note for the year ended December 31, 2025. For the three months ended March 31, 2026, $12,500 imputed interest was recorded.

CAPCO Note February 2024

On February 29, 2024, CAPCO Holding, Inc., a Texas corporation (“Capco”), loaned us $2,000,000 under a 12% Secured Promissory Note (the “Capco Note”), which provides, among other things, that the loan will be due in one year, with us having the option to extend the loan by one additional year. The loan will bear interest at the rate of 12% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, we must pay all accrued interest for that first year, and thereafter, the loan will bear interest at a rate that is mutually agreeable to us and Capco, which rate will not exceed 18% per annum, and will be payable in one balloon payment of principal and interest on the extended maturity date. As part of the transaction, Gregory McCabe, our Chairman and Chief Executive Officer, entered into a Stock Pledge and Security Agreement with Capco under which he pledged 250,000 of his shares of common stock of the Company to secure our obligations under the Capco Note. Further, Mr. McCabe entered into a Subordination Agreement (the “Subordination Agreement”) with Capco and us under which Mr. McCabe agreed to subordinate all of the Company’s indebtedness and obligations owed to Mr. McCabe to the Capco Note, under the terms and conditions of the Subordination Agreement. Accrued and unpaid interest as of June 30, 2025 was $502 after interest payments of $240,000 during the quarter ended June 30, 2025. The Note was paid in full in August 2025.

As of March 31, 2026, we had $55,035 of liquidity, comprised of cash and cash equivalents on hand. Our short and long-term capital requirements consist primarily of funding our development and drilling activities, payment of contractual obligations and debt service.

At March 31, 2026, we had working capital deficit of $63,256,277 and total assets of $790,133. Stockholders’ equity (deficit) was $(63,758,533). The negative working capital is principally due to notes payable which were payable within one year.

The Panther Bridge LLC Note August 2025

On August 20, 2025, the Company entered into and closed a transaction with Panther Bridge, LLC, a Texas limited liability company (“Panther Bridge”), under which Panther Bridge loaned $6,000,000 to the Company. The transaction was effected through a Subscription Agreement that was entered into between the two parties, under which the Company sold to Panther Bridge an 18% Unsecured Promissory Note in the original principal amount of $6,000,000 (the “Panther Bridge Note”), along with 3,000,000 shares of Series A Redeemable Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”), and an Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest from the ownership in the Panther Prospect of the Company (the “Assignment”). Panther Bridge is managed by Gregory McCabe, Jr., the son of the Company’s Chairman and Chief Executive Officer, Gregory McCabe (“McCabe Sr.”). Neither of the McCabes have any economic interest in Panther Bridge. Panther Bridge has multiple outside investors, none of which are considered related persons to the Company.

The Panther Bridge Note bears interest at the rate of 18% per annum with one balloon payment of principal and interest being due and payable on the maturity date of August 20, 2026. The proceeds of the $6,000,000 loan are to be used to pay off the 12% Secured Promissory Note held by CAPCO Holding, Inc. in the principal amount of $2,000,000, to pay any obligations of the Company for the Panther Prospect, and for general corporate purposes. None of proceeds were used for repayment of any debts owed to McCabe Sr. The Panther Prospect includes approximately 618 gross acres and 618 net acres of land situated in Acadia Parish, Louisiana. The Company has elected to participate as a non-operating working interest owner in the next well drilled on the Panther Prospect. As part of the loan transaction, the Company, Panther Bridge, and McCabe Sr. entered into a Subordination Agreement (the “Subordination Agreement”) under which McCabe Sr. agreed to subordinate all of the Company’s indebtedness and obligations owed to him to the indebtedness under the Panther Bridge Note, under the terms and conditions of the Subordination Agreement. The Panther well was declared to be a dry hole in November 2025.

Also, as part of the loan transaction, the Company issued to Panther Bridge 3,000,000 shares of newly designated Series A Redeemable Preferred Stock. Reference Note 7. The designation, voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions of the Preferred Stock are set forth in a Certificate of Designations filed with the Secretary of State of Nevada. The holders of the Preferred Stock have no voting rights. At the Company’s option, it may redeem the Preferred Stock, in whole or from time to time in part, on any business day after the date of issuance, at a per share redemption price equal to $1.00 plus all accrued and unpaid dividends on such share, if any. The Preferred Stock begins accruing dividends on the first anniversary of the issuance date, August 20, 2026, at the rate of 18% per annum of the per share redemption/liquidation price ($1.00 plus all unpaid dividends on such share). Additionally, there are restrictions on the Company declaring or making any distribution on common stock while there are any accrued and unpaid dividends owed to holders of Preferred Stock. Holders of the Preferred Stock also have certain rights upon liquidation, dissolution or winding up of the Company or upon a change or control of the Company. Specifically, in the event of any liquidation, dissolution or winding up, holders of the Preferred stock will have liquidation preference over holders of common stock.

Also, as part of the loan transaction, the Company granted to Panther Bridge an Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest from the ownership in the Panther Prospect of the Company. Under the Assignment, the Company conveyed to Panther Bridge a 1/8th (12.50%) of 8/8ths Net Profits Interest (as defined below) in and to all the Company’s interests in the oil, gas and mineral leases and any future wells drilled thereon as described in “Annex A” to the Assignment (which the Company refers to as the Panther Prospect). The Assignment defines “Net Profits Interest” as the gross proceeds actually received by the Company from the sale of oil, gas, and other hydrocarbons produced and saved from the subject leases, less certain allowable costs, including actual and reasonable costs, expenses, and charges attributable to the subject leases that fall into certain categories (as further set forth in the Assignment). Panther Bridge also has the irrevocable one-time option, at any time, to convert any portion of the Net Profits Interest conveyed under the Assignment from a net profits interest to an undivided working interest of equal percentage to the amount of the Net Profits Interest converted, in the properties described in the Assignment.

As of March 31, 2026 accrued and unpaid interest on the Panther Bridge note was $670,246.

Management believes that currently available resources may not provide sufficient funds to enable us to meet our financing and drilling obligations for the 2025 fiscal year. We anticipate that we will continue to incur operating losses and generate negative cash flows from operations for the foreseeable future. As a result, we will need additional capital resources to fund our operations both in the short term and in the long term, prior to achieving break even or positive operating cash flow. While we do not have any committed sources of capital, we expect to continue to opportunistically seek access to additional funds through public or private equity offerings or debt financings, through partnering or other strategic arrangements, including credit application arrangements with our third-party servicers, or a combination of the foregoing. Despite our efforts, we may face obstacles in continuing to attract new financing due to industry conditions and our history and current record of net losses. We can provide no assurance that we will be able to obtain the financing required to meet our stated objectives or even to continue as a going concern.

Critical Accounting Estimates

Oil and natural gas properties—The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least annually and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Depreciation, depletion, and amortization—The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test—Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax affects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations—The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Recent Accounting Pronouncements

Our audited financial statements and the accompanying notes thereto found elsewhere in this prospectus contain a description of recent accounting pronouncements.

The foregoing discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes that are included elsewhere in this prospectus and the audited consolidated financial statements and related notes. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this report, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

MANAGEMENT

Executive Officers and Non-Employee Directors

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position
Executive Officers
Gregory McCabe	65	Chairman and Chief Executive Officer
Roger Wurtele	79	Chief Financial Officer
Non-Employee Directors
Edward Pocock III	58	Director
Robert Lance Cook	68	Director

Executive Officers

Gregory McCabe has served as Chair of the Board of NBH since June 2023 and has served as Chief Executive Officer of the Company since January 2024. Since March 1988, Mr. McCabe has owned and served as the President of McCabe Petroleum Corporation, a private corporation that offers petroleum refining, and since April 2013, he has owned and served as president of McCabe Ventures, LLC, a multifaceted private investment company with a focus on oil and gas, real estate, and other investments. From July 2016 until June 2021, Mr. McCabe served as the chairman of Torchlight Energy Resources, Inc., the Company’s predecessor. Mr. McCabe has active ownership in several other oil and gas entities including Manix Royalty, Texas Rock Oil, TRO-X, and McCabe Minerals and Royalties. Working with geologist, Rich Masterson, Mr. McCabe was extremely active in the early development of the Wolfbone play in the Delaware Basin portion of the Permian Basin. The experience and knowledge learned in the Wolfbone play helped formulate Mr. McCabe and Mr. Masterson’s theories and concepts regarding the Orogrande Basin. In addition to his work in the Orogrande and Delaware Basins of Texas and New Mexico, Mr. McCabe has explored for oil and gas throughout the U.S., including Louisiana, Utah, Arizona, Montana, and Nebraska. Mr. McCabe has been involved in numerous oil and gas ventures throughout his career and has a vast experience in technical evaluation, operations and acquisitions and divestitures. Mr. McCabe received his Bachelor of Science degree in Geology in 1984 from Sul Ross State University.

Roger Wurtele has served as Chief Financial Officer of the Company since January 2024 and prior to that served as an independent financial consultant to the Company since its formation in August 2022. From September 2013 until its merger with Meta in June 2021, Mr. Wurtele served as the Chief Financial Officer of Torchlight Energy Resources, the Company’s predecessor. Following the merger until the Spin Off of the Company in December 2022, Mr. Wurtele served as an accountant for Meta. He is a versatile, experienced finance executive that has previously served as Chief Financial Officer for several public and private companies. He has a broad range of experience in public accounting, corporate finance and executive management. Mr. Wurtele previously served as CFO of Xtreme Oil & Gas, Inc. from February 2010 to September 2013. From May 2013 to September 2013 he worked as a financial consultant for the Company’s predecessor. From November 2007 to January 2010, Mr. Wurtele served as CFO of Lang and Company LLC, a developer of commercial real estate projects. He graduated from the University of Nebraska and has been a certified public accountant for over 40 years.

Non-Employee Directors

Edward Pocock III has served as a member of the Board since January 2024. Mr. Pocock is a veteran and public servant with expertise in governmental relations. Since August 2013, Mr. Pocock has served as a trustee and chairman of the board of directors of J. Allen Lamb & Edward S. Pocock III Foundation, a 501(c)(3) private foundation that provides educational grants, scholarships, police grants and other donations deemed appropriate for public charity. From December 2018 until May 2020, Mr. Pocock served as the chief executive officer of Vortexed, Inc., a private company, since October 2021, he has served as a director of DATAPULT, Inc., a private predictive analysis software company and since February 2023, has served as a director of Cerabond, LLC, a private specialized intermetallic bonding company. In addition to his role as a director of the Company, Mr. Pocock serves as managing member of E3 Properties, LLC, a private property investment company, E3 Titles, LLC a private intellectual property holding company, Westfield SASCO, LLC, a private single asset real estate holding company, Albany, CASCO, LLC a private single asset real estate holding company and Cardinal Rule, LLC, a private consulting firm. Mr. Pocock became a police officer in 1989, finishing his career as a Captain of Police in Southington, Connecticut, commanding both Patrol and Detective Divisions. During Mr. Pocock’s tenure in law enforcement, he gained extensive investigative experience in a multitude of disciplines, including the investigation of embezzlement, fraud, theft, and the misapplication of funds. Administratively, Mr. Pocock upheld high ethical standards as the police evidence room manager, developing auditing procedures to meet or exceed state compliance standards. Additionally, Mr. Pocock provided counsel on multiple database development projects for the state and National Incident-Based Reporting System (NIBRS). Recognized by his community for strong leadership and integrity, Mr. Pocock’s ability to match ’street’ application with ethical and honest public policy is evident in his actions, where he was responsible for finances, policies, and lobbying efforts at both state and federal levels. Mr. Pocock received a B.S. degree from the Florida Institute of Technology, an M.S. from the University of Louisville, and holds a Six Sigma Black Belt from Villanova University.

Robert Lance Cook has served as a director of the Company since December 2022. Mr. Cook has spent 36 years at Shell Oil with final positions of Vice President of Wells Technology and Chief Scientist. Mr. Cook has extensive experience in Deepwater, Arctic, and Unconventional Research & Development and Operations. Mr. Cook is the founder and CEO of Enventure Global Technology, a joint venture between Shell and Halliburton. Mr. Cook has served as the COO of Sirius Well Manufacturing, a joint venture between Shell and CNPC and is a technologist with an extensive patent portfolio. Since retiring from Shell in 2016, Mr. Cook has served as Vice President of Production Operations for WellsX Inc. from 2017 to 2020 and in 2020, he founded and continues to serves as president and chief technology officer of Sage Geosystems Inc.

Conflicts of Interest

Nevada law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its directors, officers or stockholders. Our Amended and Restated Articles of Incorporation, to the maximum extent permitted from time to time by Nevada law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors, officers or stockholders or their respective affiliates. Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by law neither any director or officer nor his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or officer acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for such director or officer or such person’s affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers arising in the future would materially undermine our ability to operate our business. Our Amended and Restated Articles of Incorporation do not renounce our interest in any business opportunity that is expressly offered to a director or officer solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Amended and Restated Articles of Incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Director Independence

A majority of the members of our Board meet the criteria for independence as defined by the corporate governance guidelines to be adopted by our Board.

Corporate Governance Guidelines

The Board has not adopted a formal corporate governance policy.

Code of Ethics and Code of Conduct

Our Board of Directors has adopted a Code of Ethics and Code of Conduct that governs our directors, officers, and employees. A copy of our Code of Conduct can be found on our website at nextbridgehydrocarbons.com/investors. We will post to our website any amendments and waivers to the Code of Ethics and Code of Conduct that are required to be disclosed by the rules of the SEC.

Committees of Our Board

We have established an audit committee, a compensation committee, a nominating and governance committee and an ESG committee, each of which operates under a written charter that is available on our website.

In addition, our Board may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our Board.

Audit Committee

The members of the Audit Committee consist of Edward Pocock III and Robert L. Cook, each of whom meet the independence requirements set forth in Rule 10A-3 under the Exchange Act and our Audit Committee Charter. Each member of the Audit Committee is financially literate, and has accounting and related financial management expertise and satisfies the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment.

The functions of the Audit Committee include:

●	oversee the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

●	review our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	select and appoint an independent registered public accounting firm;

●	pre-approve all services to be provided to us by our independent registered public accounting firm;

●	review related party transactions;

●	review with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

●	review and evaluate the qualification, performance, fees and independence of our registered public accounting firm;

●	meet with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

●	discuss with our independent registered public accounting firm and our management earnings releases prior to their issuance;

●	oversee our internal audit function; and

●	oversee our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.

Compensation Committee

The members of the Compensation Committee consist of Robert Lance Cook, as the chairperson and Edward Pocock III, each of whom are independent, “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).

The functions of our Compensation Committee include:

●	setting and reviewing our general policy regarding executive compensation;

●	determining the compensation of our Chief Executive Officer and other executive officers;

●	approving employment agreements for our Chief Executive Officer and other executive officers;

●	reviewing the benefits provided to our Chief Executive Officer and other executive officers;

●	overseeing our overall compensation structure, practices and benefits plans;

●	administering our executive bonus and equity-based incentive plans; and

●	assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee consist of Robert L. Cook, as the chairperson, and Edward Pocock III, each of whom are independent, “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).

The functions of our Corporate Governance and Nominating Committee include:

●	overseeing our corporate governance practices;

●	reviewing and recommending to our Board amendments to our committee charters and other corporate governance guidelines;

●	reviewing and making recommendations to our Board regarding the structure of our various board committees;

●	identifying, reviewing and recommending to our Board individuals for election to the Board;

●	adopting and reviewing policies regarding the consideration of board candidates proposed by stockholders and other criteria for Board membership; and

●	overseeing our Board’s annual self-evaluation.

ESG Committee

The members of the ESG Committee consist of Edward Pocock III and Robert L. Cook.

The functions of our ESG Committee include:

●	provide oversight with respect to ESG matters;

●	advise and assist the Board with its responsibilities for the oversight of ESG matters; and

●	provide oversight with respect to our annual sustainability report, which we plan to make available through our website.

Board Leadership Structure and Role in Risk Oversight

Governance Structure

The position of Board chairman is filled by our Chief Executive Officer (the “CEO”). We believe this combined leadership structure is appropriate for us because our Chairman and CEO (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for our performance and (iii) is able to draw on his knowledge of our operations to provide the Board with leadership and properly focus discussions on the issues of greatest importance to the Company and our stockholders. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our Board chairman is also a member of management, our Board has designated Robert L. Cook, a non- management director, as “Lead Director.” The responsibilities of the Lead Director include:

●	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;

●	Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;

●	Chairing all meetings of non-management directors and of the executive committee;

●	Overseeing the process of hiring, firing, evaluating and compensating the CEO;

●	Approving the retention of consultants who report directly to the Board;

●	Facilitating communication between the directors and the CEO, and communicating the directors’ perspectives and consensus view to the CEO; provided, that the Lead Director may not, in his sole discretion, override the CEO on any matters without majority approval of the Board;

●	Assisting the Board and officers in assuring compliance with and implementation of our governance principles;

●	Leading the annual evaluation of the chairman;

●	Serving as an independent point of contact for stockholders wishing to communicate with the Board;

●	Acting as principal liaison between the independent directors and the CEO on sensitive issues; and

●	Leading the Board in anticipating and responding to crises.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing our company. In this regard, our Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

Director Compensation - 2025

We did not pay any cash compensation to any of our directors who are not employed by us or any of our subsidiaries (“non-employee directors”) during the fiscal year ended December 31, 2025. The compensation for Mr. DuBose, who was employed by us during fiscal 2023, is reported in the Summary Compensation Table under “Executive Compensation” below, and he did not receive any compensation for his service on the Board.

Director Compensation Table - 2025

The following table sets forth the total compensation paid to our non-employee directors for their service on the Board during fiscal 2025.

	Fees Earned				Nonqualified
	Paid		Option Awards	Non-Equity	Deferred	All
	in	Stock	Option	Incentive Plan	Compensation	Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(A)	($)	($)	($)	($)
Robert Lance Cook	-	$40	$0	-	-	$0	$40
Edward Pocock III	-	$40	$0	-	-	$0	$40

The aggregate number of outstanding stock options held by each non-employee director as of December 31, 2025 are set forth below.

Director	Number of Outstanding Stock Options as of 12/31/25
Robert Lance Cook	622,077
Gregory McCabe	—
Edward Pocock II	—

EXECUTIVE COMPENSATION

All decisions with respect to management compensation are made by the Compensation Committee. A salary and stock options and/or warrants program may be developed in the future to align the interests of management with the interests of our stockholders and incentivize behaviors that we believe are necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace.

Incentive Compensation Awards

Our executive officers have not historically been paid bonuses or received annual equity awards, and our Board and Compensation Committee has not yet established a formal compensation policy for the determination of such awards. If our revenue grows and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying bonuses for our executive officers: (1) the growth in our revenue, (2) the growth in our earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA”), and (3) the value of our common stock. The Board and Compensation Committee have not adopted specific performance goals and target bonus amounts for any of its fiscal years, but may do so in the future.

Employment Agreements

On January 15, 2024, we appointed Gregory McCabe as Chairman of the Board and Chief Executive Officer and appointed Roger Wurtele as Chief Financial Officer. Messrs. McCabe and Wurtele are currently our sole executive officers, and neither has an employment agreement with us. No compensation payments of any kind, including salaries, bonuses, or other forms of remuneration, have been made to Mr. McCabe to date.

Outstanding Equity Awards as of December 31, 2025

The Company did not grant any stock options to the executive officers during the most recent fiscal year ended December 31, 2025.

Equity Incentive Plan

We maintain the 2022 Equity Incentive Plan (the “2022 Plan”) to attract, motivate, retain and reward selected employees and other service-providers of the Company and its subsidiaries. Meta, as the sole stockholder of the Company at the time the 2022 Plan was adopted, approved the 2022 Plan. The 2022 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the 2022 Plan. This authority includes, subject to the provisions of the 2022 Plan, selecting participants and determining the types of awards they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, accelerating or extending the vesting or exercisability or extending the term of any or all outstanding awards, making certain adjustments to an outstanding award and authorizing the conversion, succession or substitution of an award, determining the manner in which the purchase price of an award or the Company’s common shares may be paid, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan may be stock options, stock appreciation rights, restricted stock or stock units, or other awards denominated in or with reference to the Company’s common stock, and are generally only transferable to a beneficiary of a participant upon death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2022 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

 Equity Compensation Plan Information

The 2022 Plan is our only equity compensation plan. The following table provides aggregate information as of the end of the 2025 fiscal year with respect to the 2022 Plan:

			Number of Securities
			Remaining Available for
			Future Issuance Under Equity
	Number of Securities to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options	Outstanding Options	Reflected in Column(a))
Equity compensation plans approved by security holders	29,237,632	1.2056	20,762,368
Total	29,237,632	1.2056	20,762,368

Benefits

At this stage of our business, we provide no benefits or prerequisites for our employees We may adopt these plans and confer other fringe benefits for our executive officers in the future.

Summary Compensation Table – Fiscal 2023-2025

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) who were employed by us as of December 31, 2023. In certain circumstances, the compensation of former executive officers may also need to be disclosed. The table below sets forth the annual compensation for services rendered during 2025, 2024 and 2023 by these executive officers (also referred to as our “named executive officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (A) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Gregory McCabe	2025	-	-	-	-	-	-	-	-
CEO	2024	-	-	-	-	-	-	-	-
	2023	-	-	-	-	-	-	-	-

Roger Wurtele	2025	$240,000	-	$13	-	-	-	-	$240,013
CFO	2024	$240,000	-	$25	-	-	-	-	$240,025
	2023	-	-	-	-	-	-	-	-

Clifton DuBose Jr.(3)(5)	2025	-	-	-	-	-	-	-	-
CEO/President	2024	$1,482	-	-	-	-	-	-	$1,482
	2023	$400,000	-	-	$532,589	-	-	-	$932,589

Lucas Hawkins(4)	2025	-	-	-	-	-	-	-	-
CFO	2024	$1,482	-	-	-	-	-	-	$1,482
	2023	$390,000	-	-	$177,529	-	-	-	$567,529

Delvina Oelkers(5)(6)	2025	-	-	-	-	-	-	-	-
COO	2024	$1,482	-	-	-	-	-	-	$1,482
	2023	$385,000	-	-	$532,589	-	-	-	$917,589

(1)	These amounts represent the aggregate grant date fair value of stock options awarded to the NEO in the applicable fiscal year. These values have been determined under FASB ASC Topic 718, the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of equity awards contained in Note 7, Stockholders’ Equity, to our financial statements. The amounts reported in this column reflect the accounting grant date fair value of the awards and do not necessarily reflect the actual economic value that may be received by the NEO upon exercise or payment of the awards.

(2)	The amount includes insurance reimbursements paid to the NEO during the applicable fiscal year.

(3)	Mr. DuBose resigned as an officer and director of NBH and terminated his employment with NBH effective January 15, 2024.

(4)	Mr. Hawkins resigned as an officer of NBH and terminated his employment with NBH effective January 15, 2024.

(5)	A portion of the salary paid to Mr. DuBose and Ms. Oelkers during the fiscal year 2022 was paid through Hudspeth Operating, a wholly owned subsidiary of the Company, prior to the spin-off of the Company from its prior parent, Meta.

(6)	Ms. Oelkers resigned as an officer of NBH and terminated her employment with NBH effective March 27, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of April 30, 2026, and as adjusted to reflect the sale of the securities offered by us in this offering, by (i) each beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, (ii) each current director, (iii) each named executive officer and (iv) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 264,637,564 shares of our common stock outstanding as of April 30, 2026.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

Name	Shares of Common Stock		Percentage of Voting Common Stock Beneficially Owned Before this Offering
5% or More Stockholders Gregory McCabe 500 W. Texas Ave. #890 Midland, TX 79701	70,105,502		26.49%
Directors and Executive Officers
Gregory McCabe	70,105,502		26.49%
Robert L. Cook	1,873,077	(1)	*
Edward Pocock III	1,476,958		*
Roger Wurtele	375,000		*
All current directors and executive officers as a group (7 persons)	73,830,537		27.83%

*	Represents less than 1%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions between NBH and Stockholder Gregory McCabe

Mr. McCabe is a significant shareholder, Chairman of the Board and Chief Executive Officer, and holds 26.49% of the outstanding shares of common stock of the Company as of April 30, 2026.

McCabe Contribution Agreement

The Company, MPC and Mr. McCabe entered into a Contribution Agreement, dated July 25, 2023 (the “McCabe Contribution Agreement”), pursuant to which (i) Mr. McCabe agreed to contribute to the Company (i) up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”). and (ii) up to ten percent (10%) back-in working interest option for the previously owned Orogrande Project. With respect to the Bronco Project, the contribution is in proportion to the percentage of shares of common stock of the Company that are directly registered in the name of the beneficial owner on the books and records of the Company’s transfer agent, whether previously registered directly or previously held through a bank, broker or other nominee who instruct such bank, broker or other nominee and transferred to the beneficial owner on the books and records maintained by its transfer agent on or prior to the record date, provided that such shares remain directly registered for the holding period.

Acquisition of Working Interests

In connection with the terms of that certain Purchase Agreement, dated August 7, 2014, among Hudspeth, MPC and Mr. McCabe and pursuant to the Participation Agreement, Mr. McCabe has, at his option, the Back-In Interest after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage.

Such Back-In Interest is subject to the above-referenced McCabe Contribution Agreement and may be contributed to the Company as described above.

Under that certain Farmout Agreement, by and among Hudspeth, Pandora Energy, LP, Founders Oil & Gas, LLC, MPC and Mr. McCabe dated as of September 23, 2015, as amended, future well capital spending obligations remained the same 50% contribution from Hudspeth and 50% from Wolfbone until such time as the $40.5 million to be spent on the project. With such $40.5 million threshold being met, Wolfbone will bear 25% of the costs of the wells being drilled in the Orogrande acreage going forward provided that Wolfbone elects to participate in drilling such wells.

Additionally, Mr. McCabe owns a controlling interest in Magdalena, an entity that holds a 4.5% overriding royalty interest in the Orogrande acreage. Magdalena’s overriding royalty interest in the Orogrande acreage, which was obtained prior to, and was not a part of any of the transactions with the Company or its subsidiaries.

Torchlight Energy Inc., a subsidiary of the Company, previously acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. As part of that transaction, MPC, Torchlight Energy Inc. and Imperial Exploration, LLC entered into a Participation Agreement effective as of May 1, 2016. MPC and another unrelated working interest owner retained a back-in after payout working interest of 25% in that same acreage, and the interest will be triggered back to MPC upon the proceeds from production equal the costs of developing the project area.

On December 21, 2022, the Company entered into a Merger Agreement, pursuant to which in a series of transactions the Orogrande Properties (as defined in the Merger Agreement) owned by Wolfbone were assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of the Company’s common stock to Mr. McCabe (such series of transactions collectively, the “Merger”). The Merger was completed in April 2023 in accordance with the Texas Business Organizations Code, whereby Wolfbone became a direct and wholly owned subsidiary of the Company and the Company acquired Wolfbone’s 22.6249% working interest in the oil and natural gas properties covering approximately 134,000 acres located in the Orogrande Basin in West Texas in Hudspeth County, Texas.

Reimbursement Obligations

Pursuant to the Option Agreement, MHP is entitled to reimbursement for its cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. As of December 31, 2025, there was an outstanding cost reimbursement balance in the amount of $2,604,333. Additionally, MPC holds a reversionary interest burdening the Company’s proportionate interest in the Hazel Project of 20% pursuant to the terms of the Option Agreement.

The Company’s 2022 Note

On December 22, 2022, the Company issued the 2022 Note in favor of Mr. McCabe. The 2022 Note bears interest at 5% per annum, computed on the basis of a 365-day year. Mr. McCabe is the largest shareholder of the Company’s common stock and the chairman of the board of directors of the Company. As of December 31, 2025, the Company had a balance of $24.63 million and accrued and unpaid interest of $2.93 million due under the 2022 Note. An amendment to the 2022 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of the 2022 Note is presently extended to June 30, 2026.

The Company’s 2021 Note and Loan Agreement

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

On December 31, 2023, the Company and Mr. McCabe as successor in interest to Meta entered into an amendment to the 2021 Note and an amendment to the Loan Agreement extending the 2021 Note Maturity Date and the Maturity Date. An amendment to the 2021 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of the 2021 Note is presently extended to June 30, 2026.

Participation Agreement

Pursuant to the Participation Agreements, MPC, controlled by Mr. McCabe, along with the other Participants collectively funded $7,000,000, which will be used to (i) acquire the rights to drill on the Johnson Prospect and (ii) finance the drilling of five (5) vertical wells in the Johnson Prospect in connection with our 2023 drilling program requirements under its University Lands Drilling and Development Unit Agreement. Mr. McCabe and the other Participants will have the right to participate in the drilling of additional wells on the Johnson Prospect in the future, including an additional five (5) vertical wells in locations determined by Hudspeth Operating, in its sole discretion, in 2024. The Participation Agreements provide for an initial allocation of the working interests and net revenue interests among each Participant and the Company and then a re-allocation upon payout or payment to such Participant of drilling and completion costs for each well drilled. Following payout, we will own 25% of working interest as described below and 18.75% net revenue interest in each well.

Effective December 30, 2024, the Company issued 8,432,047 shares of common stock to the Participants in the Johnson Project. On October 6, 2023, the Company and certain investor participants (each a “Participant” and collectively the “Participants”) entered into twenty-five separate Participation Agreements (the “Participation Agreements”) to conduct drilling of wells in the Company’s approximately 17,000 acre Johnson Prospect in Hudspeth County, Texas, which was a portion of the Company’s Orogrande Prospect. Within a specified period following drilling of the initial five (5) wells, pursuant to the Participation Agreement, each Participant had the right to elect to transfer and assign all its interests to the Company in exchange for the issuance of shares of common stock. All 25 participants elected to exercise that right effective December 30, 2024. requiring the issuance of common stock.

Louisiana Projects

In March 2024, we entered into and closed a Contribution Agreement with Wildcat Partners SPV, LLC, a Delaware limited liability company (“Wildcat”), under which Wildcat transferred to us 100% of the issued and outstanding membership interests in each of (a) Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), (b) Wildcat Packer, LLC, a Texas limited liability company (“Packer”), (c) Wildcat Panther, LLC, a Texas limited liability company (“Panther”) and (d) Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”). As consideration, we issued 2,500,000 shares of our common stock, under the terms and conditions of the Contribution Agreement.

MPC previously owned and sold to Wildcat the underlying oil and gas prospects owned by Cowboy, Packer, Panther and Valentine. MPC always retained a 25% back-in after payout and various overriding royalty interests in the prospects owned by Cowboy, Packer, Panther and Valentine, but MPC agreed to waive its 25% back-in after payout but retain its overriding royalty interests in all such prospects in an effort to facilitate the transactions described below, including the sale of the leases owned by Valentine, including a leasehold estates in approximately 3,878.90 gross acres and 3,626.25 net acres of land situated in Lafourche Parish, Louisiana (the “Valentine Leases”), and the leases owned by Panther, including leasehold estates in approximately 618 gross acres and 618 net acres of land situated in Acadia Parish, Louisiana (the “Panther Leases”), the leases owned by Packer, including leasehold estates in approximately 4,349 gross acres and 4,349 net acres of land situated in Acadia and Lafourche Parish, Louisiana (the “Packer Leases”), the leases owned by Cowboy, including leasehold estates in approximately 835 gross acres and 835 net acres of land situated in Acadia Parish, Louisiana (the “Cowboy Leases).

Concurrent with the closing of the above transactions with Wildcat, we entered into and closed a Participation Agreement with Magnetar Exploration L.P. (“Magnetar”) under which we sold to Magnetar a 100% working interest, entitled to not less than a 75% net revenue interest, in and to the Valentine Leases, along with a 100% right, title and interest in all contracts affecting the Valentine Leases, all under the terms and conditions of such Participation Agreement, including the following consideration: (a) Magnetar paid $964,448 from which we are required to pay bonuses of $240,000 to ORX Exploration and $60,000 to Zebrowski Consulting, resulting in net proceeds to us of $664,448; (b) Magnetar agrees to pay all delay rentals pertaining to the Valentine Leases which accrue during calendar year 2024 and during the months of January through August of 2025, provided, however, that if the initial test well is commenced at any time prior to the end of August, 2025, Magnetar’s obligation to bear delay rental expenses thereafter will be deemed terminated, and the obligation for the payment of subsequent delay rentals shall be governed by the subject operating agreement; (c) in the event Magnetar has not commenced actual drilling operations on lands covered by the Valentine Leases on or prior August 31, 2025, then Magnetar shall have the option to continue paying rentals or extending the leases within the Area of Mutual Interest (the “AMI”) until December 31, 2026; (d) we will have the option to participate for up to a 1/3 working interest in the initial test well to be undertaken by Magnetar on lands covered by the Valentine Leases, with this right to extend to subsequent wells to be undertaken by Magnetar, subject to the further provisions regarding operations; and (e) at least three working days prior to its spudding the initial test well, Magnetar will pay to us a spud fee of $600,000 of which $240,000 of the cost thereof will be shared with ORX Exploration and $120,000 will be shared with Zebrowski Consulting, leaving us with $240,000.

During the fourth quarter of 2025 Magnetar began development on the initial test well on the Valentine mineral acreage and paid the $600,000 spud fee to the company. The Company declined to exercise its option to participate in the drilling project. Magnetar has granted the Company a nominal net 0.8% working interest in the initial test well being developed.

The net amount of $360,000 has been recorded as other income in our financial statements as of December 31, 2025 since the Company has no continuing interest or capitalized costs in the Valentine mineral leases.

Related Party Transactions

Policy and Procedures Governing Related Person Transactions

The Board has adopted a written policy regarding the approval of related party transactions. At regularly scheduled Audit Committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the Audit Committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the Audit Committee when deciding whether to approve a related party transaction, the Audit Committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third-party. We believe that the transactions and agreements discussed below (including renewals of any existing agreements) between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.

DILUTION

If you purchase shares of common stock in the offering, you will experience immediate dilution to the extent of the difference between the public offering price per share and our net tangible book value per share immediately after the offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of March 31, 20256, our net tangible book value was approximately $(63,758,533), or approximately $(0.24) per share.

After giving effect to the sale by us of shares of common stock in the offering, assuming a public offering price per share of common stock of $15.00, after deducting estimated offering expenses and placement agent’s fees and expenses payable by us, our pro forma net tangible book value as of March 31, 2026 would have been approximately $506,016,467, or approximately $1.66 per share. This represents an immediate increase in net tangible book value of $1.90 per share to existing stockholders and an immediate dilution to purchasers in this offering of $13.34 per share of our common stock.

The following table illustrates this dilution on a per share basis (unaudited):

Assumed public offering price per share of common stock		$15.00

Net tangible book value per share as of March 31, 2026		$(0.24)
Decrease in net tangible book value per share attributable to the offering		$13.34
Pro forma net tangible book value per share as of March 31, 2026 after giving effect to this offering		$1.66
Dilution per share to the new investors in this offering	$

DESCRIPTION OF OUR CAPITAL STOCK

General

The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated By-laws and certain provisions of Nevada law. You are encouraged to read our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, which have been filed as exhibits to the Registration Statement on Form S-1, of which this prospectus is a part, for greater detail with respect to these provisions.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The Company was incorporated on August 31, 2021, and as of April 30, 2026 the Company had 264,637,564 shares of common stock outstanding.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of shares of our common stock do not have cumulative voting rights.

Other Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. The Board is authorized to issue up to 50,000,000 shares of preferred stock from time to time in one or more series. The Board is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board is authorized to issue shares of preferred stock without shareholder approval.

Series A Redeemable Preferred Stock

In August 2025, our Board designated 3,000,000 shares of our authorized shares of preferred stock as Series A Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

Mezzanine Classification

The Series A Preferred Stock is redeemable in the event of certain change of control events involving the Company. S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268 guidance an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. The Series A Preferred Stock is not mandatorily redeemable, however, a change in control is not solely in control of the Company, accordingly, the Company determined that mezzanine treatment is appropriate for the Series A and has presented it as such in our Consolidated Financial Statements as of and for the year ended December 31, 2025.

Liquidation Preference

The Series A Preferred Stock will rank senior to the Company’s common stock, (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dividends

Holders of the Series A Preferred Stock are entitled to a dividend at the rate of 18.0% per annum, compounding quarterly, paid in cash, at the Company’s election. For any quarter in which the Company elects not to pay the dividend in cash, such dividend will become part of the redemption price of each share of Series A Preferred Stock as of the applicable dividend payment date. During the year ended December 31, 2025, the Company did not declare or pay dividends. Dividends will accrue at the discretion of the Board of Directors.

Voting

The Series A Preferred Stock will not be entitled to vote with the holders of the Common Stock.

Redemption

At any time, the Company may redeem, ratably, in whole, the shares of Series A Preferred Stock of any holder outstanding at such time at a redemption price per share of Series A Preferred Stock equal to the following: sum of (i) $1.00 plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the immediately preceding dividend payment date to (but not including) the redemption date.

Change in Control Redemption

In the event of any change in control transaction occurring after the original issuance date, each holder of shares of Series A Preferred Stock outstanding immediately prior to the consummation of such change in control transaction shall be entitled to have all, but not less than all, of the shares of Series A Preferred Stock be redeemed at the redemption price upon the consummation of such change in control transaction.

As of December 31, 2025, the Series A Preferred Stock is not probable of becoming redeemable.

Certain Provisions of Nevada Law

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (N.R.S.) apply to any Nevada corporation with more than 200 stockholders (a “resident domestic corporation”), prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

●	any merger or consolidation of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder,”

●	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary of the corporation:

●	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

●	having an aggregate market value equal to more than 5% of the aggregate market value of all of the outstanding shares of the corporation; or

●	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation.

●	the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

●	the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder.” or any affiliate or associated of the “interested stockholder;”

●	Except for a transaction or series of transactions which would constitute a combination as described in the “issuance or transfer” paragraph above, if any of the following actions occurs:

●	a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

●	recapitalization of the corporation;

●	merger of consolidation of the corporation with any subsidiary; or

●	any other transaction, whether or not with or into or otherwise involving the interested stockholder, under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares; or

●	any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder” of the benefit, directly or indirectly, except proportionately as a stockholder of the corporation, any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

●	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

●	an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires the combination meets all of the requirements of the corporations articles of incorporation and either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders Statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value, as of the date of consummation, of consideration other than cash to be received by holders of shares of outstanding common stock and holders of any other outstanding class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or through an affiliated corporation in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. Our Bylaws presently provide that Nevada’s Acquisition of Controlling Interest Statute does not apply to us.

Limitations of Liability and Indemnification Matters

Our Articles of Incorporation contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, unless the presumption that the directors have acted in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted, in which case directors may be liable for damages resulting from intentional misconduct, fraud or a knowing violation of law. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC.

No Listing

Our common stock is not listed on any securities exchange and will not be eligible for electronic trading through DTC or any other established clearing corporation. There is no established public trading market for the shares of common stock being offered in this offering, and we do not expect a market to develop. We do not intend to register any shares of common stock under the Securities Act for sale by the holders of our common stock.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC has agreed to act as the placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated April 30, 2026. The placement agent is not purchasing or selling any of the shares of common stock offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number of shares or dollar amount of shares of our common stock, but has agreed to use its reasonable best efforts to arrange for the sale of all of the shares of common stock offered hereby. Therefore, we will enter into subscription agreements directly with institutional investors in connection with this offering. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock, and the placement agent will have no authority to bind us by virtue of the placement agency agreement.

We will deliver the shares of common stock being issued to the investors upon receipt of investor funds for the purchase of such shares offered pursuant to this prospectus.

Fees and Expenses

We have agreed to pay the placement agent an aggregate cash fee equal to 5.0% of the aggregate purchase price of the shares of common stock sold in this offering.

The following table shows the per share and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus assuming the purchase of all of the shares of common stock offered hereby:

	Per Share	Total
Public offering price	$15.00	$600,000,000
Placement agent fees	$0.75	$30,000,000
Proceeds to us, before expenses	$14.25	$570,000,000

Subject to certain conditions, we also have agreed to reimburse all reasonable out-of-pocket expenses of the placement agent in connection with this offering, including but not limited to reasonable fees of legal counsel, not to exceed a maximum amount of $150,000. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees and expenses, will be approximately $75,000.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the sale of the securities sold by us while they are acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act, and the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Transfer Agent

The transfer agent for our common stock is Equiniti Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with the sale of our common stock described in this Prospectus will be passed upon for us by O’Melveny & Myers, LLP, Dallas, Texas, and by Woodburn and Wedge, Reno, Nevada, with respect to matters of Nevada law. The placement agent is being represented in this offering by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Next Bridge Hydrocarbons, Inc. as of December 31, 2025 and 2024, and for each of the fiscal years then ended, appearing in this Prospectus, have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of our common stock to be sold in this offering. The term registration statement means the original registration statement and any and all amendments thereto, including the exhibits and schedules to the original registration statement and any amendments. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the SEC’s website. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at nextbridgehydrocarbons.com/investors as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

The information contained on or accessible through our website shall not be deemed to be a part of this prospectus or the registration statement on Form S-1, of which this prospectus is a part.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

Next Bridge Hydrocarbons, Inc.

500 W, Texas Avenue, Suite 890, Midland TX 79701

We have not authorized anyone to give any information or make any representation about the offering or of the Company that is different from, or in addition to, that contained in this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Prospectus does not extend to you. The information contained in this Prospectus speaks only as of the date of this Prospectus unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 9, 2026;

●	Our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2026; and

●	Our Current Reports on Form 8-K, filed with the SEC ,January 16, 2026 and January 26, 2026.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Next Bridge Hydrocarbons, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Next Bridge Hydrocarbons, Inc.(the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss and a working capital deficit as of December 31, 2025, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 2 to the consolidated financial statements, the Company had a net loss and a working capital deficit as of December 31, 2025.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2024

The Woodlands, TX

April 9, 2026

NEXT BRIDGE HYDROCARBONS INC
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2025	2024
ASSETS
Current assets:
Cash	$163,953	$191,117
Accounts receivable	-	85,000
Production receivable	451	-
Prepaid expenses	172,613	95,256
Total current assets	337,017	371,373

Oil and natural gas properties	-	569,551

Other assets
Deposit - RRC	105,179	105,179
Other asset - related party	474,103	385,888
Total other assets	579,282	491,067

TOTAL ASSETS	$916,299	$1,431,991

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$451,716	$519,841
Accounts payable - related party	97,027	97,027
Note payable - related party	45,853,832	42,750,832
Note payable	6,000,000	2,000,000
Accrued interest payable	9,787,819	6,808,410
Total current liabilities	62,190,394	52,176,110

Asset retirement obligations	1,075,513	1,099,311

Total liabilities	63,265,907	53,275,421

Commitments and contingencies	-	-

Mezzanine equity, Series “A” redeemable, non voting, preferred stock
Preferred stock, par value $0.0001, 50,000,000 shares authorized; 3,000,000 and -0- issued and outstanding at December 31, 2025 and December 31, 2024	4,843	-

Stockholders’ deficit:
Common stock, par value $0.0001; 500,000,000 shares authorized; 264,637,564 issued and outstanding at December 31, 2025 issued and 251,930,516 outstanding at December 31, 2024;	26,464	25,193
Shares to be issued	-	1,143
Additional paid-in capital	107,728,096	107,678,096
Accumulated deficit	(170,109,011)	(159,547,862)
Total stockholders’ deficit	(62,354,451)	(51,843,430)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT	$916,299	$1,431,991

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEXT BRIDGE HYDROCARBONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2025	December 31, 2024

Oil and natural gas sales	$10,343	$12,585

Operating expenses:
Lease operating expenses	216,920	185,100
Production taxes	744	906
General and administrative	5,340,621	4,137,001
Impairment expense	5,373,207	56,186,313
Total operating expenses	10,931,492	60,509,320

Other income (expense)
Property fee received	360,000	-
Proceeds from legal settlement	-	872,268
Administration income	-	10,000
Total other income	360,000	882,268

Loss before income taxes	(10,561,149)	(59,614,467)

Provision for income taxes	-	-

Net loss	$(10,561,149)	$(59,614,467)

Loss per common share:
Basic and Diluted	$(0.04)	$(0.24)
Weighted average number of common shares outstanding:
Basic and Diluted	264,270,508	251,253,281

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEXT BRIDGE HYDROCARBONS INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common	Common	Additional				Mezzanine Equity
	stock	stock	paid-in	Shares to be	Accumulated		Preferred
	shares	amount	capital	issued	deficit	Total	Shares	Amount
Balance, January 1, 2024	248,830,516	$24,883	$106,343,260	$-	$(99,933,395)	$6,434,748	0	$-

Common stock issued for consulting	600,000	60	54,021	-	-	54,081	0	$-
Common shares issued after 12/31/2024 to directors and officer	0	-	-	300	-	300	0	$-
Common stock issued in mineral property acquisition	2,500,000	250	1,243,315	-	-	1,243,565	0	$-
Common shares issued after 12/31/2024 for mineral property acquisitions	0	-	-	843	-	843	0	$-
Imputed interest on related party note payable	0	-	37,500	-	-	37,500	0	$-

Net loss	0	-	-	-	(59,614,467)	(59,614,467)	0	$-

Balance, December 31, 2024	251,930,516	$25,193	$107,678,096	$1,143	$(159,547,862)	$(51,843,430)	0	$-

Common shares issued to Johnson Participants	8,432,047	843	-	(843)	-	-	0	$-
Common shares issued to directors and officer	4,025,000	403	-	(300)	-	103	0	$-
Stock compensation expense	250,001	25	-	-	-	25	0	$-
Issuance of preferred stock	0	-	-	-	-	-	3,000,000	$4,843
Imputed interest on related party note payable	0	-	50,000	-	-	50,000	0	$-

Net loss	0	-	-	-	(10,561,149)	(10,561,149)	0	$-

Balance, December 31, 2025	264,637,564	$26,464	$107,728,096	$-	$(170,109,011)	$(62,354,451)	3,000,000	$4,843

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEXT BRIDGE HYDROCARBONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2025	December 30, 2024
Cash Flows provided by (used in) Operating Activities
Net loss	$(10,561,149)	$(59,614,467)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	7,197	806,381
Expense related to stock based compensation	128	54,381
Debt issuance cost	4,843	-
Impairment expense	5,373,207	56,186,313
Imputed interest on note payable	50,000	37,500
Change in:
Accounts receivable	84,549	123,882
Other asset - related party	(88,215)	(254,548)
Prepaid expenses	(77,357)	(18,515)
Asset retirement obligation applied to P&A cost	(30,995)	(26,670)
Interest payable	3,194,409	755,696
Accounts payable and accrued expenses	146,874	(3,256,094)
Account payable, related party	-	97,027
Net cash used in operating activities	(1,896,509)	(5,109,114)

Cash Flows provided by (used in) Investing Activities
Investment in oil and natural gas properties	(4,803,655)	(448,477)
Proceeds from sale of assets	-	1,141,142
Net cash provided by (used in) investing activities	(4,803,655)	692,665

Cash Flows provided by Financing Activities
Proceeds from notes payable, related party	2,673,000	1,250,000
Proceeds from promissory note	6,000,000	2,000,000
Payments on promissory notes	(2,000,000)	-
Prepayments, working interest owners	-	(311,281)
Net cash provided by financing activities	6,673,000	2,938,719

Net change in cash	(27,164)	(1,477,730)

Cash - beginning of period	191,117	1,668,847
Cash - end of period	$163,953	$191,117

Supplemental disclosure of cash flow information:
Cash paid for interest	$385,333	$-

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued in property acquisition	$-	$1,243,565
Common stock issued after 12/31/2024 for mineral property acquisitions	$-	$843
Addition to note payable to reimburse lease payments	$-	$278,054
Recognition of ARO liability	$-	$70,949
Capitalized Interest	$-	$2,182,539
Increase in note payable, related party for settlement of accounts payable	$215,000	$-

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

1.	NATURE OF BUSINESS

Next Bridge Hydrocarbons, Inc. (the “Company”) was incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed its name to Next Bridge Hydrocarbons, Inc. pursuant to its Amended and Restated Articles of Incorporation filed on June 30, 2022.

The Company is an energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in the United States. The Company has minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in the Hunton wells located in Oklahoma (the “Oklahoma Properties”). The Company has no employees. We engage contractors and consultants for various roles as needed including management and high quality exploration and technical partners

The Company operates its business through nine wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation (“TEI”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company (“Torchlight Hazel”), Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of Hudspeth (“Hudspeth Operating”), Wildcat Panther, LLC, a Texas limited liability company (“Panther”), Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”), Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), Wildcat Packer, LLC, a Texas limited liability company (“Packer”). All intercompany transactions have been eliminated in consolidated financial statements.

2.	GOING CONCERN

At December 31, 2025, the Company had not yet achieved profitable operations. The Company had a net loss of $10,561,149 for the year ended December 31, 2025. The Company expects to incur further losses in the development of its business. The Company had a working capital deficit as of December 31, 2025 of $61,853,377. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan to address the Company’s ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement, institutional, or public sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern and therefore, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classifications of liabilities that may result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation—The financial statements are presented on a consolidated basis and include the accounts of Next Bridge Hydrocarbons, Inc. and its wholly owned subsidiaries, TEI, Hudspeth, Torchlight Hazel, Wolfbone, Hudspeth Operating. and Wildcat Panther, LLC, a Texas limited liability company (“Panther”), Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”), Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), Wildcat Packer, LLC, a Texas limited liability company (“Packer”). All significant intercompany balances and transactions have been eliminated.

In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates.

Reclassification—Certain prior year amounts related to Other assets – related party have been reclassified to conform to the fiscal 2025 presentation.

Risks and uncertainties—The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating an emerging business, including the potential risk of business failure.

Concentration of risks—At times the Company’s cash balances are in excess of amounts guaranteed by the Federal Deposit Insurance Corporation. The Company’s cash is placed with a highly rated financial institution, and the Company regularly monitors the creditworthiness of the financial institutions with which it does business.

Fair value of financial instruments—Financial instruments consist of cash, receivables, payables and promissory notes, if any. The estimated fair values of cash, receivables, and payables approximate the carrying amount due to the relatively short maturity of these instruments. The carrying amounts of any promissory notes approximate their fair value giving affect for the term of the note and the effective interest rates.

For assets and liabilities that require re-measurement to fair value the Company categorizes them in a three-level fair value hierarchy as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

●	Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents – Cash and cash equivalents include certain investments in highly liquid instruments with original maturities of three months or less.

Accounts receivable – Accounts receivable consisted of amounts due from a purchaser of excess oilfield equipment.

Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of December 31, 2025 and 2024, no valuation allowance was considered necessary.

Oil and natural gas properties – The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Impairment expense of $5,373,207 for the year ended December 31, 2025, has been recorded from the participation in drilling and development of a well on the Panther acreage in Louisiana determined to be a dry hole and management’s review of other Louisiana properties for impairment as of December 31, 2025.

Impairment expense of $56,186,313 for the year ended December 31, 2024 arose from the October 8, 2024 notice from University Lands that the Company’s Orogrande mineral interest agreement would not be renewed at its December 31, 2024 scheduled expiration.

Gains and losses, if any, on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Capitalized interest – The Company capitalizes interest on unevaluated properties during the periods in which they are excluded from costs being depleted or amortized. During the year ended December 31, 2025, the Company capitalized $-0- of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2024, was $2,182,519.

Depreciation, depletion, and amortization – The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test – Future production volumes from oil and natural gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and natural gas properties. If the net capitalized cost of proved oil and natural gas properties, net of related deferred income taxes, plus the cost of unproved oil and natural gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related realizable tax affects, plus the cost of unproved oil and natural gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.

The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and natural gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and natural gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations – The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Share-based compensation – Compensation cost for equity awards is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award.

The Company accounts for stock option awards using the calculated value method. The Company values warrant and option awards using the Black-Scholes option pricing model.

The Company accounts for any forfeitures of options when they occur. Previously recognized compensation cost for an award is reversed in the period that the award is forfeited.

The Company also issues equity awards to non-employees. The fair value of these option awards is estimated when the award recipient completes the contracted professional services. The Company recognizes the expense for the estimated total value of the awards during the period from their issuance until performance completion.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized. Reference Note 8 to the Financial Statements.

Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the consolidated financial statements. Company tax returns remain subject to federal and state tax examinations. Generally, the applicable statutes of limitation are three to four years from their respective filings.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the statements of operation. The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the year ended December 31, 2025, or for the year ended December 31, 2024.

Revenue recognition – The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and natural gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. The Company elects to treat contracts to sell oil and natural gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations, which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. Amounts allocated in the Company’s price contracts are based on the standalone selling price of those products in the context of long-term contracts. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606, Revenue Recognition, and is not considered revenue from contracts with customers subject to ASC 606. The Company may in the future use financial or physical contracts accounted for as derivatives as economic hedges to manage price risk associated with normal sales, or in limited cases may use them for contracts the Company intends to physically settle but do not meet all of the criteria to be treated as normal sales.

Producer Gas Imbalances. The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

Basic and diluted earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. The Company had no dilutive shares for the year ended December 31, 2025, or for the year ended December 31, 2024. Reference Note 7 to the Financial Statements regarding outstanding Stock Options.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations. The Company accrued no liability as of December 31, 2025 and December 31, 2024.

Recent accounting pronouncements adopted – In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which expands a public entity’s annual and interim disclosure requirements about their reportable segments, primarily through more detailed disclosures about significant segment expenses. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and for interim periods beginning after December 15, 2024. We have adopted this standard for our fiscal year 2024 annual financial statements and interim financial statements thereafter and have applied this standard retrospectively for all prior periods presented in the financial statements. The adoption did not have a material impact on our financial statements or results of operations.

Accounting Pronouncements Not Yet Adopted

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which requires public entities to disclosure additional information about certain costs and expenses included in relevant expense captions presented on the income statement. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. Management is currently evaluating ASU 2024-03 to determine its impact on the Partnership’s disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”), which provides a practical expedient related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606, Revenue from Contracts with Customers. The practical expedient permits an entity to assume that current conditions as of the balance sheet date do not change for the remaining life of the current accounts receivable and current contract assets. ASU 2025-05 is effective for annual and interim periods beginning after December 15, 2025 on a prospective basis, with early adoption permitted. The Company is currently evaluating the potential impact of adopting this new guidance on the consolidated financial statements and related disclosures.

Segment Reporting

The Company manages its business activities on a consolidated basis and operates in a single operating and reportable segment. Operating segments are defined as components of a public entity that engages in business activities and for which discrete financial information and operating results are available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assess performance.

The Company’s Chief Executive Officer (“CEO”) has been determined to be the Chief Operating Decision Maker (CODM) of the Company. The CEO uses net income, as reported on our consolidated income statements, to assess financial performance and allocate resources on a consolidated basis. The CEO manages and evaluates the results of the Company on a consolidated basis, and net income is used to evaluate key operating decisions, such as making strategic acquisitions, determining transaction structures to capitalize on the development of oil and natural gas properties, and allocating resources for general and administrative expenditures. The CEO does not review consolidated balance sheet assets when assessing segment performance and deciding how to allocate resources. The measure of segment assets is reported on the balance sheet as total consolidated assets. Disaggregated operating revenues of the Company’s single segment and all significant segment expenses are presented separately on the Company’s consolidated statement of operations. There are no other significant segment expenses or other segment items that would require disclosure.

4.	OIL AND NATURAL GAS PROPERTIES

The following table presents the capitalized costs for oil and natural gas properties of the Company:

Schedule of Oil and Natural Gas Properties

	December 31, 2025	December 31, 2024

Evaluated costs subject to amortization	$-	$-
Unevaluated costs	5,373,207	569,551
Total capitalized costs	5,373,207	569,551
Less accumulated depreciation, depletion and amortization	-	-
Less accumulated impairment	(5,373,207)	-

Total oil and natural gas properties	$-	$569,551

The Company periodically adjusts for the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of, or changes in market value, of unevaluated leases. The impact of reclassifications as they become necessary is to increase the basis for calculation of future period’s depletion, depreciation and amortization which effectively recognizes the impairment on the consolidated statement of operations over future periods. Reclassified costs also become evaluated costs for purposes of ceiling tests, and which may cause recognition of increased impairment expense in future periods. There were no remaining cumulative unevaluated costs which had been reclassified within the Company’s full cost pool totals as of December 31, 2025, or December 31, 2024, since the Company had no proved reserve value associated with our properties.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and NGLs, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Current Projects

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company is primarily focused on the acquisition of early-stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

As of December 31, 2025, the Company had interests in three oil and natural gas projects: the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas (seven wells), two wells in Central Oklahoma and unevaluated mineral leases in Louisiana.

During the fourth quarter of 2025 Magnetar began development on the initial test well on the Valentine mineral acreage in Louisiana held by our subsidiary Wildcat–Valentine LLC which included a $600,000 spud fee to the Company. The Company declined to exercise its option to participate in the drilling project. Magnetar has granted the Company a nominal net 0.8% working interest in the initial test well being developed.

The net amount of the spud fee ($360,000 after payment to project consultants) has been recorded as other income in the accompanying financial statements since the Company has no continuing interest or capitalized costs in the Valentine mineral leases.

The Louisiana unevaluated mineral leases were fully impaired as of December 31, 2025.

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. A back-in after payout of a 25% working interest was retained by MPC and another unrelated working interest owner.

In October 2016, the holders of all of Torchlight’s then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing TEI’s ownership from 66.66% to a 33.33% working interest.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, Torchlight entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with an entity which was wholly owned by Mr. McCabe, which resulted in the acquisition of approximately 40.66% working interest in the 12,000 gross acres, 9,600 net acres, in the Hazel Project.

Also on January 30, 2017, Torchlight entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, Torchlight acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40-acre unit surrounding the well.

Upon the closing of the transactions, the Torchlight working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, Torchlight acquired an additional 6% working interest from unrelated working interest owners increasing its working interest in the Hazel project to 80%, and an overall net revenue interest of 75%.

Seven test wells have been drilled on the Hazel Project to capture and document the scientific base in support of demonstrating the production potential of the property. Two of the wells were plugged and abandoned in the fourth quarter of 2025 at a gross cost of $106,284 which was partially offset by $30,995 of accreted cost from the Asset Retirement Obligation.

Option Agreement with Masterson Hazel Partners, LP

On August 13, 2020, the Company’s subsidiaries TEI and Torchlight Hazel (collectively, “Torchlight Subs”) entered into an option agreement (the “Option Agreement”) with Masterson Hazel Partners, LP (“MHP”) and MPC. Under the agreement, MHP was obligated to drill and complete, or cause to be drilled and completed, at its sole cost and expense, a new lateral well (the “Well”) on the Hazel Project, sufficient to satisfy Torchlight Subs’s continuous development obligations on the southern half of the prospect no later than September 30, 2020. MHP has satisfied this drilling obligation. MHP paid Torchlight Subs $1,000 as an option fee at the time of execution of the Option Agreement. MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the Well attributable to the Torchlight Subsidiary’s interest until such time as it has recovered its reasonable costs and expenses for drilling, completing, and operating the well.

In exchange for MHP satisfying the above drilling obligations, Torchlight Subs granted to MHP the exclusive right and option to perform operations, at MHP’s sole cost and expense, on the Hazel Project sufficient to satisfy Torchlight Subsidiary’s continuous development obligations on the northern half of the prospect. MHP declined to exercise its option to purchase the entire Hazel Project.

Full impairment of the historical cost incurred in prior periods for the Hazel Project has been previously recognized.

Hunton Play, Central Oklahoma

As of December 31, 2025, the Company was producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

Full impairment of the historical cost incurred in prior periods for the Oklahoma properties has been previously recognized.

The McCabe Contribution Agreement

On July 25, 2023, the Company entered into a Contribution Agreement among the Company, Mr. McCabe, and MPC, an entity exclusively owned and operated by Mr. McCabe (the “McCabe Contribution Agreement”). MPC has committed to contribute up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”).

In July 2024 the Company agreed to participate in the cost of seismic data for the Bronco project to preserve its option to receive an assignment from MPC on the acreage with the intention of developing it at some time in the future, and with the understanding that discussions were ongoing between MPC and unrelated parties for them to potentially acquire the Bronco. In the event the Bronco was sold to an unrelated party, the Company would receive all cash and/or working interest equity retained in the sale. McCabe would only retain his overriding royalty interest as previously disclosed and will not receive any additional compensation.

The Company has paid $474,103 toward the seismic data collection and other costs related to maintain the Bronco leases through December 31, 2025 which it recorded as a prepayment toward either a future assignment of the Bronco, or as having an interest in the proceeds of a sale of the Bronco by Mr. McCabe to an unrelated party. These costs have been reclassified as of December 31, 2025 as “Other assets – related party”.

5.	RELATED PARTY BALANCES

The 2021 Note and Loan Agreement

On October 1, 2021, the Company entered into a note payable with Meta, its former parent, to borrow up to $15 million which bears interest at 8% per annum, computed on the basis of a 360-day year (the “2021 Note”). The 2021 Note was initially to mature on March 31, 2023 (the “2021 Note Maturity Date”). If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts the Company’s ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of its assets, unless the Company is the surviving entity, or the successor entity assumes all of obligations under the 2021 Note. The 2021 Note was originally collateralized by certain shares of common stock in Meta held by one of Meta’s stockholders, Mr. McCabe.

On September 2, 2022, the Company entered into a loan agreement with Meta, as lender (the “Loan Agreement”) that would govern prior loan amounts advanced to the Company from Meta. As of August 11, 2022, and August 29, 2022, the Company borrowed an additional $1.2 million and $1.46 million, respectively, representing the remaining amount available for borrowing under the Loan Agreement and resulting in a total of $5 million principal amount outstanding related to the Loan Agreement, the proceeds of which were used for working capital and general corporate purposes. The term loans under the Loan Agreement bear interest at a per annum rate equal to 8% and were to mature on March 31, 2023 (the “Maturity Date”). The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict our ability to do certain things, such as: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; incur additional indebtedness; incur liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary events of default, mandatory prepayment events and affirmative covenants, including, without limitation, covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our material properties, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

Under the terms of the Arrangement Agreement that governed the merger transaction between Torchlight and Meta in June 2021, the oil and natural gas assets were to be sold or spun out from Meta and the costs of any sale or spin-off incurred by Meta were to be borne the then-existing shareholders of Torchlight. The amount of the reimbursement payable to Meta in connection with the Spin-Off was $2.59 million which was added to the principal amount of the Loan Agreement for a principal balance outstanding of $7.59 million as of March 31, 2023. Concurrently with the amendment to the Loan Agreement, the Company made a prepayment of $1 million to reduce the principal balance to $6.59 million.

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

The combined balance on the 2021 Note and the Loan Agreement as of December 31, 2025 was $21.22 million. As of December 31, 2025, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $6.46 million.

The maturity dates of the 2021 Note and Loan Agreement have been extended several times. An amendment to the 2021 Note and Loan Agreement entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of both is presently extended to March 31, 2026.

On December 22, 2022, the Company issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”), which bears interest at 5% per annum, computed on the basis of a 365-day year. As of December 31, 2025, the Company had $24.63 million in principal amount outstanding under the 2022 Note. As of December 31, 2025, the Company had $2.92 million in accrued but unpaid interest on the 2022 Note.

The maturity dates of the 2022 Note has been extended several times. An amendment to the 2022 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of both is presently extended to March 31, 2026.

MPC has also advanced $97,027 for advance lease payments related to the “Bronco Project” which is pending transfer to the Company as of December 31, 2025. The Company is accounting for the advances as accounts payable and prepaid costs until the transfer of the project is completed. The prepaid costs have been reclassified as of December 31, 2025 as “Other assets – related party”.

6.	COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 15, 2024, a securities class action captioned Targgart v. Next Bridge Hydrocarbons, Inc., et al., No. 24-cv-1927, was filed in the U.S. District Court for the Eastern District of New York. The action is brought on behalf of a putative class of persons or entities that acquired the Company’s shares in connection with the Company’s spin-off from Meta Materials, Inc., in December 2022. The complaint names as defendants the Company and certain of its current and former officers and directors. The complaint asserts claims under Sections 11 and 15 of the Securities Act, alleging that the Form S-1 that the Company filed with the SEC on July 14, 2022, which became effective on November 18, 2022, contained untrue statements or omissions. The complaint seeks, among other things, unspecified statutory and compensatory damages. On August 12, 2024, the case was transferred to the Northern District of Texas. On September 9, 2024, plaintiffs filed an amended complaint that added a Section 12(a)(2) claim against the Company. On July 3, 2025, the District Court granted Defendants’ Motion to Dismiss and dismissed the case with prejudice. Final Judgment was entered that same day. On July 29, 2025, the plaintiffs filed a Notice of Appeal to appeal the case to the U.S. Court of Appeals for the Fifth Circuit. This appeal is still pending.

On December 9, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Matthew J. Pease v. Securities & Exchange Commission, Financial Industry Regulatory Authority, Depository Trust & Clearing Corporation, OTC Markets Group, Inc., John Brda, Gregory McCabe, Next Bridge Hydrocarbons, Inc., which claims include: (i) violations of Sarbanes-Oxley Act; (ii) violation of Regulation FD; (iii) negligent and intentional infliction of emotional distress; (iv) conspiracy to commit fraud; and (iv) antitrust violations under the Sherman Act. The Company filed a motion to dismiss, which was granted on February 25, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal which is still pending.

On December 6, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Danielle Spears v. Next Bridge Hydrocarbons, Inc., Gregory McCabe, John Brda, Roger N. Wurtele, Kenneth Rice, Joseph DeWoody, Clifton Dubose and Jane Doe 1/20, John Doe 1-20, which claims include allegations of numerous violations of federal securities law, including: (i) violations of the Securities Exchange Act of 1934; (ii) negligence; (iii) failure to resolve the FINRA U3 halt, with reference to Section 10(b); (iv) unjust enrichment; (v) conspiracy to commit fraud; and (vi) emotional distress (negligent or intentional infliction). The Company filed a motion to dismiss, which was granted on February 24, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal, which is still pending.

On December 6, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Contique Willcot v. Securities & Exchange Commission, GTS Securities, LLC, Ari Rubinstein, Next Bridge Hydrocarbons, Inc., John Brda, Gregory McCabe, Financial Industry Regulatory Authority, which claims include allegations of numerous violations of federal securities law, including: (i) violations of the Securities Exchange Act of 1934; (ii) violation of the Sherman Antitrust Act and the Clayton Act; (iii) negligence; and (iv) unjust enrichment. The Company filed a Motion to Dismiss, which was granted on March 16, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal, which is still pending.

Environmental Matters

The Company is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to the Company’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. As of December 31, 2025, and December 31, 2024, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

7.	MEZZANINE EQUITY

Series A Preferred Stock

On August 20, 2025, the Company entered into and closed a transaction with Panther Bridge, LLC, a Texas limited liability company (“Panther Bridge”), under which Panther Bridge loaned $6,000,000 to the Company, see note 10. The transaction was effective through a Subscription Agreement that was entered into between the two parties, under which the Company sold to Panther Bridge an 18% Unsecured Promissory Note in the original principal amount of $6,000,000.00 (the “Panther Bridge Note”), along with 3,000,000 shares of Series A Redeemable Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”) for $0. The Series A Preferred Stock is recorded at the fair value at the time of issuance of $4,843 in the Company’s Consolidated Financial Statements.

Mezzanine Classification

The Series A Preferred Stock is redeemable in the event of certain change of control events involving the Company. S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268 guidance an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. The Series A Preferred Stock is not mandatorily redeemable, however, a change in control is not solely in control of the Company, accordingly, the Company determined that mezzanine treatment is appropriate for the Series A and has presented it as such in our Consolidated Financial Statements as of and for the year ended December 31, 2025.

Liquidation Preference

The Series A Preferred Stock will rank senior to the Company’s common stock, (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dividends

Holders of the Series A Preferred Stock are entitled to a dividend at the rate of 18.0% per annum, compounding quarterly, paid in cash, at the Company’s election. For any quarter in which the Company elects not to pay the dividend in cash, such dividend will become part of the redemption price of each share of Series A Preferred Stock as of the applicable dividend payment date. During the year ended December 31, 2025, the Company did not declare or pay dividends. Dividends will accrue at the discretion of the Board of Directors.

Voting

The Series A Preferred Stock will not be entitled to vote with the holders of the Common Stock.

Redemption

At any time, the Company may redeem, ratably, in whole, the shares of Series A Preferred Stock of any holder outstanding at such time at a redemption price per share of Series A Preferred Stock equal to the following: sum of (i) $1.00 plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the immediately preceding dividend payment date to (but not including) the redemption date.

Change in Control Redemption

In the event of any change in control transaction occurring after the original issuance date, each holder of shares of Series A Preferred Stock outstanding immediately prior to the consummation of such change in control transaction shall be entitled to have all, but not less than all, of the shares of Series A Preferred Stock be redeemed at the redemption price upon the consummation of such change in control transaction.

As of December 31, 2025, the Series A Preferred Stock is not probable of becoming redeemable.

8.	STOCKHOLDERS’ EQUITY

The Company has 500,000,000 authorized shares of common stock, par value of $0.0001 per share and 50,000,000 authorized shares of preferred stock, par value of $0.0001 per share. 3,000,000 shares of preferred stock have been issued in connection with Mezzanine Equity discussed in Note 7 above.

On February 29, 2024, we entered into a consulting agreement with an individual, under which the consultant agreed to provide analysis and advisory services to us for consideration of $10,000 per month and the issuance to him of 500,000 shares of common stock, under the terms and conditions of the consulting agreement.

On March 28, 2024, the Company we entered into and closed a Contribution Agreement with Wildcat Partners SPV, LLC, a Delaware limited liability company (“Wildcat”), under which Wildcat transferred to us 100% of the issued and outstanding membership interests in each of (a) Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), (b) Wildcat Packer, LLC, a Texas limited liability company (“Packer”), (c) Wildcat Panther, LLC, a Texas limited liability company (“Panther”) and (d) Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”). As consideration, we issued 2,500,000 shares of our common stock, under the terms and conditions of the Contribution Agreement.

On April 2, 2024, the Company issued 100,000 shares of common stock in connection with a consulting agreement under which the consultant has agreed to provide advisory services.

Effective December 30, 2024, the Company issued 8,432,047 shares of common stock to the Participants in the Johnson Project. On October 6, 2023, the Company and certain investor participants (each a “Participant” and collectively the “Participants”) entered into twenty-five separate Participation Agreements (the “Participation Agreements”) to conduct drilling of wells in the Company’s approximately 17,000 acre Johnson Prospect in Hudspeth County, Texas. Within a specified period following drilling of the initial five wells, pursuant to the Participation Agreement, each Participant had the right to elect to transfer and assign all its interests to the Company in exchange for the issuance of shares of common stock. All 25 participants elected to exercise that right effective December 30, 2024, requiring the issuance of common stock.

On December 31, 2024, the Company authorized issuance of 3,000,000 shares of common stock to directors, an officer, and a consultant for services.

On March 10, 2025, the Company authorized issuance of 1,025,000 shares of common stock valued at par value of $103 to directors, an officer, and a consultant for services.

On September 25, 2025, the Company authorized issuance of 250,000 shares of common stock valued at par value of $25 to a consultant for services.

Stock Based Compensation

In 2022, the Company’s board of directors adopted, and the stockholders approved, the 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan permits the Company to grant stock options, restricted stock, restricted stock units, performance shares awards and any one or more of the foregoing, for up to a maximum of 58,273,612 shares following an automatic increase to the number of shares reserved under the 2022 Plan on January 1, 2023.

During the year ended December 31, 2023, the Company granted 35,856,521 stock options in the first and second quarters of 2023 as authorized under the 2022 Plan.

Upon the resignations by certain of the Company’s employees in the second quarter, 2023, 6,618,889 of the options granted to those employees in March, 2023. were forfeited, canceled, and returned to the option pool available under the 2022 Plan.

As of December 31, 2025 and 2024, 29,237,632 options were outstanding.

Vesting was subject to continued service with the Company for up to one year with provisions for earlier vesting subject to the attainment of events outlined in the Plan.

All options outstanding were fully vested as of December 31, 2023.

Inputs to the Black-Scholes Model are as follows:

Schedule of Share-Based Compensation Arrangements by Share-Based Payment Award

Risk-free interest rate	4.00%
Expected volatility of common stock	125.39%
Dividend yield	0.00%
Discount due to lack of marketability	0%
Expected life of option	5.5 Years

A summary of stock options outstanding as of December 31, 2025, all of which expire in 2033, including the relevant exercise price is presented below:

Schedule of Stock Options Outstanding

Exercise	Expiration
Price	2033	Total
$1.2056	29,237,632	29,237,632
	29,237,632	29,237,632

9.	INCOME TAXES

The Company recorded no income tax provision at December 31, 2025 and December 31, 2024 because of anticipated losses for the 2026 fiscal year and actual losses incurred in 2025.

The Company estimates its annual effective income tax rate in recording its provision for income taxes in the various jurisdictions in which it operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the year ended December 31, 2025 because the Company incurred a tax loss in the current year. Similarly, no income tax expense was recognized for the year ended December 31, 2024.

The Company had a gross deferred tax asset related to federal net operating loss carryforwards of $123,896,313 and $113,235,679 at December 31, 2025 and December 31, 2024, respectively. The federal net operating loss carryforward will begin to expire in 2036. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of these assets is not assured.

10.	NOTES PAYABLE

2021 Note

On October 1, 2021, we issued a secured, revolving promissory note in an original principal amount of up to $15 million, which was subsequently increased to $20 million, in favor of Meta (as amended to date, the “2021 Note”). The 2021 Note was fully drawn with a principal balance outstanding of $20 million, bears interest at 8% per annum, computed on the basis of a 360-day year. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum.

On August 7, 2023, following the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note but the Company’s obligations under the 2021 Note remain unchanged.

On December 31, 2023, the Company and Mr. McCabe as successor in interest to Meta entered into an amendment to the 2021 Note and an amendment to the Loan Agreement extending the 2021 Note Maturity Date and the Maturity Date.

Loan Agreement

Additionally, we have an aggregate principal balance of $6,589,362 outstanding under the Loan Agreement with Mr. McCabe as successor-in-interest to Meta, which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists.

On December 31, 2023, the Company and Mr. McCabe entered an amendment to the Loan Agreement extending the maturity date. An amendment to the Loan Agreement entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of the Loan Agreement is presently extended to March 31, 2026.

The combined balance on the 2021 Note ($15 million) and the Loan Agreement ($6.2 million) as of September 30, 2025, was $21.22 million. As of December 31, 2025, the total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $6.46 million.

December 2022 Note

In connection with the Merger, on December 22, 2022, the Company entered into an additional Note in the principal amount of up to $20 million in favor of Mr. McCabe. Mr. McCabe is the largest shareholder of the Company’s common stock and the chairman of the board of directors of the Company. As of September 30, 2025, the Company had a balance of $22.76 million and accrued and unpaid interest of $2.80 million due under the 2022 Note. An amendment to the 2022 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of the 2022 Note is presently extended to March 31, 2026. An amendment was entered into on January 7, 2026 to increase the principal amount available for disbursement to the Company from $20 million to up to $25 million.

As of December 31, 2025, Notes Payable – related party includes balances of the 2021 Note and Loan Agreement and the December 2022 Note, as detailed above, totaling $45.85 million, and additional borrowing and adjustment to the December 2022 note during the year ended December 31, 2025 totaling $2,888,000. Included in this amount, was $215,000 advanced by Mr. McCabe for settlement of an account payable.

A portion of the advances from Mr. McCabe are not interest bearing. Imputed interest of $50,000 has been recorded on the -0-% portion of the note for the year ended December 31, 2025.

An amendment to the Notes and Loan Agreement entered into on June 30, 2025 includes an automatic renewal provision to extend for an additional three months at each due date as needed. The maturity date of the Notes and Loan Agreement were extended to March 31, 2026 which are subject to the automatic renewal provisions.

CAPCO Note February 2024

On February 29, 2024, CAPCO Holding, Inc., a Texas corporation (“Capco”), loaned us $2,000,000 under a 12% Secured Promissory Note (the “Capco Note”), which provides, among other things, that the loan will be due in one year, with us having the option to extend the loan by one additional year. The loan will bear interest at the rate of 12% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, we must pay all accrued interest for that first year, and thereafter, the loan will bear interest at a rate that is mutually agreeable to us and Capco, which rate will not exceed 18% per annum, and will be payable in one balloon payment of principal and interest on the extended maturity date. As part of the transaction, Gregory McCabe, our Chairman and Chief Executive Officer, entered into a Stock Pledge and Security Agreement with Capco under which he pledged 250,000 of his shares of common stock of the Company to secure our obligations under the Capco Note. Further, Mr. McCabe entered into a Subordination Agreement (the “Subordination Agreement”) with Capco and us under which Mr. McCabe agreed to subordinate all of the Company’s indebtedness and obligations owed to Mr. McCabe to the Capco Note, under the terms and conditions of the Subordination Agreement.

The Note was paid in full in August 2025.

The Panther Bridge LLC Note August 2025

On August 20, 2025, the Company entered into and closed a transaction with Panther Bridge, LLC, a Texas limited liability company (“Panther Bridge”), under which Panther Bridge loaned $6,000,000 to the Company. The transaction was effected through a Subscription Agreement that was entered into between the two parties, under which the Company sold to Panther Bridge an 18% Unsecured Promissory Note in the original principal amount of $6,000,000.00 (the “Panther Bridge Note”), along with 3,000,000 shares of Series A Redeemable Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”), and an Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest from the ownership in the Panther Prospect of the Company (the “Assignment”). Panther Bridge is managed by Gregory McCabe, Jr., the son of the Company’s Chairman and Chief Executive Officer, Gregory McCabe (“McCabe Sr.”). Neither of the McCabes have any economic interest in Panther Bridge. Panther Bridge has multiple outside investors, none of which are considered related persons to the Company.

The Panther Bridge Note bears interest at the rate of 18% per annum with one balloon payment of principal and interest being due and payable on the maturity date of August 20, 2026. The proceeds of the $6,000,000 loan are to be used to pay off the 12% Secured Promissory Note held by CAPCO Holding, Inc. in the principal amount of $2,000,000, to pay any obligations of the Company for the Panther Prospect, and for general corporate purposes. None of proceeds were used for repayment of any debts owed to McCabe Sr. The Panther Prospect includes approximately 618 gross acres and 618 net acres of land situated in Acadia Parish, Louisiana. The Company has elected to participate as a non-operating working interest owner in the next well drilled on the Panther Prospect. As part of the loan transaction, the Company, Panther Bridge, and McCabe Sr. entered into a Subordination Agreement (the “Subordination Agreement”) under which McCabe Sr. agreed to subordinate all of the Company’s indebtedness and obligations owed to him to the indebtedness under the Panther Bridge Note, under the terms and conditions of the Subordination Agreement. The Panther well was declared to be a dry hole in November 2025.

Also, as part of the loan transaction, the Company issued to Panther Bridge 3,000,000 shares of newly designated Series A Redeemable Preferred Stock. Reference Note 7. The designation, voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions of the Preferred Stock are set forth in a Certificate of Designations filed with the Secretary of State of Nevada. The holders of the Preferred Stock have no voting rights. At the Company’s option, it may redeem the Preferred Stock, in whole or from time to time in part, on any business day after the date of issuance, at a per share redemption price equal to $1.00 plus all accrued and unpaid dividends on such share, if any. The Preferred Stock begins accruing dividends on the first anniversary of the issuance date, August 20, 2026, at the rate of 18% per annum of the per share redemption/liquidation price ($1.00 plus all unpaid dividends on such share). Additionally, there are restrictions on the Company declaring or making any distribution on common stock while there are any accrued and unpaid dividends owed to holders of Preferred Stock. Holders of the Preferred Stock also have certain rights upon liquidation, dissolution or winding up of the Company or upon a change or control of the Company. Specifically, in the event of any liquidation, dissolution or winding up, holders of the Preferred stock will have liquidation preference over holders of common stock.

Also, as part of the loan transaction, the Company granted to Panther Bridge an Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest from the ownership in the Panther Prospect of the Company. Under the Assignment, the Company conveyed to Panther Bridge a 1/8th (12.50%) of 8/8ths Net Profits Interest (as defined below) in and to all the Company’s interests in the oil, gas and mineral leases and any future wells drilled thereon as described in “Annex A” to the Assignment (which the Company refers to as the Panther Prospect). The Assignment defines “Net Profits Interest” as the gross proceeds actually received by the Company from the sale of oil, gas, and other hydrocarbons produced and saved from the subject leases, less certain allowable costs, including actual and reasonable costs, expenses, and charges attributable to the subject leases that fall into certain categories (as further set forth in the Assignment). Panther Bridge also has the irrevocable one-time option, at any time, to convert any portion of the Net Profits Interest conveyed under the Assignment from a net profits interest to an undivided working interest of equal percentage to the amount of the Net Profits Interest converted, in the properties described in the Assignment.

As of December 31, 2025 accrued and unpaid interest on the Panther Bridge note was $403,945.

11.	ASSET RETIREMENT OBLIGATIONS

The following is a reconciliation of the asset retirement obligations liability through December 31, 2025:

Schedule of Asset Retirement Obligations Liability

Asset retirement obligations – January 1, 2024	$248,651

Accretion expense	806,381
Estimated liabilities recorded	70,949
Settlement of ARO obligation	(26,670)

Asset retirement obligations –January 1, 2025	$1,099,311

Accretion expense	7,197
Estimated liabilities recorded	-
Settlement of ARO obligation	(30,995)

Asset retirement obligations –December 31, 2025	$1,075,513

Accretion expense recorded in 2024 includes the results of the recalculation of the acceleration of the Asset Retirement Obligation connected to Orogrande properties for which the underlying mineral leases were not renewed by University Lands at their scheduled renewal date of December 31, 2024.

12.	SUBSEQUENT EVENTS

None

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	March 31	December 31
	2026	2025
ASSETS
Current assets:
Cash	$55,035	$163,953
Production receivable	-	451
Prepaid expenses	155,816	172,613
Total current assets	210,851	337,017

Oil and natural gas properties	-	-

Other assets
Deposit - RRC	105,179	105,179
Other asset - related party	474,103	474,103
Total other assets	579,282	579,282

TOTAL ASSETS	$790,133	$916,299

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$208,208	$451,716
Accounts payable - related party	97,027	97,027
Note payable - related party	46,393,832	45,853,832
Note payable	6,000,000	6,000,000
Accrued interest payable	10,768,061	9,787,819
Total current liabilities	63,467,128	62,190,394

Asset retirement obligations	1,076,695	1,075,513

Total liabilities	64,543,823	63,265,907

Commitments and contingencies	-	-

Mezzanine equity, Series A redeemable, non voting, preferred stock Preferred stock, par value $0.0001, 50,000,000 shares authorized; 3,000,000 issued and outstanding at March 31, 2026 and December 31, 2025	4,843	4,843

Stockholders’ deficit:
Common stock, par value $0.0001; 500,000,000 shares authorized; 264,637,564 issued and outstanding at March 31, 2026 issued and 264,637,564 outstanding at December 31, 2025;	26,464	26,464
Additional paid-in capital	107,740,596	107,728,096
Accumulated deficit	(171,525,593)	(170,109,011)
Total stockholders’ deficit	(63,758,533)	(62,354,451)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT	$790,133	$916,299

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025

Oil and natural gas sales	$2,725	$3,064

Operating expenses:
Lease operating expenses	35,843	9,377
Production taxes	196	221
General and administrative	1,383,268	1,147,138
Total operating expenses	1,419,307	1,156,736

Loss before income taxes	(1,416,582)	(1,153,672)

Provision for income taxes	-	-

Net loss	$(1,416,582)	$(1,153,672)

Loss per common share:
Basic and Diluted	$(0.01)	$(0.00)
Weighted average number of common shares outstanding:
Basic and Diluted	264,637,564	263,365,220

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE
EQUITY

(Unaudited)

	Stockholders’ Deficit						Mezzanine Equity
	Common	Common	Additional	Shares to		Total
	Stock	Stock	Paid-in	to be	Accumulated	Stockholders’	Preferred
	Shares	Amount	Capital	issued	Deficit	Deficit	Shares	Amount
Balance, December 31, 2024	251,930,516	25,193	107,678,096	1,143	(159,547,862)	(51,843,430)	-	-

Common shares issued to Johnson Participants	8,432,047	843	-	(843)	-	-	-	-
Common shares issued to directors and officer	-	-	-	103	-	103	-	-
Imputed interest on related party note payable	-	-	12,500	-	-	12,500	-	-
Net loss	-	-	-	-	(1,153,672)	(1,153,672)	-	-

Balance, March 31, 2025	260,362,563	26,036	107,690,596	403	(160,701,534)	(52,984,499)	-	-

Balance, December 31, 2025	264,637,564	26,464	107,728,096	-	(170,109,011)	(62,354,451)	3,000,000	4,843

Imputed interest on related party note payable	-	-	12,500	-	-	12,500	-	-

Net loss	-	-	-	-	(1,416,582)	(1,416,582)	-	-

Balance, March 31, 2026	264,637,564	26,464	107,740,596	-	(171,525,593)	(63,758,533)	3,000,000	4,843

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025
Cash Flows provided by (used in) Operating Activities
Net loss	$(1,416,582)	$(1,153,672)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	1,182	1,799
Expense related to stock based compensation	-	103
Imputed interest on note payable	12,500	12,500
Change in:
Accounts receivable	451	83,249
Other asset - related party	-	(36,253)
Prepaid expenses	16,797	(39,644)
Accounts payable and accrued expenses	736,734	742,047
Net cash used in operating activities	(648,918)	(389,871)

Cash Flows used in Investing Activities
Investment in oil and natural gas properties	-	(14,952)
Net cash used in investing activities	-	(14,952)

Cash Flows provided by Financing Activities
Proceeds from notes payable, related party	540,000	230,000
Net cash provided by financing activities	540,000	230,000

Net change in cash	(108,918)	(174,823)

Cash - beginning of period	163,953	191,117

Cash - end of period	$55,035	$16,294

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$80,000

Supplemental disclosure of non-cash investing and financing activities:
Increase in note payable, related party for settlement of accounts payable	$-	$215,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2026
(Unaudited)

1.	NATURE OF BUSINESS

Next Bridge Hydrocarbons, Inc. (the “Company”) was incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed its name to Next Bridge Hydrocarbons, Inc. pursuant to its Amended and Restated Articles of Incorporation filed on June 30, 2022.

The Company is an energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties in the United States. The Company has minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in the Hunton wells located in Oklahoma (the “Oklahoma Properties”). The Company has no employees. We engage contractors and consultants for various roles as needed including management and high quality exploration and technical partners

The Company operates its business through nine wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation (“TEI”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company (“Torchlight Hazel”), Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of Hudspeth (“Hudspeth Operating”), Wildcat Panther, LLC, a Texas limited liability company (“Panther”), Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”), Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), Wildcat Packer, LLC, a Texas limited liability company (“Packer”). All intercompany transactions have been eliminated in these condensed consolidated financial statements.

2.	GOING CONCERN

At March 31, 2026, the Company had not yet achieved profitable operations. The Company had a net loss of $1,416,582 for the three months ended March 31, 2026. The Company expects to incur further losses in the development of its business. The Company had a working capital deficit as of March 31, 2026, of $63,256,277. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan to address the Company’s ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement, institutional, or public sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and therefore, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classifications of liabilities that may result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates—The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and certain assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation—The financial statements are presented on a consolidated basis and include the accounts of Next Bridge Hydrocarbons, Inc. and its wholly owned subsidiaries, TEI, Hudspeth, Torchlight Hazel, Wolfbone, Hudspeth Operating. and Wildcat Panther, LLC, a Texas limited liability company (“Panther”), Wildcat Valentine, LLC, a Texas limited liability company (“Valentine”), Wildcat Cowboy, LLC, a Texas limited liability company (“Cowboy”), Wildcat Packer, LLC, a Texas limited liability company (“Packer”). All significant intercompany balances and transactions have been eliminated.

In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for all periods presented. In preparing the accompanying condensed consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the condensed consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates.

Reclassification—Certain prior year amounts related to Other assets – related party have been reclassified.

Risks and uncertainties—The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating an emerging business, including the potential risk of business failure.

Concentration of risks—At times the Company’s cash balances are in excess of amounts guaranteed by the Federal Deposit Insurance Corporation. The Company’s cash is placed with a highly rated financial institution, and the Company regularly monitors the creditworthiness of the financial institutions with which it does business.

Fair value of financial instruments—Financial instruments consist of cash, receivables, convertible note receivable, payables and promissory notes, if any. The estimated fair values of cash, receivables, and payables approximate the carrying amount due to the relatively short maturity of these instruments. The carrying amounts of any promissory notes approximate their fair value giving affect for the term of the note and the effective interest rates.

For assets and liabilities that require re-measurement to fair value the Company categorizes them in a three-level fair value hierarchy as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

●	Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents – Cash and cash equivalents include certain investments in highly liquid instruments with original maturities of nine months or less.

Accounts receivable – Accounts receivable consist of amounts due from Joint Interest Billing to working interest owners, if any, who were participants, in Company owned projects. Balances due, if any, represent their pro rata share of charges for development and operating costs allocable to wells after applying any prepayments from those owners.

Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of March 31, 2026 and December 31, 2025, no valuation allowance was considered necessary.

Oil and natural gas properties – The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Impairment expense of $5,373,207 for the year ended December 31, 2025, was recorded from participation in drilling and development of a well on the Panther acreage in Louisiana determined to be a dry hole and management’s review of other Louisiana properties for impairment as of December 31, 2025.

Impairment expense of $56,186,313 for the year ended December 31, 2024 arose from the October 8, 2024 notice from University Lands that the Company’s Orogrande mineral interest agreement would not be renewed at its December 31, 2024 scheduled expiration.

Gains and losses, if any, on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Capitalized interest – The Company capitalizes interest on unevaluated properties during the periods in which they are excluded from costs being depleted or amortized. During the three months ended March 31, 2026, the Company capitalized $-0- of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2025, was $-0-.

Depreciation, depletion, and amortization – The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test – Future production volumes from oil and natural gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and natural gas properties. If the net capitalized cost of proved oil and natural gas properties, net of related deferred income taxes, plus the cost of unproved oil and natural gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related realizable tax affects, plus the cost of unproved oil and natural gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.

The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and natural gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and natural gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations – The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Series A Preferred Stock – The Company applies the guidance in Accounting Standards Codification (“ASC”) 480 to determine the classification and measurement of preferred stock. Preferred stock that is mandatorily redeemable is classified as a liability and measured in accordance with ASC 480. Preferred stock that is conditionally redeemable, including instruments with redemption features that are either at the option of the holder or contingent upon events outside the Company’s control, is classified as mezzanine equity in accordance with ASC 480-10-S99. All other preferred stocks are classified in stockholders’ equity. Mezzanine equity is initially recorded at its original issuance price. It is subsequently measured at its redemption value when the instrument becomes currently redeemable or when it becomes probable that it will be redeemed. As the Series A Preferred Stock includes a change in control redemption feature that is outside the Company’s control, it is classified as mezzanine equity and is currently recorded at its original issuance price, as the instrument is not currently redeemable and redemption is not considered probable.

Share-based compensation – Compensation cost for equity awards is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award.

The Company accounts for stock option awards using the calculated value method. The Company values warrant and option awards using the Black-Scholes option pricing model.

The Company accounts for any forfeitures of options when they occur. Previously recognized compensation cost for an award is reversed in the period that the award is forfeited.

The Company also issues equity awards to non-employees. The fair value of these option awards is estimated when the award recipient completes the contracted professional services. The Company recognizes the expense for the estimated total value of the awards during the period from their issuance until performance completion.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized. Reference Note 9 to the Financial Statements.

Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the condensed consolidated financial statements. Company tax returns remain subject to federal and state tax examinations. Generally, the applicable statutes of limitation are ten years from their respective filings.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the statements of operation. The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the three months ended March 31, 2026, or for the three months ended March 31, 2025.

Revenue recognition – The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and natural gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. The Company elects to treat contracts to sell oil and natural gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations, which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. Amounts allocated in the Company’s price contracts are based on the standalone selling price of those products in the context of long-term contracts. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606, Revenue Recognition, and is not considered revenue from contracts with customers subject to ASC 606. The Company may in the future use financial or physical contracts accounted for as derivatives as economic hedges to manage price risk associated with normal sales, or in limited cases may use them for contracts the Company intends to physically settle but do not meet all of the criteria to be treated as normal sales.

Producer Gas Imbalances. The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

Basic and diluted earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. The Company had no dilutive shares for the three months ended March 31, 2026, or for the three months ended March 31, 2025.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations. The Company accrued no liability as of March 31, 2026, and December 31, 2025.

Accounting Pronouncements Not Yet Adopted

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which requires public entities to disclosure additional information about certain costs and expenses included in relevant expense captions presented on the income statement. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. Management is currently evaluating ASU 2024-03 to determine its impact on the Partnership’s disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”), which provides a practical expedient related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606, Revenue from Contracts with Customers. The practical expedient permits an entity to assume that current conditions as of the balance sheet date do not change for the remaining life of the current accounts receivable and current contract assets. ASU 2025-05 is effective for annual and interim periods beginning after December 15, 2025 on a prospective basis, with early adoption permitted. The Company has adopted this standard for our fiscal year 2026 annual financial statements and interim financial statements. The adoption did not have a material impact on our financial statements or results of operations.

Segment Reporting

The Company manages its business activities on a consolidated basis and operates in a single operating and reportable segment. Operating segments are defined as components of a public entity that engages in business activities and for which discrete financial information and operating results are available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assess performance.

The Company’s Chief Executive Officer (“CEO”) has been determined to be the Chief Operating Decision Maker (CODM) of the Company. The CEO uses net income, as reported on our condensed consolidated income statements, to assess financial performance and allocate resources on a consolidated basis. The CEO manages and evaluates the results of the Company on a consolidated basis, and net income is used to evaluate key operating decisions, such as making strategic acquisitions, determining transaction structures to capitalize on the development of oil and natural gas properties, and allocating resources for general and administrative expenditures. The CEO does not review consolidated balance sheet assets when assessing segment performance and deciding how to allocate resources. The measure of segment assets is reported on the balance sheet as total consolidated assets. Disaggregated operating revenues of the Company’s single segment and all significant segment expenses are presented separately on the Company’s condensed consolidated statement of operations. There are no other significant segment expenses or other segment items that would require disclosure.

4.	OIL & NATURAL GAS PROPERTIES

The following table presents the capitalized costs for oil and natural gas properties of the Company:

Schedule of Oil and Natural Gas Properties

	March 31, 2026	December 31, 2025
Evaluated costs subject to amortization	$-	$-
Unevaluated costs	-	5,373,207
Total capitalized costs	-	5,373,207
Less accumulated depreciation, depletion and amortization	-	-
Less accumulated impairment	-	(5,373,207)

Total oil and natural gas properties	$-	$-

Impairment expense of $5,373,207 for the year ended December 31, 2025, was recorded from participation in drilling and development of a well on the Panther acreage in Louisiana determined to be a dry hole and management’s review of other Louisiana properties for impairment as of December 31, 2025.

Impairment expense of $56,186,313 for the year ended December 31, 2024, arose from the October 8, 2024, notice from University Lands that the Company’s Orogrande mineral interest agreement would not be renewed at its December 31, 2024, scheduled expiration.

The Company periodically adjusts for the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of, or changes in market value, of unevaluated leases. The impact of reclassifications as they become necessary is to increase the basis for calculation of future period’s depletion, depreciation and amortization which effectively recognizes the impairment on the condensed consolidated statement of operations over future periods. Reclassified costs also become evaluated costs for purposes of ceiling tests, and which may cause recognition of increased impairment expense in future periods.

The Company had no proved reserve value associated with our properties as of March 31, 2026.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and NGLs, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Current Projects

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company is primarily focused on the acquisition of early-stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

As of March 31, 2026, the Company had interests in three oil and natural gas projects: the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, two wells in Central Oklahoma, and the Wildcat properties that hold mineral leases in Louisiana.

During the fourth quarter of 2025 Magnetar began development on the initial test well on the Valentine mineral acreage in Louisiana held by our subsidiary Wildcat–Valentine LLC. The Company declined to exercise its option to participate in the drilling project. Magnetar has granted the Company a nominal net 0.8% working interest in the initial test well being developed.

The Louisiana unevaluated mineral leases were fully impaired as of December 31, 2025.

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from McCabe Petroleum Corporation (“MPC”) which is owned by the Company’s Chairman and CEO, Gregory McCabe, a 66.66% working interest in approximately 12,000 acres in the Midland Basin. A back-in after payout of a 25% working interest was retained by MPC and another unrelated working interest owner.

In October 2016, the holders of all of Torchlight’s then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing TEI’s ownership from 66.66% to a 33.33% working interest.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, Torchlight entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with an entity which was wholly owned by Mr. McCabe, which resulted in the acquisition of approximately 40.66% working interest in the 12,000 gross acres, 9,600 net acres, in the Hazel Project.

Also on January 30, 2017, Torchlight entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, Torchlight acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40-acre unit surrounding the well.

Upon the closing of the transactions, the Torchlight working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, Torchlight acquired an additional 6% working interest from unrelated working interest owners increasing its working interest in the Hazel project to 80%, and an overall net revenue interest of 75%.

Seven test wells have been drilled on the Hazel Project to capture and document the scientific base in support of demonstrating the production potential of the property.

Option Agreement with Masterson Hazel Partners, LP

On August 13, 2020, the Company’s subsidiaries TEI and Torchlight Hazel (collectively, “Torchlight Subs”) entered into an option agreement (the “Option Agreement”) with Masterson Hazel Partners, LP (“MHP”) and MPC. Under the agreement, MHP was obligated to drill and complete, or cause to be drilled and completed, at its sole cost and expense, a new lateral well (the “Well”) on the Hazel Project, sufficient to satisfy Torchlight Subs’s continuous development obligations on the southern half of the prospect no later than September 30, 2020. MHP has satisfied this drilling obligation. MHP paid to Torchlight Subs $1,000 as an option fee at the time of execution of the Option Agreement. MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the Well attributable to Torchlight Subs’s interest until such time as it has recovered its reasonable costs and expenses for drilling, completing, and operating the well.

In exchange for MHP satisfying the above drilling obligations, Torchlight Subs granted to MHP the exclusive right and option to perform operations, at MHP’s sole cost and expense, on the Hazel Project sufficient to satisfy Torchlight Subs’s continuous development obligations on the northern half of the prospect. MHP declined to exercise its option to purchase the entire Hazel Project.

Full impairment of the historical cost incurred in prior periods for the Hazel Project has been previously recognized.

Hunton Play, Central Oklahoma

As of March 31, 2026, the Company was producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

Full impairment of the historical cost incurred in prior periods for the Oklahoma properties has been previously recognized.

The McCabe Contribution Agreement

On July 25, 2023, the Company entered into a Contribution Agreement among the Company, Mr. McCabe, and MPC, an entity exclusively owned and operated by Mr. McCabe (the “McCabe Contribution Agreement”). MPC has committed to contribute up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”).

In July 2024 the Company agreed to participate in the cost of seismic data for the Bronco project to preserve its option to receive an assignment from MPC on the acreage with the intention of developing it at some time in the future, and with the understanding that discussions were ongoing between MPC and unrelated parties for them to potentially acquire the Bronco. In the event the Bronco was sold to an unrelated party, the Company would receive all cash and/or working interest equity retained in the sale. McCabe would only retain his overriding royalty interest as previously disclosed and will not receive any additional compensation.

The Company has paid $474,103 toward the seismic data collection and other costs related to maintain the Bronco leases through December 31, 2025, which it recorded as a prepayment toward either a future assignment of the Bronco, or as having an interest in the proceeds of a sale of the Bronco by Mr. McCabe to an unrelated party. These costs have been reclassified as of December 31, 2025, as “Other assets – related party”.

5.	RELATED PARTY BALANCES

The 2021 Note and Loan Agreement

On October 1, 2021, the Company entered into a note payable with Meta, its former parent, to borrow up to $15 million which bears interest at 8% per annum, computed on the basis of a 360-day year (the “2021 Note”). The 2021 Note was initially to mature on March 31, 2023 (the “2021 Note Maturity Date”). If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts the Company’s ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of its assets, unless the Company is the surviving entity, or the successor entity assumes all of obligations under the 2021 Note. The 2021 Note was originally collateralized by certain shares of common stock in Meta held by one of Meta’s stockholders, Mr. McCabe.

On September 2, 2022, the Company entered into a loan agreement with Meta, as lender (the “Loan Agreement”) that would govern prior loan amounts advanced to the Company from Meta. As of August 11, 2022, and August 29, 2022, the Company borrowed an additional $1.2 million and $1.46 million, respectively, representing the remaining amount available for borrowing under the Loan Agreement and resulting in a total of $5 million principal amount outstanding related to the Loan Agreement, the proceeds of which were used for working capital and general corporate purposes. The term loans under the Loan Agreement bear interest at a per annum rate equal to 8% and were to mature on March 31, 2023 (the “Maturity Date”). The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict our ability to do certain things, such as: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; incur additional indebtedness; incur liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary events of default, mandatory prepayment events and affirmative covenants, including, without limitation, covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our material properties, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

Under the terms of the Arrangement Agreement that governed the merger transaction between Torchlight and Meta in June 2021, the oil and natural gas assets were to be sold or spun out from Meta and the costs of any sale or spin-off incurred by Meta were to be borne the then-existing shareholders of Torchlight. The amount of the reimbursement payable to Meta in connection with the Spin-Off was $2.59 million which was added to the principal amount of the Loan Agreement for a principal balance outstanding of $7.59 million as of March 31, 2023. Concurrently with the amendment to the Loan Agreement, the Company made a prepayment of $1 million to reduce the principal balance to $6.59 million.

On August 7, 2023, Mr. McCabe and Meta entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 2021 Note and (ii) all outstanding loans made to the Company by Meta pursuant to the Loan Agreement (the “Loan Purchase”). As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note and the Loan Agreement. The Company’s obligations and responsibilities under the 2021 Note and the Loan Agreement remain unchanged.

The combined balance on the 2021 Note and the Loan Agreement as of March 31,2026 was $21.22 million. As of March 31, 2026, the combined total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $6.88 million.

The maturity dates of the 2021 Note and Loan Agreement have been extended several times. An amendment to the 2021 Note and Loan Agreement entered into on June 30, 2025, includes an automatic renewal provision, and the maturity date of both is presently extended to June 30, 2026.

On December 22, 2022, the Company issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”), which bears interest at 5% per annum, computed on the basis of a 365-day year. As of March 31, 2026, the Company had $25.17 million in principal amount outstanding under the 2022 Note. As of March 31, 2026, the Company had $3.22 million in accrued but unpaid interest on the 2022 Note.

The maturity dates of the 2022 Note have been extended several times. An amendment to the 2022 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of both is presently extended to June 30, 2026.

MPC has also advanced $97,027 for advance lease payments related to the “Bronco Project” which is pending transfer to the Company as of December 31, 2025. The Company is accounting for the advances as accounts payable and prepaid costs until the transfer of the project is completed. The prepaid costs have been reclassified as of December 31, 2025, as “Other assets – related party”.

6.	COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 15, 2024, a securities class action captioned Targgart v. Next Bridge Hydrocarbons, Inc., et al., No. 24-cv-1927, was filed in the U.S. District Court for the Eastern District of New York. The action is brought on behalf of a putative class of persons or entities that acquired the Company’s shares in connection with the Company’s Spin-off from Meta Materials, Inc., in December 2022. The complaint names as defendants the Company and certain of its current and former officers and directors. The complaint asserts claims under Sections 11 and 15 of the Securities Act, alleging that the Form S-1 that the Company filed with the SEC on July 14, 2022, which became effective on November 18, 2022, contained untrue statements or omissions. The complaint seeks, among other things, unspecified statutory and compensatory damages. On August 12, 2024, the case was transferred to the Northern District of Texas. On September 9, 2024, plaintiffs filed an amended complaint that added a Section 12(a)(2) claim against the Company. On July 3, 2025, the District Court granted Defendants’ Motion to Dismiss and dismissed the case with prejudice. Final Judgment was entered that same day. On July 29, 2025, the plaintiffs filed a Notice of Appeal to appeal the case to the U.S. Court of Appeals for the Fifth Circuit. This appeal is still pending.

On December 9, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Matthew J. Pease v. Securities & Exchange Commission, Financial Industry Regulatory Authority, Depository Trust & Clearing Corporation, OTC Markets Group, Inc., John Brda, Gregory McCabe, Next Bridge Hydrocarbons, Inc., which claims include: (i) violations of Sarbanes-Oxley Act; (ii) violation of Regulation FD; (iii) negligent and intentional infliction of emotional distress; (iv) conspiracy to commit fraud; and (iv) antitrust violations under the Sherman Act. The Company filed a motion to dismiss, which was granted on February 25, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal which is still pending.

On December 6, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Danielle Spears v. Next Bridge Hydrocarbons, Inc., Gregory McCabe, John Brda, Roger N. Wurtele, Kenneth Rice, Joseph DeWoody, Clifton Dubose and Jane Doe 1/20, John Doe 1-20, which claims include allegations of numerous violations of federal securities law, including: (i) violations of the Securities Exchange Act of 1934; (ii) negligence; (iii) failure to resolve the FINRA U3 halt, with reference to Section 10(b); (iv) unjust enrichment; (v) conspiracy to commit fraud; and (vi) emotional distress (negligent or intentional infliction). The Company filed a motion to dismiss, which was granted on February 24, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal, which is still pending.

On December 6, 2024, a pro se plaintiff brought claims against the Company in the United States District Court, Western District, Midland Division under a lawsuit captioned Contique Willcot v. Securities & Exchange Commission, GTS Securities, LLC, Ari Rubinstein, Next Bridge Hydrocarbons, Inc., John Brda, Gregory McCabe, Financial Industry Regulatory Authority, which claims include allegations of numerous violations of federal securities law, including: (i) violations of the Securities Exchange Act of 1934; (ii) violation of the Sherman Antitrust Act and the Clayton Act; (iii) negligence; and (iv) unjust enrichment. The Company filed a Motion to Dismiss, which was granted on March 16, 2026, and all claims against the Company were dismissed with prejudice. Since dismissal, the plaintiff has filed a notice of appeal, which is still pending.

Environmental Matters

The Company is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to the Company’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. As of March 31, 2026, and December 31, 2025, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

7.	MEZZANINE EQUITY

Series A Preferred Stock

On August 20, 2025, the Company entered into and closed a transaction with Panther Bridge, LLC, a Texas limited liability company (“Panther Bridge”), under which Panther Bridge loaned $6,000,000 to the Company, see note 10. The transaction was effective through a Subscription Agreement that was entered into between the two parties, under which the Company sold to Panther Bridge an 18% Unsecured Promissory Note in the original principal amount of $6,000,000 (the “Panther Bridge Note”), along with 3,000,000 shares of Series A Redeemable Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”) for $0. The Series A Preferred Stock is recorded at the fair value at the time of issuance of $4,843 in the Company’s Condensed Consolidated Financial Statements.

Mezzanine Classification

The Series A Preferred Stock is redeemable in the event of certain change of control events involving the Company. S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268 guidance an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. The Series A Preferred Stock is not mandatorily redeemable. A change in control, however, is not solely in control of the Company, and accordingly, the Company determined that mezzanine treatment is appropriate for the Series A and has presented it as such in our Condensed Consolidated Financial Statements as of and for the year ended December 31, 2025 and for the three months ended March 31, 2026.

Liquidation Preference

The Series A Preferred Stock will rank senior to the Company’s common stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dividends

Holders of the Series A Preferred Stock are entitled to a dividend at the rate of 18.0% per annum, compounding quarterly, paid in cash, at the Company’s election. For any quarter in which the Company elects not to pay the dividend in cash, such dividend will become part of the redemption price of each share of Series A Preferred Stock as of the applicable dividend payment date. During the three months ended March 31, 2026, the Company did not declare or pay dividends.

Voting

The Series A Preferred Stock will not be entitled to vote with the holders of the common stock.

Redemption

At any time, the Company may redeem, ratably, in whole, the shares of Series A Preferred Stock of any holder outstanding at such time at a redemption price per share of Series A Preferred Stock equal to the following: sum of (i) $1.00 plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the immediately preceding dividend payment date to (but not including) the redemption date.

Change in Control Redemption

In the event of any change in control transaction occurring after the original issuance date, each holder of shares of Series A Preferred Stock outstanding immediately prior to the consummation of such change in control transaction shall be entitled to have all, but not less than all, of the shares of Series A Preferred Stock be redeemed at the redemption price upon the consummation of such change in control transaction.

As of March 31, 2026, the Series A Preferred Stock is not probable of becoming redeemable.

8.	STOCKHOLDERS’ EQUITY

The Company has 500,000,000 authorized shares of common stock, par value of $0.0001 per share, and 50,000,000 authorized shares of preferred stock, par value of $0.0001 per share.

Three months ended March 31, 2025

Effective December 30, 2024, the Company issued 8,432,047 shares of common stock to the Participants in the Johnson Project. On October 6, 2023, the Company and certain investor participants (each a “Participant” and collectively the “Participants”) entered into twenty-five separate Participation Agreements (the “Participation Agreements”) to conduct drilling of wells in the Company’s approximately 17,000 acre Johnson Prospect in Hudspeth County, Texas. Within a specified period following drilling of the initial five wells, pursuant to the Participation Agreement, each Participant had the right to elect to transfer and assign all its interests to the Company in exchange for the issuance of shares of common stock. All 25 participants elected to exercise that right effective December 30, 2024, requiring the issuance of common stock. Certificates were issued in first quarter of 2025.

On March 10, 2025, the Company authorized issuance of 1,025,000 shares of common stock valued at par value of $103 to directors, an officer, and a consultant for services.

Three months ended March 31, 2026

There were no issues of common or preferred stock during the three months ended March 31,2026.

As of March 31, 2026, the Company had 264,637,564 outstanding shares of common stock and 3,000,000 shares of preferred stock outstanding.

Stock Based Compensation

In 2022, the Company’s board of directors adopted, and the stockholders approved, the 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan permits the Company to grant stock options, restricted stock, restricted stock units, performance shares awards and any one or more of the foregoing, for up to a maximum of 58,273,612 shares following an automatic increase to the number of shares reserved under the 2022 Plan on January 1, 2023.

During the year ended December 31, 2023, the Company granted 35,856,521 stock options in the first and second quarters of 2023 as authorized under the 2022 Plan.

Upon the resignations by certain of the Company’s employees in the second quarter, 2023, 6,618,889 of the options granted to those employees in March, 2023 were forfeited, canceled, and returned to the option pool available under the 2022 Plan.

As of March 31, 2026, and December 31, 2025, 29,237,632 options were outstanding.

Vesting was subject to continued service with the Company for up to one year with provisions for earlier vesting subject to the attainment of events outlined in the Plan.

All options outstanding were fully vested as of December 31, 2023.

Inputs to the Black-Scholes Model are as follows:

Schedule of Share-Based Compensation Arrangements by Share-Based Payment Award

Risk-free interest rate	4.00%
Expected volatility of common stock	125.39%
Dividend yield	0.00%
Discount due to lack of marketability	0%
Expected life of option/warrant	5.5 Years

Option expense for the three months ended March 31, 2026 and the year ended December 31, 2025, net of forfeitures, was $-0- and $-0-, respectively. No options were granted in 2025 or in the three months ended March 31, 2026.

A summary of stock options outstanding as of March 31, 2026, all of which expire in 2033, including the relevant exercise price is presented below:

Schedule of Stock Options Outstanding

Exercise	Expiration
Price	2033	Total
$1.2056	29,237,632	29,237,632
	29,237,632	29,237,632

9.	INCOME TAXES

The Company recorded no income tax provision at March 31, 2026 and December 31, 2025 because of anticipated losses for the 2026 fiscal year and actual losses incurred in 2025.

The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which it operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the three months ended March 31, 2026 because the Company expects to incur a tax loss in the current year. Similarly, no income tax expense was recognized for the year ended December 31, 2025.

The Company had federal net operating loss carryforwards of $123,896,313 as of December 31, 2025. The federal net operating loss carryforward will begin to expire in 2035. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of these assets is not assured.

10.	NOTES PAYABLE

2021 Note

On October 1, 2021, we issued a secured, revolving promissory note in an original principal amount of up to $15 million, which was subsequently increased to $20 million, in favor of Meta (as amended to date, the “2021 Note”). The 2021 Note was fully drawn with a principal balance outstanding of $20 million, bears interest at 8% per annum, computed on the basis of a 360-day year. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum.

On August 7, 2023, following the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the 2021 Note but the Company’s obligations under the 2021 Note remain unchanged.

On December 31, 2023, the Company and Mr. McCabe as successor in interest to Meta entered into an amendment to the 2021 Note and an amendment to the Loan Agreement extending the 2021 Note maturity date. An amendment to the 2021 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of the 2021 Note is presently extended to June 30, 2026.

Loan Agreement

Additionally, we have an aggregate principal balance of $6,221,028 outstanding under the Loan Agreement with Mr. McCabe as successor-in-interest to Meta, which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists.

On December 31, 2023, the Company and Mr. McCabe entered an amendment to the Loan Agreement extending the maturity date. An amendment to the Loan Agreement entered into on June 30, 2025, includes an automatic renewal provision, and the maturity date of the Loan Agreement is presently extended to June 30, 2026.

The combined balance on the 2021 Note ($15.00 million) and the Loan Agreement ($6.22 million) as of March 31, 2026, was $21.22 million. As of March 31, 2026, the total accrued and unpaid interest under the 2021 Note and the Loan Agreement was $6.88 million.

December 2022 Note

In connection with the Merger, on December 22, 2022, the Company entered into an additional Note in the principal amount of up to $20 million in favor of Mr. McCabe. Mr. McCabe is the largest shareholder of the Company’s common stock and the chairman of the board of directors of the Company. As of March 31, 2026, the Company had a balance of $25.17 million and accrued and unpaid interest of $3.22 million due under the 2022 Note. An amendment to the 2022 Note entered into on June 30, 2025 includes an automatic renewal provision, and the maturity date of the 2022 Note is presently extended to June 30, 2026.

As of March 31, 2026, Notes Payable – related party includes balances of the 2021 Note and Loan Agreement and the December 2022 Note, as detailed above, totaling $46.39 million, and additional borrowing and adjustment to the December 2022 note during the three months ended March 31, 2026 totaling $540,000.

A portion of the advances from Mr. McCabe are not interest bearing. Imputed interest of $12,500 has been recorded on the -0-% portion of the note for the three months ended March 31, 2026.

CAPCO Note February 2024

On February 29, 2024, CAPCO Holding, Inc., a Texas corporation (“Capco”), loaned us $2,000,000 under a 12% Secured Promissory Note (the “Capco Note”), which provides, among other things, that the loan will be due in one year, with us having the option to extend the loan by one additional year. The loan will bear interest at the rate of 12% per annum and will be payable in one balloon payment of principal and interest on the maturity date. If we elect to extend the loan for one year, we must pay all accrued interest for that first year, and thereafter, the loan will bear interest at a rate that is mutually agreeable to us and Capco, which rate will not exceed 18% per annum, and will be payable in one balloon payment of principal and interest on the extended maturity date. As part of the transaction, Gregory McCabe, our Chairman and Chief Executive Officer, entered into a Stock Pledge and Security Agreement with Capco under which he pledged 250,000 of his shares of common stock of the Company to secure our obligations under the Capco Note. Further, Mr. McCabe entered into a Subordination Agreement (the “Subordination Agreement”) with Capco and us under which Mr. McCabe agreed to subordinate all of the Company’s indebtedness and obligations owed to Mr. McCabe to the Capco Note, under the terms and conditions of the Subordination Agreement.

The Note was paid in full in August 2025.

Panther Bridge LLC Note August 2025

On August 20, 2025, the Company entered into and closed a transaction with Panther Bridge, LLC, a Texas limited liability company (“Panther Bridge”), under which Panther Bridge loaned $6,000,000 to the Company. The transaction was effected through a Subscription Agreement that was entered into between the two parties, under which the Company sold to Panther Bridge an 18% Unsecured Promissory Note in the original principal amount of $6,000,000 (the “Panther Bridge Note”), along with 3,000,000 shares of Series A Redeemable Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”), and an Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest from the ownership in the Panther Prospect of the Company (the “Assignment”). Panther Bridge is managed by Gregory McCabe, Jr., the son of the Company’s Chairman and Chief Executive Officer, Gregory McCabe (“McCabe Sr.”). Neither of the McCabes have any economic interest in Panther Bridge. Panther Bridge has multiple outside investors, none of which are considered related persons to the Company.

The Panther Bridge Note bears interest at the rate of 18% per annum with one balloon payment of principal and interest being due and payable on the maturity date of August 20, 2026. The proceeds of the $6,000,000 loan were to be used to pay off the 12% Secured Promissory Note held by CAPCO Holding, Inc. in the principal amount of $2,000,000, to pay any obligations of the Company for the Panther Prospect, and for general corporate purposes. None of proceeds will be used for repayment of any debts owed to McCabe Sr. The Panther Prospect includes approximately 618 gross acres and 618 net acres of land situated in Acadia Parish, Louisiana. The Company has elected to participate as a non-operating working interest owner in the next well drilled on the Panther Prospect. As part of the loan transaction, the Company, Panther Bridge, and McCabe Sr. entered into a Subordination Agreement (the “Subordination Agreement”) under which McCabe Sr. agreed to subordinate all of the Company’s indebtedness and obligations owed to him to the indebtedness under the Panther Bridge Note, under the terms and conditions of the Subordination Agreement. The Panther well was declared to be a dry hole in November 2025.

Also, as part of the loan transaction, the Company issued to Panther Bridge 3,000,000 shares of newly designated Series A Redeemable Preferred Stock. The designation, voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions of the Preferred Stock are set forth in a Certificate of Designations filed with the Secretary of State of Nevada. The holders of the Preferred Stock have no voting rights. At the Company’s option, it may redeem the Preferred Stock, in whole or from time to time in part, on any business day after the date of issuance, at a per share redemption price equal to $1.00 plus all accrued and unpaid dividends on such share, if any. The Preferred Stock begins accruing dividends on the first anniversary of the issuance date, August 20, 2026, at the rate of 18% per annum of the per share redemption/liquidation price ($1.00 plus all unpaid dividends on such share). Additionally, there are restrictions on the Company declaring or making any distribution on common stock while there are any accrued and unpaid dividends owed to holders of Preferred Stock. Holders of the Preferred Stock also have certain rights upon liquidation, dissolution or winding up of the Company or upon a change or control of the Company. Specifically, in the event of any liquidation, dissolution or winding up, holders of the Preferred stock will have liquidation preference over holders of common stock.

Also, as part of the loan transaction, the Company granted to Panther Bridge an Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest from the ownership in the Panther Prospect of the Company. Under the Assignment, the Company conveyed to Panther Bridge a 1/8th (12.50%) of 8/8ths Net Profits Interest (as defined below) in and to all the Company’s interests in the oil, gas and mineral leases and any future wells drilled thereon as described in “Annex A” to the Assignment (which the Company refers to as the Panther Prospect). The Assignment defines “Net Profits Interest” as the gross proceeds actually received by the Company from the sale of oil, gas, and other hydrocarbons produced and saved from the subject leases, less certain allowable costs, including actual and reasonable costs, expenses, and charges attributable to the subject leases that fall into certain categories (as further set forth in the Assignment). Panther Bridge also has the irrevocable one-time option, at any time, to convert any portion of the Net Profits Interest conveyed under the Assignment from a net profits interest to an undivided working interest of equal percentage to the amount of the Net Profits Interest converted, in the properties described in the Assignment.

As of March 31, 2026, accrued and unpaid interest on the Panther Bridge note was $670,246.

11.	ASSET RETIREMENT OBLIGATIONS

The following is a reconciliation of the long term asset retirement obligations liability through March 31, 2026:

Schedule of Asset Retirement Obligations Liability

Asset retirement obligations – January 1, 2025	$1,099,311

Accretion expense	7,197
Estimated liabilities recorded	-
Settlement of ARO obligation	(30,995)

Asset retirement obligations – December 31, 2025	$1,075,513

Accretion expense	1,182
Estimated liabilities recorded	-
Settlement of ARO obligation	-

Asset retirement obligations – March 31, 2026	$1,076,695

12.	SUBSEQUENT EVENTS

Management’s review revealed no subsequent events requiring disclosure.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount
Registration Statement filing fee	$745.53
Accountants fees and expenses	25,000
Legal fees and expenses	45,000
Printing	—
Placement agent fees and expenses	180,000
Miscellaneous	5,000
Total	$255,745.53

Item 14. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against indemnitee to the fullest extent permitted under Section 78.7502 and 78.751 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by indemnitee or on indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if indemnitee is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he/she is or was a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which indemnitee is liable pursuant to Section 78.138 of the Nevada Revised Statutes, or reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 15. Recent Sales of Unregistered Securities.

On November 10, 2025, the Company authorized issuance of 250,000 shares of common stock to a consultant for services. The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the investment intent of the purchaser; and (v) the restriction on transferability of the securities issued.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Exhibit Description

2.1	Distribution Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., dated December 2, 2022 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

2.2	Agreement and Plan of Merger among Next Bridge Hydrocarbons, Inc., Hudspeth Operating, LLC, Wolfbone Investments, LLC, McCabe Petroleum Corporation, and Gregory McCabe, dated December 21, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed December 27, 2022).

3.1	First Amended and Restated Articles of Incorporation of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

3.2	Amended and Restated By-laws of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

4.1	Certificate of Designations of Series A Redeemable Preferred Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed August 26, 2025).

4.2	Certificate of Correction of the Certificate of Designation of Series C Preferred Stock, filed January 20, 2026 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed January 23, 2026).

5.1	Opinion of Woodburn and Wedge**

10.1+	2022 Equity Incentive Plan of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.7+ to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.2	Purchase Agreement dated April 4, 2016, by and among McCabe Petroleum Corporation, Torchlight Energy Resources, Inc. and Torchlight Energy, Inc. (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.3	Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated August 13, 2020 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.4	First Amendment to Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated September 18, 2020 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.5	Second Amendment to Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated April 15, 2021 (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.6	Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated October 1, 2021 (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.7	First Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated September 2, 2022 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022).

10.8	Loan Agreement between Meta Materials, Inc. and Next Bridge Hydrocarbons, Inc., dated September 2, 2022 (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.9	5% Unsecured Promissory Note by Next Bridge Hydrocarbons, Inc. in favor of Greg McCabe, dated December 21, 2022 (incorporated by reference to Exhibit 10.21 to our Current Report on Form 8-K, filed December 27, 2022).

10.10	First Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, dated June 16, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed June 26, 2023).

10.11	Third Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated October 1, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 4, 2023).

10.12	Third Amendment to Loan Agreement between Gregory McCabe and Next Bridge Hydrocarbons, Inc., dated October 1, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 4, 2023).

10.13	Second Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated October 1, 2023 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 4, 2023).

10.14	Fourth Amendment to Loan Agreement, dated December 31, 2023, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form S-1, as amended, filed January 25, 2024).

10.15	Fourth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated December 31, 2023 (incorporated by reference to Exhibit 10.34 to our Registration Statement on Form S-1, as amended, filed January 25, 2024).

10.16	Third Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated December 31, 2023 (incorporated by reference to Exhibit 10.35 to our Registration Statement on Form S-1, as amended, filed January 25, 2024).

10.17	0% Senior Unsecured Promissory Note, dated January 23, 2024, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K, filed July 17, 2024).

10.18	Fifth Amendment to Loan Agreement, dated March 31, 2024, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.31 to our Annual Report on Form 10-K, filed July 17, 2024).

10.19	Fifth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated March 31, 2024. (incorporated by reference to Exhibit 10.32 to our Annual Report on Form 10-K, filed July 17, 2024).

10.20	Fourth Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated March 31, 2024. (incorporated by reference to Exhibit 10.33 to our Annual Report on Form 10-K, filed July 17, 2024).

10.21	Sixth Amendment to Loan Agreement, dated June 30, 2024, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.34 to our Annual Report on Form 10-K, filed July 17, 2024).

10.22	Sixth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated June 30, 2024. (incorporated by reference to Exhibit 10.35 to our Annual Report on Form 10-K, filed July 17, 2024).

10.23	Fifth Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated June 30, 2024. (incorporated by reference to Exhibit 10.36 to our Annual Report on Form 10-K, filed July 17, 2024).

10.24	Contribution Agreement with Wildcat Partners SPV, LLC, dated March 27, 2024 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed November 13, 2024).

10.25	Participation Agreement with Magnetar Exploration L.P. for Valentine Prospect, dated March 27, 2024 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed November 13, 2024).

10.26	Participation Agreement with Magnetar Exploration L.P. for Panther Prospect, dated March 27, 2024 (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed November 13, 2024).

10.27	Seventh Amendment to Loan Agreement, dated September 30, 2024, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed November 13, 2024).

10.28	Seventh Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated September 30, 2024 (incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q, filed November 13, 2024).

10.29	Sixth Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated September 30, 2024 (incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q, filed November 13, 2024).

10.30	Eighth Amendment to Loan Agreement, dated June 30, 2025, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.43 to our Annual Report on Form 10-K, filed December 11, 2025).

10.31	Eighth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated June 30, 2025 (incorporated by reference to Exhibit 10.44 to our Annual Report on Form 10-K, filed December 11, 2025).

10.32	Seventh Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated June 30, 2025 (incorporated by reference to Exhibit 10.45 to our Annual Report on Form 10-K, filed December 11, 2025).

10.33	Ninth Amendment to Loan Agreement, dated March 31, 2025, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.46 to our Annual Report on Form 10-K, filed December 11, 2025).

10.34	Ninth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated March 31, 2025 (incorporated by reference to Exhibit 10.46 to our Annual Report on Form 10-K, filed December 11, 2025).

10.35	Eighth Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated March 31, 2025 (incorporated by reference to Exhibit 10.48 to our Annual Report on Form 10-K, filed December 11, 2025).

10.36	18% Unsecured Promissory Note for $6,000,000 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed August 26, 2025).

10.37	Subordination Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed August 26, 2025).

10.38	Assignment of Net Profits Interest and Irrevocable Option to Convert to Working Interest (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed August 26, 2025).

10.39	Tenth Amendment to Loan Agreement, dated June 30, 2025, between Gregory McCabe and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.52 to our Annual Report on Form 10-K, filed December 11, 2025).

10.40	Tenth Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, as holder, dated June 30, 2025 (incorporated by reference to Exhibit 10.53 to our Annual Report on Form 10-K, filed December 11, 2025).

10.41	Ninth Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated June 30, 2025 (incorporated by reference to Exhibit 10.54 to our Annual Report on Form 10-K, filed December 11, 2025).

10.42	Tenth Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe as holder, dated January 14, 2026 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed January 16, 2026).

10.56	Placement Agent Agreement, dated April 30, 2026, between Next Bridge Hydrocarbons, Inc. and Roth Capital Partners, LLC**

10.57	Form of Subscription Agreement**

21.1	List of subsidiaries of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K, filed April 9, 2026).

23.1	Consent of M&K CPAS, PLLC (independent registered public accountant).*

23.2	Consent of Woodburn and Wedge (included in Exhibit 5.1).**

24.1	Power of Attorney (included on the signature pages to the Registration Statement).**

107	Filing Fee Table.**

†	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant hereby agrees to furnish a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan.

*	Filed herewith.

**	Previously filed, and incorporated by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in our consolidated financial statements or notes thereto.

Item 17. Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Next Bridge Hydrocarbons, Inc. has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, Texas, on May 11, 2026.

NEXT BRIDGE HYDROCARBONS, INC.

By:	/s/ Gregory McCabe
Name: Gregory McCabe
Title: Chairman and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Gregory McCabe	Chairman and Chief	May 11, 2026
	Gregory McCabe	Executive Officer

	*		May 11, 2026
	Roger Wurtele	Chief Financial Officer

	*		May 11, 2026
	Edward Pocock III	Director

	*		May 11, 2026
	Robert L. Cook	Director

*By:	/s/ Gregory McCabe
Attorney-in-fact